Exhibit 10.1

EXECUTION COPY

REGIONAL MANAGEMENT RECEIVABLES, LLC,

as Borrower,

REGIONAL MANAGEMENT CORP.,

as Servicer,

the LENDERS

from time to time parties hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Account Bank, Collateral

Custodian and Backup Servicer,

and

WELLS FARGO SECURITIES, LLC,

as Administrative Agent

AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of November 21, 2017

i

		Page

ARTICLE ELEVEN

INDEMNIFICATION
Section 11.01.	Indemnities by the Borrower	117
Section 11.02.	Indemnities by the Servicer	119
Section 11.03.	General Indemnity Provisions	120

ARTICLE TWELVE

THE ADMINISTRATIVE AGENT

Section 12.01.	Authorization and Action	121
Section 12.02.	Delegation of Duties	121
Section 12.03.	Exculpatory Provisions	122
Section 12.04.	Reliance	122
Section 12.05.	Non-Reliance on Administrative Agent and Other Lenders	123
Section 12.06.	Indemnification	123
Section 12.07.	Administrative Agent in its Individual Capacity	124
Section 12.08.	Assignment	124
Section 12.09.	Successor Administrative Agent	124

ARTICLE THIRTEEN

ASSIGNMENTS; PARTICIPATIONS

Section 13.01.	Assignments and Participations	125

ARTICLE FOURTEEN

MUTUAL COVENANTS REGARDING CONFIDENTIALITY

Section 14.01.	Covenants of the Borrower, the Servicer, the Collateral Custodian and the Backup Servicer	128
Section 14.02.	Covenants of the Administrative Agent, the Lenders, the Backup Servicer and the Collateral Custodian	128

ARTICLE FIFTEEN

MISCELLANEOUS

Section 15.01.	Amendments and Waivers	132
Section 15.02.	Notices, Etc.	133
Section 15.03.	No Waiver, Rights and Remedies	133
Section 15.04.	Binding Effect	133
Section 15.05.	Term of this Agreement	133

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is among Regional Management Receivables, LLC, a Delaware limited liability company, as borrower (the “Borrower”), Regional Management Corp., a Delaware corporation (“Regional Management”), as servicer (the “Servicer”), the lenders from time to time parties hereto (the “Lenders”), Wells Fargo Securities, LLC, as administrative agent for the Lenders (the “Administrative Agent”), and Wells Fargo Bank, National Association, as account bank (in such capacity, the “Account Bank”), collateral custodian (in such capacity, the “Collateral Custodian”) and backup servicer (in such capacity, the “Backup Servicer”).

WITNESSETH:

WHEREAS, the Borrower was formed for the purpose of taking assignments of, and holding, various assets, including motor vehicle finance contracts, amounts received on or in respect of such finance contracts and proceeds of the foregoing;

WHEREAS, pursuant to the Credit Agreement, dated as of December 11, 2015 (the “Original Warehouse Agreement”), among the parties hereto, the Lenders made a loan to the Borrower, the proceeds of which were used to finance the purchase price of certain motor vehicle retail installment contracts;

WHEREAS, the Borrower has requested that the Lenders make an additional loan to the Borrower, the proceeds of which will be used to finance the purchase price of certain additional motor vehicle retail installment contracts as described herein; and

WHEREAS, the parties hereto desire to amend and restate the Original Warehouse Agreement upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE ONE

DEFINITIONS; CONSTRUCTION

Section 1.01. Definitions. Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:

“Account Bank” means a Qualified Institution approved by the Administrative Agent that is holding the Accounts, which initially shall be Wells Fargo Bank.

“Account Bank Fee” means $2,000 per month.

“Account Collateral” means the Accounts, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to the Collection Account and the Reserve Account and all proceeds thereof.

“Account Control Agreement” means the Account Control Agreement relating to the Accounts, dated as of the Closing Date, among the Borrower, the Servicer, the Administrative Agent and the Account Bank.

“Account Restructuring Date” means the earliest date on which the following events have occurred, subject to approval by the Administrative Agent: (i) the lenders in the Senior Revolver have approved Bank of America and Regional Management entering into the Security Agreement, the Master Deposit Account Control Agreement and the Wells Fargo Deposit Account Control Agreement and amending the Intercreditor Agreement and (ii) the Security Agreement, the Master Deposit Account Control Agreement and the Wells Fargo Account Control Agreement and the amendment to the Intercreditor Agreement have been duly executed and delivered by each of the parties thereto.

“Accounts” mean the Collection Account and the Reserve Account.

“Additional Amount” has the meaning given to such term in Section 2.14(a).

“Additional Deposit Accounts” mean the deposit accounts governed by the Wells Fargo Deposit Account Control Agreement.

“Administrative Agent” has the meaning given to such term in the Preamble.

“Advisors” means accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.

“Affected Party” means any Secured Party or any Affiliate thereof.

“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing.

“Aggregate Unpaids” means, as of any date, an amount equal to the sum of (without duplication) (i) the Loan Balance, (ii) all accrued but unpaid Interest, (iii) all amounts due and owing or accrued but unpaid to the Secured Parties, the Account Bank, the Collateral Custodian and the Backup Servicer and (iv) all other Obligations owed (whether due or accrued) by the Borrower and the Servicer under this Agreement and the other Basic Documents.

“Agreement” has the meaning given to such term in the Preamble.

“Amount Financed” means, with respect to a Receivable, the aggregate amount advanced under the related Contract towards the purchase price of the related Financed Vehicle and any related costs, including amounts advanced in respect of accessories, insurance premiums, service and warranty contracts, other items customarily financed as part of a Contract and related costs.

“Annual Percentage Rate” or “APR” means, with respect to a Receivable, the rate per annum of finance charges stated in such Receivable as the “annual percentage rate” (within the meaning of the Federal Truth-in-Lending Act). If, after the Closing Date, the rate per annum with respect to a Receivable as of the related Cutoff Date is reduced (i) as a result of an Insolvency Proceeding involving the related Obligor or (ii) pursuant to the Servicemembers Civil Relief Act or similar State law, “Annual Percentage Rate” or “APR” shall refer to such reduced rate.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the U.K. Bribery Act 2010 and (iii) all laws, rules, and regulations of any jurisdiction applicable to each of the Borrower, the Servicer and their respective Affiliates from time to time concerning or relating to bribery or anti-corruption.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction to which any Regional Management Entity, any of its Subsidiaries or any of their respective related Related Parties are located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means, with respect to any Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including usury laws, the Dodd-Frank Act, the Federal Truth-in-Lending Act, Regulations B and Z of the CFPB, the Securities Act and the Exchange Act), and applicable judgments, decrees, injunctions, writs, orders or line actions of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

“Approved Lienholder” means any lienholder set forth on Schedule I hereto.

“Assignment and Acceptance” means an assignment and acceptance agreement between a Lender and an Eligible Assignee, in substantially the form of Exhibit B hereto.

“Assumption Date” means the date, if any, when the Backup Servicer becomes Successor Servicer hereunder.

“Authorized Officer” means, with respect to any Person other than a natural person, any officer of such Person, including any president, vice president, assistant vice president, treasurer, assistant treasurer, secretary or assistant secretary or any other officer performing functions similar to those performed by such officers.

“Available Funds” means, for any Payment Date and the related Collection Period, the sum of (i) Collections on deposit in the Collection Account, to the extent received during or in respect of such Collection Period and (ii) any Reserve Account Withdrawal Amounts.

“Available Funds Shortfall” means, for any Payment Date and the related Collection Period, the positive difference, if any, of (i) the amount necessary to make all distributions required to be made pursuant to clauses (i) through (v) of Section 2.08 over (ii) Collections on deposit in the Collection Account, to the extent received during or in respect of such Collection Period.

“Backup Servicer” has the meaning given to such term in the Preamble.

“Backup Servicer Termination Notice” has the meaning given to such term in Section 8.04.

“Backup Servicing Fee” means the fee payable to the Backup Servicer on each Payment Date in accordance with Section 2.12(b), which fee shall be equal to the greater of (i) $8,000, and (ii) the product of (a) the Backup Servicing Fee Rate, (b) the Pool Balance as of the first day of the related Collection Period and (c) 1/12.

“Backup Servicing Fee Rate” has the meaning given to such term in the Wells Fargo Fee Letter.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means the United States Bankruptcy Code (Title 11 of the United States Code).

“Basel II” means the second Basel Accord issued by the Basel Committee on Banking Supervision.

“Basel III” means the third Basel Accord issued by the Basel Committee on Banking Supervision.

“Basic Documents” means this Agreement, each First Tier Purchase Agreement, the Second Tier Purchase Agreement, each Subservicing Agreement, the Fee Letter, the Account Control Agreement, the Intercreditor Agreement, the Master Deposit Account Control Agreement, the Wells Fargo Deposit Account Control Agreement, the Security Agreement, the Wells Fargo Fee Letter and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.

“Benefit Plan” means (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (ii) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh Plans that are not exempt under Section 4975(g) of the Code and (iii) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities.

“Borrower” has the meaning given to such term in the Preamble.

“Borrower Basic Documents” means all Basic Documents to which the Borrower is a party or by which it is bound.

“Borrower Operating Account” means the account of the Borrower, which is identified by account number XXXXXXXXXX and ABA number XXXXXXXXXX.

“Breakage Costs” means such amount or amounts as shall compensate any Lender for any administrative loss, cost or expense (but excluding lost profits) incurred by such Lender (as reasonably determined by such Lender) as a result of any prepayment of the Loans (and interest thereon) other than on a Payment Date.

“Business Day” means any day other than a Saturday or a Sunday on which commercial banking institutions are not required or authorized to be closed in Greenville, South Carolina, New York, New York, Minneapolis, Minnesota and Charlotte, North Carolina.

“Certificate of Formation” means the certificate of formation of the Borrower filed in Delaware, dated as of August 26, 2014.

“Certificate of Title” means, with respect to a Financed Vehicle, (i) the original certificate of title relating thereto or (ii) if the applicable Registrar of Titles or Title Intermediary issues a letter or other form of evidence of lien in lieu of a certificate of title (including electronic titling), the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles or Title Intermediary, and all related documentation, for issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such Financed Vehicle and the related Originator, the Borrower, the Administrative Agent or any Approved Lienholder, as secured party.

“CFPB” means the Consumer Financial Protection Bureau.

“Change in Control” means the occurrence of any of the following: (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the total outstanding voting equity interests of Regional Management on a fully-diluted basis (and taking into account all such equity interests that such Person or group of Persons has the right to acquire pursuant to any option right) or (ii) the failure of Regional Management to own, directly or indirectly and free and clear of Liens, all of the outstanding voting equity (including membership) interests of the Borrower.

“Closing Date” means December 11, 2015.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning given to such term in Section 3.01(a).

“Collateral Custodian” has the meaning given to such term in the Preamble.

“Collateral Custodian Fee” means the fee described in the Wells Fargo Fee Letter payable to the Collateral Custodian on each Payment Date in accordance with Section 2.12(b).

“Collection Account” means a segregated trust account established or caused to be established by the Servicer with the Account Bank, for the benefit of the Secured Parties, into which all Collections shall be deposited.

“Collection Period” means, with respect to any Payment Date, the immediately preceding calendar month (or, in the case of the first Payment Date, the period from and including the Initial Cutoff Date through and including the last day of the calendar month immediately preceding the first Payment Date).

“Collection Policy” means with respect to (i) the initial Servicer and any Subservicer, the customary servicing practices of Regional Management attached hereto as Exhibit C and (ii) any Successor Servicer, the customary servicing practices of such Successor Servicer, in each case as such customary servicing practices may be changed from time to time pursuant to this Agreement.

“Collections” means, with respect to any Collection Period and the related Payment Date, (i) all cash collections and other cash proceeds of any Receivable, Financed Vehicle or any other Collateral received by the Servicer (including from an Originator, the Borrower or a Subservicer) from or on behalf of any Obligor in payment of any amounts owed in respect of such Receivable, including Release Amounts deposited in the Collection Account pursuant to Sections 5.05 and 7.03(c), Insurance Proceeds, investment earnings in the Collection Account and the Reserve Account and Liquidation Proceeds, (ii) any other funds received by the Servicer (including from an Originator, the Borrower or a Subservicer) with respect to any Receivable (exclusive of ancillary fees (other than extension fees and late fees) which may be retained by the Servicer or the related Subservicer), Financed Vehicle or any other Collateral and (iii) all amounts received as proceeds of the Collateral sold pursuant to Section 10.02(c); in each case received during or in respect of such Payment Date and Collection Period.

“Commodity Exchange Act” means the Commodity Exchange Act of 1936.

“Confidential Information” means any information with respect to Regional Management, the Servicer, the Borrower, the Originators and their respective businesses and financial information, the Obligors, the Receivables and other Collateral and includes (i) information transmitted in written, oral, magnetic or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect or are generated from such information; provided, that Confidential Information does not include, with respect to a Person, information that (a) was already known to such Person and such knowledge was not obtained from any other entity who was known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information to such Person, (b) is or has become part of the public domain through no act or omission of such Person, (c) is or was lawfully disclosed to such Person without restriction on disclosure by a third party, (d) is or was developed independently by such Person or (e) is or was lawfully and independently provided to such Person prior to disclosure hereunder, from a third party who is not known by such Person to be subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.

“Continued Errors” has the meaning given to such term in Section 7.09(e).

“Contract” means any direct or indirect automobile loan or retail installment sale contract executed by an Obligor for a Financed Vehicle under which an extension of credit by an Originator or a Dealer, as applicable, was made in the ordinary course of business to such Obligor and which is secured by the related Financed Vehicle which Regional Management had previously acquired from such Originator (if other than Regional Management) pursuant to a First Tier Purchase Agreement and the Borrower has acquired such Contract from Regional Management pursuant to the Second Tier Purchase Agreement and has included as part of the Collateral hereunder.

“Contractual Obligation” means, with respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Cram Down Loss” means, with respect to a Receivable, if a court of appropriate jurisdiction in an Insolvency Proceeding shall have issued an order reducing the amount owed on such Receivable or otherwise modifying or restructuring the related Scheduled Payments, an amount equal to such reduction in the Principal Balance of such Receivable or the reduction in the net present value (using as the discount rate the lower of the APR or the rate of interest specified by the court in such order) of the Scheduled Payments as so modified or restructured. A “Cram Down Loss” shall be deemed to have occurred on the date such order is entered.

“Cumulative Net Loss Ratio” means, with respect to any Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is the aggregate Principal Balance of all Receivables (or all Initial Receivables or Effective Date Receivables, as indicated by the context) that became Defaulted Receivables (or should have been charged-off in accordance with the Collection Policy) from the related Cutoff Date through the end of such Collection Period, reduced by the aggregate amount of Liquidation Proceeds collected since the related Cutoff Date through the end of such Collection Period and (ii) the denominator of which is the Cutoff Date Pool Balance (or the aggregate Principal Balance of all Initial Receivables or Effective Date Receivables as of the related Cutoff Date, as indicated by the context).

“Cutoff Date” means the Initial Cutoff Date or the Effective Date Cutoff Date, as indicated by the context.

“Cutoff Date Pool Balance” means, (i) prior to the Effective Date, $86,054,751.47, and (ii) on and after the Effective Date Cutoff Date, $63,939,646.40.

“Dealer” means a franchised or independently owned automobile dealer that sold a Financed Vehicle to an Obligor and through which the Contract and related Receivable were originated by an Originator, which are assigned by such Originator (if other than Regional Management) to Regional Management pursuant to a First Tier Purchase Agreement, are being assigned by Regional Management to the Borrower pursuant to the Second Tier Purchase Agreement and are collaterally assigned to the Administrative Agent hereunder.

“Dealer Agreement” means an agreement, existing as of the Closing Date (or, in the case of the Effective Date Receivables, as of the Effective Date), between a Dealer and an Originator regarding the terms and conditions of the acquisition by such Originator from such Dealer of Contracts and the related Receivables.

“Debt to Tangible Net Worth” means, with respect to Regional Management, as of any day, the ratio of its Funded Debt to its Tangible Net Worth.

“Defaulted Receivable” means, any Receivable (i) with respect to which more than 10.0% of a Scheduled Payment thereon remains unpaid for 120 days or more after the related due date for such payment, (ii) with respect to which the related Financed Vehicle (a) has been surrendered or repossessed and the redemption period, if any, granted the related Obligor by Applicable Law has expired, (b) is to be repossessed but is unable to be located or is otherwise subject to being repossessed or (c) has been repossessed by the Servicer and held in its inventory for 90 days or more, (iii) which has been settled for less than the Principal Balance of such Receivable, (iv) which has been liquidated by the Servicer through the sale of the related Financed Vehicle, (v) for which Liquidation Proceeds have been received which, in the Servicer’s judgment, constitute the final amounts recoverable in respect of such Receivable or (vi) which has been charged-off (or should have been charged-off) or is deemed uncollectible in accordance with the Collection Policy. For purposes of computing the Pool Balance, the Principal Balance of any Receivable that becomes a “Defaulted Receivable” will be deemed to be zero as of the date it becomes a “Defaulted Receivable”.

“Delinquency Ratio” means, with respect to any Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is equal to the aggregate Principal Balance of all Delinquent Receivables (or all Delinquent Receivables that were Initial Receivables or Effective Date Receivables, as indicated by the context) as of the last day of such Collection Period and (ii) the denominator of which is equal to the Pool Balance (or the aggregate Principal Balance of all Initial Receivables or Effective Date Receivables, as indicated by the context) as of the last day of such Collection Period.

“Delinquent Receivable” means a Receivable, other than a Defaulted Receivable, with respect to which more than 10.0% of a Scheduled Payment thereon remains unpaid for 60 days or more from the related due date.

“Derivatives” means any (i) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (ii) similar transaction, contract, instrument, undertaking or security or (iii) transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date” means, with respect to any Payment Date and the related Collection Period, the last day of such Collection Period.

“Dodd-Frank Act” means The Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173).

“Dollars” or “$” means the lawful currency of the United States.

“Dominion Period” has the meaning given to such term in the Intercreditor Agreement.

“Early Adoption Increased Costs” means charges or compensation sought from the Borrower by an Affected Party under Section 2.13(a) in anticipation of a Regulatory Change (including the imposition of internal charges on such Affected Party’s interests or obligations under this Agreement) in connection with such measures, in advance of the effective date of such Regulatory Change.

“Effective Date” means November 21, 2017.

“Effective Date Cutoff Date” means October 31, 2017, except that in the case of Effective Date Receivables originated from November 1, 2017 through November 14, 2017, the Effective Date Cutoff Date will be November 15, 2017.

“Effective Date Fee Letter” means the fee letter, dated as of the Effective Date, among the Borrower, the Servicer and the Administrative Agent, setting forth, among other things, the Structuring Fee.

“Effective Date Loan” means the Loan made on the Effective Date in an amount equal to the Effective Date Loan Advance.

“Effective Date Loan Advance” means $37,811,769.64.

“Effective Date Receivables” means Receivables included as part of the Collateral on the Effective Date.

“Eligible Assignee” means a Person who is (i) an Affiliate of a Lender or the Administrative Agent or (ii) acceptable to the Administrative Agent and, so long as no Termination Event or Servicer Termination Event has occurred and is continuing, the Borrower has consented to such assignee in writing, which consent shall not be unreasonably withheld, delayed or conditioned.

“Eligible Receivable” means, on any date of determination, any Receivable (i) that has been included as part of the Collateral, (ii) for which the related Receivable File is in the possession of the Collateral Custodian, (iii) which is identified on the Schedule of Receivables and (iv) which satisfies each of the eligibility requirements set forth on Schedule B hereto as of, in the case of (a) the Initial Receivables, the Closing Date, or (b) the Effective Date Receivables, the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.

“Errors” has the meaning given to such term in Section 7.09(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party: (i) taxes imposed on or measured by net income (however denominated), franchise or gross revenue taxes imposed in lieu of net income taxes or branch profits taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), as a result of the recipient being organized in, having a present or former connection with (other than any connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced on the Loans or any Basic Document, or sold or assigned an interest in the Loans or any Basic Document), or having its principal office or applicable lending office located in the jurisdiction imposing such Tax or any political subdivision thereof) or where such Taxes are paid by such recipient as of the date such recipient becomes a party to this Agreement, (ii) any United States withholding Tax imposed by reason of a Secured Party’s failure to provide to the Borrower the documents set forth in Section 2.14(e) or to maintain or update such documents in accordance with the terms thereof, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a recipient that is not a United States person within the meaning of Code Section 7701(a)(30) based upon the applicable withholding rate in effect at the time such recipient becomes a party to this Agreement (or designates a new lending office) and (iv) any Taxes imposed pursuant to or as a result of FATCA.

“Extension Ratio” means, with respect to any Collection Period, the percentage equivalent of a fraction, (i) the numerator of which is the aggregate Principal Balance of all Receivables (or all Initial Receivables or Effective Date Receivables, as indicated by the context) that were extended during such Collection Period and (ii) the denominator of which is the Pool Balance (or the aggregate Principal Balance of all Initial Receivables or Effective Date Receivables, as indicated by the context) as of the first day of such Collection Period.

“Facility Termination Date” means the date, following the Termination Date or the Payment Date on which the Loans are prepaid pursuant to Section 2.06, on which all Aggregate Unpaids have been indefeasibly paid in full.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any laws, rules or regulations applicable to any intergovernmental agreement enacted pursuant to the foregoing.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letter” means, (i) prior to the Effective Date, the Initial Fee Letter, and (ii) on and after the Effective Date, the Effective Date Fee Letter.

“Final Scheduled Payment Date” means the Payment Date occurring in December, 2024.

“Financed Vehicle” means any new or used automobile, light-duty truck, minivan, sport utility vehicle or other passenger vehicle (excluding motorcycles), together with all accessions thereto, securing the related Obligor’s Indebtedness thereunder.

“FinCEN” means the US Department of the Treasury’s Financial Crimes Enforcement Network.

“First Priority Principal Payment Amount” means, with respect to any Payment Date and the related Collection Period, the excess, if any, of the Loan Balance on that Payment Date (before giving effect to any payments made on that Payment Date) over the Pool Balance as of the last day of such Collection Period; provided, however, that on and after the Final Scheduled Payment Date or the occurrence of the Termination Date, the First Priority Principal Payment Amount will not be less than the amount that is necessary to reduce the Loan Balance to zero.

“First Tier Purchase Agreement” means each Amended and Restated First Tier Purchase Agreement and First Tier Purchase Agreement (in the case of Regional Finance Company of Virginia, LLC), dated as of the Effective Date, between an Originator other than Regional Management and Regional Management.

“Formation Documents” means the limited liability company agreement of the Borrower and the Certificate of Formation.

“Funded Debt” means, with respect to Regional Management, on a consolidated basis and any day, all items that, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of its balance sheet as of such date and which includes (i) Indebtedness, (ii) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of its business on terms customary in the trade, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or products of property now or hereafter owned or acquired by Regional Management, (iv) obligations which are evidenced by notes, acceptances (including bankers acceptances) or other instruments, (v) reimbursement obligations with respect to any letters of credit and (vi) all amounts owing or to become owing in connection with any of the foregoing.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government (domestic or foreign), any State or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any central bank or comparable agency and any court or arbitrator having jurisdiction over such Person.

“Gramm-Leach-Bliley Act” means the Financial Services Modernization Act of 1999 (Pub.L. 106-102, 113 Stat. 1338).

“Indebtedness” means, with respect to any Person and any day, without duplication, (i) all indebtedness or guarantees of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (v) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, (vi) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (vii) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Indemnified Amounts” has the meaning given to such term in Section 11.01.

“Indemnified Party” has the meaning given to such term in Section 11.01.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or for the account of the Borrower under this Agreement.

“Independent Manager” means an individual who (i) is not and has not been employed by the Borrower or any of its Affiliates as a director, officer or employee within the five years immediately prior to such individual’s appointment as an independent manager, (ii) is not (and is not affiliated with a company or a firm that is) a significant Advisor to the Borrower or any of its Affiliates, (iii) is not affiliated with a significant customer or supplier of the Borrower or any of or Affiliates, (iv) is not affiliated with a company of which the Borrower or any of its Affiliates is a significant customer or supplier, (v) does not have significant personal services contract(s) with the Borrower or any of its Affiliates, (vi) is not affiliated with a tax-exempt entity that receives significant contributions from the Borrower or any of its Affiliates, (vii) is not the beneficial owner at the time of such individual’s appointment as an independent manager, or any time thereafter while serving as an independent manager, of such number of shares of any classes of common stock of the Borrower or any of its Affiliates the value of which constitutes more than 5% of such individual’s net worth and (viii) is not a spouse, parent, sibling or child of any person described by clauses (i) through (vii) above.

“Ineligible Receivable” means a Receivable that was not, if such Receivable is (i) an Initial Receivable, (a) an Eligible Receivable as of the Closing Date, or (b) that is a Texas Initial Receivable, in respect of which the Borrower did not obtain all necessary licenses or approvals in the State of Texas required by the Borrower for the ownership or lease of property of the conduct of its business within 30 days of the Closing Date or (ii) an Effective Date Receivable, an Eligible Receivable as of the Effective Date.

“Initial Cutoff Date” means October 31, 2015.

“Initial Fee Letter” means the fee letter, dated as of the Closing Date, among the Borrower, the Servicer and the Administrative Agent, setting forth, among other things, the Structuring Fee.

“Initial Loan” means the Loan made on the Closing Date in an amount equal to the Initial Loan Balance.

“Initial Loan Balance” means $75,728,181.

“Initial Receivables” means Receivables that were included as part of the Collateral on the Closing Date.

“Insolvency Event” means, with respect to any Person, (i) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days or (ii) the commencement by such Person of a voluntary case under any Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such Insolvency Law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding” means, with respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.

“Instrument” means any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Insurance Policy” means, with respect to any Receivable, (i) an insurance policy covering physical damage to or loss of the related Financed Vehicle or (ii) any lender’s single interest, credit life, vehicle service contract, GAP coverage, disability, hospitalization or similar insurance policy with respect to the related Obligor.

“Insurance Proceeds” means any amounts payable or any payments made under any Insurance Policy.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of June 20, 2017, as amended by the First Amendment, dated November 21, 2017, in each case among the Regional Management Entities, Bank of America, the Administrative Agent, Wells Fargo Securities, Wells Fargo Bank and Credit Recovery Associates Upstate Motor Company.

“Interest” means, for any Interest Period, interest on the Loan Balance computed pursuant to Section 2.07; provided, however, that no portion of any payment of Interest shall be considered to have been paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Carryover Shortfall” means, with respect to any Payment Date, the excess, if any, of the Monthly Interest Payment Amount for the preceding Payment Date, over the amount of interest that is actually paid to the Lenders on such preceding Payment Date, plus interest on the amount of interest due but not paid to the Lenders on the preceding Payment Date, to the extent permitted by Applicable Law, at the Interest Rate for the related Interest Period.

“Interest Period” means, with respect to any Payment Date, the period from and including the 15th of the prior calendar month (or, in the case of the first Payment Date, from and including the Closing Date) to but excluding the 15th of the current calendar month (or, in the case of the first Payment Date, to but excluding the first Payment Date); provided, however, that any Interest Period that commences before the Facility Termination Date that would otherwise end after the Facility Termination Date shall end on the Facility Termination Date.

“Interest Rate” means 3.00% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months with the exception of the first Interest Period, which will be computed on the basis of the actual number of days elapsed and a 360-day year.

“Invested Percentage” means, with respect to any Lender and the Loan Balance on any day, the percentage equivalent of (i) the sum of (a) the portion of the Loan Balance funded by such Lender on or prior to such day, plus (b) any portion of the Loan Balance acquired by such Lender on or prior to such day as an assignee from another Lender pursuant to an Assignment and Acceptance, minus (c) any portion of the Loan Balance assigned by such Lender to an assignee on or prior to such day pursuant to an Assignment and Acceptance, divided by (ii) the Loan Balance on such day.

“Investment” means, with respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

“Lender” means each Person identified as a “Lender” on its signature page hereto or in the Assignment and Acceptance pursuant to which it became a party to this Agreement, and any assignee of such Lender to the extent of the portion of such Loan Balance assumed by such assignee pursuant to its respective Assignment and Acceptance, and “Lenders” means, collectively, all of the foregoing Persons.

“Lender Advance” means, with respect to a Lender and a Loan, the amount representing the portion of such Loan being funded by such Lender.

“Lender Register” has the meaning given to such term in Section 13.01(d).

“Level I Effective Date Receivables Trigger Event” means, with respect to the Effective Date Receivables, the occurrence of any of the following events with respect to any Collection Period beginning with the Collection Period during which the Effective Date occurs:

(i) the average Delinquency Ratio for such Collection Period and the two preceding Collection Period for (a) the 3rd through 12th Collection Period after the Effective Date exceeds 5.00%, (b) the 13th through 35th Collection Period after the Effective Date exceeds 7.00% and (c) the 36th Collection Period after the Effective Date and each Collection Period thereafter exceeds 8.50%;

(ii) the three-month average Extension Ratio for such Collection Period and the two preceding Collection Periods exceeds 5.00%; or

(iii) the Cumulative Net Loss Ratio exceeds the related percentages set forth in the following table for such Collection Period:

Collection Period	Cumulative Net Loss Ratio	Collection Period	Cumulative Net Loss Ratio
1 through 6	5.40%	21	15.30%
7	6.25%	22	15.80%
8	7.00%	23	16.25%
9	7.75%	24	16.60%
10	8.65%	25	16.90%
11	9.45%	26	17.20%
12	10.25%	27	17.50%
13	11.00%	28	17.70%
14	11.65%	29	17.90%
15	12.30%	30	18.10%
16	13.00%	31	18.30%
17	13.40%	32	18.55%
18	14.00%	33	18.75%
19	14.45%	34	19.10%
20	14.90%	35	19.50%
		36 and after	19.80%

“Level I Initial Receivables Trigger Event” means, with respect to the Initial Receivables, the occurrence of any of the following events with respect to any Collection Period:

(i) the average Delinquency Ratio for such Collection Period and the two preceding Collection Period for (a) the 3rd through 12th Collection Period after the Closing Date exceeds 5.00%, (b) the 13th through 35th Collection Period after the Closing Date exceeds 7.00% and (c) the 36th Collection Period after the Closing Date and each Collection Period thereafter exceeds 8.50%;

(ii) the three-month average Extension Ratio for such Collection Period and the two preceding Collection Periods exceeds 5.00%; or

(iii) the Cumulative Net Loss Ratio exceeds the related percentages set forth in the following table for such Collection Period:

Collection Period	Cumulative Net Loss Ratio	Collection Period	Cumulative Net Loss Ratio
1 through 6	5.40%	21	15.30%
7	6.25%	22	15.80%
8	7.00%	23	16.25%
9	7.75%	24	16.60%
10	8.65%	25	16.90%
11	9.45%	26	17.20%
12	10.25%	27	17.50%
13	11.00%	28	17.70%
14	11.65%	29	17.90%
15	12.30%	30	18.10%
16	13.00%	31	18.30%
17	13.40%	32	18.55%
18	14.00%	33	18.75%
19	14.45%	34	19.10%
20	14.90%	35	19.50%
		36 and after	19.80%

“Level I Trigger Event” means the occurrence of either a Level I Initial Receivables Trigger Event or a Level I Effective Date Receivables Trigger Event.

“Level II Effective Date Receivables Trigger Event” means, with respect to the Effective Date Receivables, the occurrence of any of the following events with respect to any Collection Period beginning with the Collection Period during which the Effective Date occurs:

(i) the average Delinquency Ratio for such Collection Period and the two preceding Collection Period for (a) the 3rd through 12th Collection Period after the Effective Date exceeds 7.00%, (b) the 13th through 35th Collection Period after the Effective Date exceeds 9.00% and (c) the 36th Collection Period after the Effective Date and each Collection Period thereafter exceeds 10.50%;

(ii) the three-month average Extension Ratio for such Collection Period and the two preceding Collection Periods exceeds 6.00%; or

(iii) the Cumulative Net Loss Ratio exceeds the related percentages set forth in the following table for such Collection Period:

Collection Period	Cumulative Net Loss Ratio	Collection Period	Cumulative Net Loss Ratio
1 through 6	6.55%	21	18.60%
7	7.55%	22	19.15%
8	8.50%	23	19.70%
9	9.50%	24	20.15%
10	10.50%	25	20.50%
11	11.50%	26	20.85%
12	12.45%	27	21.25%
13	13.30%	28	21.50%
14	14.15%	29	21.75%
15	14.95%	30	21.95%
16	15.75%	31	22.20%
17	16.30%	32	22.50%
18	16.95%	33	22.70%
19	17.50%	34	23.10%
20	18.05%	35	23.50%
		36 and after	24.00%

“Level II Initial Receivables Trigger Event” means, with respect to the Initial Receivables, the occurrence of any of the following events with respect to any Collection Period:

(i) the average Delinquency Ratio for such Collection Period and the two preceding Collection Period for (a) the 3rd through 12th Collection Period after the Closing Date exceeds 7.00%, (b) the 13th through 35th Collection Period after the Closing Date exceeds 9.00% and (c) the 36th Collection Period after the Closing Date and each Collection Period thereafter exceeds 10.50%;

(ii) the three-month average Extension Ratio for such Collection Period and the two preceding Collection Periods exceeds 6.00%; or

(iii) the Cumulative Net Loss Ratio exceeds the related percentages set forth in the following table for such Collection Period:

Collection Period	Cumulative Net Loss Ratio	Collection Period	Cumulative Net Loss Ratio
1 through 6	6.55%	21	18.60%
7	7.55%	22	19.15%
8	8.50%	23	19.70%
9	9.50%	24	20.15%
10	10.50%	25	20.50%
11	11.50%	26	20.85%
12	12.45%	27	21.25%
13	13.30%	28	21.50%
14	14.15%	29	21.75%
15	14.95%	30	21.95%
16	15.75%	31	22.20%
17	16.30%	32	22.50%
18	16.95%	33	22.70%
19	17.50%	34	23.10%
20	18.05%	35	23.50%
		36 and after	24.00%

“Level II Trigger Event” means the occurrence of either a Level II Initial Receivables Trigger Event or a Level II Effective Date Receivables Trigger Event.

“Liability” means any duty, responsibility, obligation or liability.

“Lien” means any mortgage, lien, pledge, charge, claim, security interest or encumbrance of any kind.

“Liquidation Proceeds” means, for any Collection Period and any Defaulted Receivable, the amount (which shall not be less than zero) received by the Servicer and deposited into the Collection Account after such Receivable became a Defaulted Receivable, in connection with the attempted realization of the full amounts due or to become due under such Receivable, whether from the sale or other disposition of the related Financed Vehicle, the proceeds of repossession or any collection effort, the proceeds of recourse or similar payments payable in respect of such Receivable, receipt of Insurance Proceeds or otherwise, net of (i) any amounts required by Applicable Law to be remitted to the related Obligor and (ii) any reasonable out-of-pocket expenses (exclusive of overhead) incurred by the Servicer with respect to the collection and enforcement of such Receivable, to the extent not previously reimbursed to the Servicer.

“Loan” has the meaning set forth in Section 2.01 and “Loans” means the Initial Loan and the Effective Date Loan.

“Loan Balance” means, on any day (i) prior to the Effective Date, the Initial Loan Balance, reduced by all payments of principal made prior to such day on the Initial Loan and (ii) on and after the Effective Date, the sum of (a) the amount determined pursuant to clause (i) above and (b) the Effective Date Loan Advance, reduced by all payments of principal made prior to such day on the Effective Date Loan.

“Long-Term Rating Requirement” means, with respect to any Person, that such Person has a long-term unsecured debt rating of not less than “A” by Standard & Poor’s and not less than “A2” by Moody’s.

“Master Deposit Account” means the deposit account governed by the Master Deposit Account Control Agreement.

“Master Deposit Account Control Agreement” means the Third Amended and Restated Deposit Account Control Agreement, dated as of June 20, 2017, among Regional Management, Bank of America, as collateral agent, and Bank of America, as depository bank.

“Material Adverse Effect” means, with respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person, (ii) the validity, enforceability or collectability of this Agreement or any other Basic Document or the validity, enforceability or collectability of a material portion of (a) the Contracts, (b) the Receivables or (c) any other Collateral, (iii) the rights and remedies of the Secured Parties under the Basic Documents, (iv) the ability of such Person to perform its obligations under this Agreement or any other Basic Document to which it is a party or (v) the status, existence, perfection, priority or enforceability of the interest of the Administrative Agent or the Lenders in the Collateral.

“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.

“Member” means Regional Management, as the member of the Borrower.

“Monthly Accrued Interest” means, with respect to any Payment Date, the aggregate interest accrued for the related Interest Period at the Interest Rate on the Loan Balance on the immediately preceding Payment Date, after giving effect to all payments of principal in reduction of the Loan Balance on or prior to such preceding Payment Date (or in the case of the first Payment Date, on the Initial Loan Balance).

“Monthly Interest Payment Amount” means, with respect to any Payment Date, the sum of the Monthly Accrued Interest and any Interest Carryover Shortfall.

“Monthly Loan Tape” means a data tape, which shall include with respect to each Receivable (i) the related Contract identification number, (ii) the identity of the related Originator, (iii) the current Principal Balance as of the related Cutoff Date, (iv) the current number of days such Receivable is delinquent, (v) whether or not the related Obligor is a debtor in bankruptcy, (vi) the next payment date, (vii) the remaining term to maturity, (viii) the current maturity date, (ix) the original maturity date, (x) the number of extensions, (xi) the date of Contract (origination date), (xii) the funding date, (xiii) the original interest rate, (xiv) the current interest rate, (xv) the original monthly payment amount, (xvi) the current monthly payment amount, (xvii) the amount of the down payment, (xviii) the make/model/year of the related Financed Vehicle, (xix) the vehicle identification number of the related Financed Vehicle, (xx) the book value of the related Finance Vehicle (at origination), (xxi) the loan-to-value ratio (at origination), (xxii) the original principal balance (amount financed), (xxiii) the original term to maturity, (xxiv) new/used Financed Vehicle status, (xxv) mileage on the related Financed Vehicle (at origination), (xxvi) the State in which the related Obligor has a mailing address, (xxvii) the FICO® score at origination, and (xxviii) history of payments delinquent (number of times delinquent) 1-30 days, 31-60 days, 61-90 days and 91 or more days.

“Monthly Report” means, with respect to any Payment Date and the related Collection Period, a monthly statement of the Servicer delivered on each Reporting Date with respect to such Collection Period, in substantially the form of Exhibit E, which may be modified from time to time as mutually agreed by the Servicer, the Administrative Agent and the Backup Servicer.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Obligations” means all loans, advances, debts, liabilities, indemnities and obligations for monetary amounts owing by the Borrower to the Secured Parties or any of their respective assigns, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of the Loans, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), amounts payable pursuant to Sections 2.13 and 2.14, Breakage Costs, fees, including any and all arrangement fees, loan fees, the Structuring Fee and any and all other fees, expenses, costs or other sums (including attorneys’ fees and disbursements) chargeable to the Borrower under the Basic Documents.

“Obligor” means each Person obligated to make payments on or pursuant to a Receivable, including any guarantor thereof.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means a certificate signed by any officer of the Borrower, the Servicer, an Originator, the Backup Servicer or the Collateral Custodian, as the case may be, and delivered to the Administrative Agent or any other party hereto as required by this Agreement.

“Opinion of Counsel” means, with respect to any Person, a written opinion of counsel, who is reasonably acceptable to the Administrative Agent or the party hereto that is the recipient of such written opinion of counsel.

“Original Warehouse Agreement” has the meaning set forth in the Recitals.

“Originator” means (i) Regional Management, (ii) Regional Finance Corporation of Alabama, (iii) Regional Finance Company of Georgia, LLC, (iv) Regional Finance Company of New Mexico, LLC, (v) Regional Finance Corporation of North Carolina, (vi) Regional Finance Company of Oklahoma, LLC, (vii) Regional Finance Corporation of South Carolina, (viii) Regional Finance Corporation of Tennessee, (ix) Regional Finance Corporation of Texas, (x) Regional Finance Company of Virginia, LLC, (xi) any Approved Lienholder and (xii) any other entity approved in writing by the Administrative Agent.

“Overcollateralization Amount” has the meaning set forth in the Fee Letter.

“Participant Register” has the meaning given to such term in Section 13.01(g).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means the 15th day of each calendar month or, if any such day is not a Business Day, the next succeeding Business Day (provided that the first Payment Date will be December 29, 2015).

“Pension Plans” means “employee pension benefit plans”, as such term is defined in Section 3 of ERISA, maintained by the Borrower, or in which employees of the Borrower are entitled to participate, as from time to time in effect.

“Permitted Investments” means any of the following types of investments:

(i) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;

(ii) bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which meet or exceed the Short-Term Rating Requirement;

(iii) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;

(iv) commercial paper rated at least “A-1” by Standard & Poor’s and “Prime-1” by Moody’s;

(v) money market funds registered under the Investment Company Act having a rating, at the time of such investment in the highest rating category by Moody’s and Standard & Poor’s;

(vi) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company meets or exceeds the Short-Term Rating Requirement; and

(vii) any other investments approved in writing by the Administrative Agent.

“Permitted Liens” means (i) Liens in favor of the Administrative Agent, as agent for the Secured Parties, created pursuant to this Agreement or any other Basic Document and (ii) mechanics’ and other statutory Liens that arise by operation of law, other than Tax and ERISA liens.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust (including a business or statutory trust), unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Pool Balance” means, as of any day, the aggregate Principal Balance of the Receivables as of such day.

“Precomputed Interest Method” means the method in which the debt is expressed as the sum of the original principal amount plus the finance charge computed in advance, assuming all payments will be made when scheduled.

“Principal Balance” means, with respect to any Receivable as of any day, the outstanding principal balance of such Receivable as of such day, equal to the Amount Financed of such Receivable minus the sum of the following amounts (without duplication): (i) that portion of all Scheduled Payments actually received on or prior to such day allocable to principal using the Simple Interest Method or Precomputed Interest Method, as applicable, (ii) any Cram Down Loss, (iii) any prepayment in full or any partial prepayment applied in reduction of principal (including any Insurance Proceeds) and (iv) if such Receivable is subject to the Precomputed Interest Method, any unearned interest as of such date. The Principal Balance of any Receivable that becomes a Defaulted Receivable will be deemed to be zero as of the date it becomes a Defaulted Receivable.

“Qualified Institution” means any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank) (i) that either (a) meets, or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (b) is otherwise acceptable to the Administrative Agent, in its sole discretion, and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

“Ratings Request” means a written request by a Lender to the Borrower and the Servicer, stating that such Lender intends to request that a nationally recognized statistical ratings organization publicly issue a rating to the transactions contemplated by this Agreement that reasonably reflects the economics and credit of the Loans at the time of such request.

“Receivable” means Indebtedness owed to an Originator or the Borrower by an Obligor (without giving effect to any transfer hereunder) under a Contract included in the Schedule of Receivables, whether constituting an account, chattel paper, instrument or general intangible, arising out of or in connection with the sale, refinancing or loan made by a Dealer or such Originator with respect to a Financed Vehicle in connection therewith, and includes the right of payment of any finance charges and other obligations of the Obligor with respect thereto. For the avoidance of doubt, the definition of “Receivable” includes reference to both an “Initial Receivable” and “Effective Date Receivable.” Notwithstanding the foregoing, once the Administrative Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.

“Receivable File” means, with respect to each Receivable, (i) the Certificate of Title for the related Financed Vehicle, or, if the original Certificate of Title has not been received, evidence that such Certificate or Title has been applied for, (ii) the original fully executed Contract and all original endorsements or assignments showing the chain of ownership of such Contract and (iii) any additional original executed documents, if any, evidencing a modification to any of the foregoing documents.

“Receivable Receipt” means the receivable receipt executed by the Collateral Custodian in connection with (i) the Initial Receivables and (ii) the Effective Date Receivables, in each case substantially in the form attached hereto as Exhibit F.

“Records” means, with respect to any Contract, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor.

“Regional Local Bank Account” has the meaning given to such term in the Intercreditor Agreement.

“Regional Management” has the meaning given to such term in the Preamble.

“Regional Management Entities” means Regional Management, the Borrower and the Originators.

“Registrar of Titles” means with respect to any State, the Governmental Authority responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.

“Regular Principal Payment Amount” means, with respect to any Payment Date and the related Collection Period, an amount equal to the lesser of (i) the Loan Balance on that Payment Date (after giving effect to any other payments of principal made on that Payment Date) and (ii) (a) an amount by which (1) the sum of the Loan Balance on that Payment Date (before giving effect to any payments of principal made on that Payment Date) and the Target Overcollateralization Amount exceeds (2) the Pool Balance as of the last day of such Collection Period minus (b) the First Priority Principal Payment Amount.

“Regulation AB” means Regulation AB under the Securities Act.

“Regulatory Change” means (i) the adoption or any change therein after the date hereof of any Applicable Law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage) or (ii) any change after the date hereof in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority; provided, that for purposes of this definition, (a) the Risk-Based Capital Requirements, (b) the Dodd-Frank Act, Basel II, Basel III, the Volcker Rule and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (c) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

“Related Parties” means, with respect to any Person, its Affiliates and their respective partners, directors, officers and employees.

“Release Amount” means, as of the related Release Date, the aggregate Release Prices deposited for a retransfer of Receivables under Section 5.05 and 7.03(c).

“Release Date” means a Payment Date specified by the Borrower in connection with the retransfer of the Receivables under Section 5.05 or 7.03(c).

“Release of Documents” means any Release of Documents executed by the Servicer substantially in the form attached hereto as Exhibit H.

“Release Price” means an amount equal to the Principal Balance of a Receivable to be retransferred pursuant to Section 5.05 or 7.03(c), plus accrued and unpaid interest on such Receivable (at the related APR) through the date of repurchase and all related Breakage Costs.

“Report Failure Period” has the meaning given to such term in the Intercreditor Agreement.

“Reporting Date” means, with respect to any Payment Date, the fourth Business Day prior to such Payment Date.

“Required Lenders” means, at a particular time, all Lenders.

“Required Rating” means a rating of the transaction contemplated by this Agreement of at least “A” from one nationally recognized statistical rating agency selected by the Lender seeking a Ratings Request and reasonably acceptable to the Borrower.

“Requirements of Law” means, with respect to any Person, any law, treaty, rule or regulation, or order or determination of a Governmental Authority, in each case applicable to or binding upon such Person or to which such Person is subject, whether federal, State or local (including usury laws, the Federal Truth-in-Lending Act, Regulations U and T of the Federal Reserve Board and Regulations B, X and Z of the CFPB).

“Reserve Account” means a segregated trust account caused to be established or established by the Servicer with the Account Bank for the benefit of the Secured Parties.

“Reserve Account Amount” means, on any day, the amount on deposit in the Reserve Account.

“Reserve Account Initial Deposit” means, on (i) the Closing Date, $3,721,095.03, and (ii) the Effective Date, an amount equal to $1,278,792.93 (i.e., the amount by which (a) the Reserve Account Required Amount, calculated after giving effect to the Effective Date Loan on the Effective Date, exceeds (b) the Reserve Account Amount on the day immediately preceding the Effective Date), in each case which amount was deposited by the Borrower into the Reserve Account on the Closing Date or on the Effective Date, as the case may be.

“Reserve Account Required Amount” means, on any day (i) on or prior to the Account Restructuring Date, an amount equal to the lesser of (a) $3,721,095.03 and (b) the Loan Balance and (ii) after the Account Restructuring Date, an amount equal to the lesser of (a) the product of (1) 2.00% and (2) the Cutoff Date Pool Balance and (b) the Loan Balance.

“Reserve Account Withdrawal Amount” means, with respect to any Payment Date (i) on which an Available Funds Shortfall exists, an amount equal to the lesser of (a) the Reserve Account Amount and (b) the Available Funds Shortfall and (ii) following the Termination Date, upon the written direction of the Administrative Agent to the Servicer and the Account Bank, all or a portion of the Reserve Account Amount.

“Responsible Officer” means, when used with respect to any Person, any officer of such Person, including any president, vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement.

“Risk-Based Capital Requirements” means the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted on December 15, 2009 by the Financial Accounting Standard Board.

“Sanctioned Country” means a country or territory that is subject to a comprehensive embargo or a country in which transactions are prohibited by (i) the regulations or executive orders administered or enforced by OFAC, (ii) the United States Trading with the Enemy Act of 1917 or (iii) the United States International Emergency Economic Powers Act of 1977.

“Sanctioned Person” means any Person that is a target of Sanctions, including a Person that is (i) listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List, (ii) listed on OFAC’s Consolidated Sanctions List, (iii) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (iv) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including those imposed, administered or enforced from time to time by (i) the United States, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) any other Governmental Authority with jurisdiction over any Regional Management Entity, its Subsidiaries or their respective Related Parties.

“Schedule of Receivables” means the schedule of Receivables attached hereto as Schedule C.

“Scheduled Payments” means, with respect to a Receivable, regularly scheduled monthly payments to be made by an Obligor pursuant to the terms of the related Contract.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Tier Purchase Agreement” means the Amended and Restated Second Tier Purchase Agreement, dated as of the Effective Date, between Regional Management and the Borrower.

“Secured Party” means the Administrative Agent and each Lender.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of June 20, 2017, among Regional Management, as agent for the Borrower and the borrowers under the Senior Revolver, the Borrower, the borrowers under the Senior Revolver and Bank of America, as collateral agent.

“Senior Revolver” means the Sixth Amended and Restated Loan and Security Agreement, dated as of June 20, 2017, as amended by the First Amendment, dated November 21, 2017, in each case, among the lenders therein, Bank of America, as agent and Regional Management, Regional Finance Corporation of South Carolina, Regional Finance Corporation of Georgia, Regional Finance Corporation of Texas, Regional Finance Corporation of North Carolina, Regional Finance Corporation of Alabama, Regional Finance Corporation of Tennessee, Regional Finance Company of New Mexico, LLC, Regional Finance Company of Oklahoma, LLC, Regional Finance Company of Missouri, LLC, Regional Finance Company of Georgia, LLC, RMC Financial Services of Florida, LLC, Regional Finance Company of Louisiana, LLC, Regional Finance Company of Mississippi, LLC, Regional Finance Company of Kentucky, LLC and Regional Finance Company of Virginia, LLC, collectively, as borrowers.

“Servicer” has the meaning given to such term in the Preamble.

“Servicer Basic Documents” means all Basic Documents to which the Servicer is a party or by which it is bound.

“Servicer Centralization Event” means the occurrence of a Level I Trigger Event followed by the delivery of written notice from the Administrative Agent to the Servicer, the Borrower and the Backup Servicer that the activities described on Schedule G should go into effect.

“Servicer File” means, with respect to a Receivable, each of the following documents: (i) application of the Obligor for credit; (ii) a copy (but not the original) of the Contract and any amendments thereto; provided, however, that the Servicer shall deliver each original amendment to the Contract to the Collateral Custodian immediately following the execution thereof; (iii) a certificate of insurance or application therefor with respect to the related Financed Vehicle; (iv) the invoice (or evidence of book value for used Financed Vehicles) for the related Financed Vehicle; (v) the Obligor’s order for the related Financed Vehicle and an indication of down payment, if applicable; (vi) a copy of the service contract, if any, on the related Financed Vehicle; (vii) a copy of the credit life insurance policy, if any, and the credit disability insurance policy, if any, on the Obligor relating to the related Financed Vehicle; and (viii) such other documents as the Servicer customarily retains in its files in order to accomplish its duties under this Agreement.

“Servicer Termination Event” has the meaning given to such term, on any day (i) prior to the Assumption Date, in Section 7.13 and (ii) on and after the Assumption Date, in Section 7.16(f).

“Servicer Termination Notice” has the meaning given to such term in Section 7.13.

“Servicing Fee” means the fee payable to the Servicer on each Payment Date, monthly in arrears in accordance with Section 2.08, in an amount equal to the product of (i) the Servicing Fee Rate, (ii) the Pool Balance as of the first day of the related Collection Period and (iii) 1/12.

“Servicing Fee Rate” means 4.00% per annum.

“Short-Term Rating Requirement” means, with respect to any Person, that such Person has a short-term unsecured debt rating of not less than “A-1” by Standard & Poor’s and not less than “Prime-1” by Moody’s.

“Simple Interest Method” means the method of allocating a fixed level payment to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the fixed rate of interest multiplied by the unpaid principal balance multiplied by the period of time elapsed since the preceding payment of interest was made.

“Solvent” means, with respect to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including the amount of any known disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to generally pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital in relation to such business or transaction.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“State” means any state of the United States or the District of Columbia.

“Structuring Fee” has the meaning set forth in the Fee Letter.

“Subservicer” means each subservicer appointed by the Servicer and acceptable to the Administrative Agent and the Required Lenders for the servicing and administration of some or all of the Receivables which, as of the Effective Date, are identified on Schedule E, which schedule may be amended from time to time in accordance with this Agreement.

“Subservicing Agreement” means each agreement, dated as of the Effective Date, between the Servicer and a Subservicer.

“Subsidiary” means, with respect to a Person, any entity with respect to which more than 50.0% of the outstanding voting securities or other ownership interests shall at any time be owned or controlled, directly or indirectly, by such Person and/or one or more of its Subsidiaries, or any similar business organization which is so owned or controlled.

“Successor Servicer” means the Backup Servicer, as successor to the Servicer, or another entity appointed pursuant to Section 7.14(b) as successor to the Servicer.

“Tangible Net Worth” means, with respect to Regional Management as of any date of determination, its net worth calculated in accordance with GAAP, after subtracting therefrom the aggregate amount of its deferred tax assets and intangible assets, including goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Target Overcollateralization Amount” has the meaning set forth in the Fee Letter.

“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Governmental Authority.

“Termination Date” means the date of the automatic occurrence, or the declaration of the occurrence, of the “Termination Date” pursuant to Section 10.01(b).

“Termination Event” has the meaning given to such term in Section 10.01(a).

“Test Data File” means a test data file, which shall include the loan master file, the transaction history file and all other files necessary to carry out the servicing obligations hereunder.

“Texas Initial Receivable” means an Initial Receivable originated or serviced in the State of Texas for which the Borrower had not obtained all necessary licenses or approvals in the State of Texas that are required for the ownership or lease of property or the conduct of its business within 30 days of the Closing Date.

“Title Intermediary” means Decision Dynamics, Inc., Dealertrack (or its Affiliates, including VINtek, Inc.) or another title administration service provider approved in writing by the Administrative Agent and which the Servicer has confirmed in writing that such Title Intermediary is authorized by the applicable Registrar of Titles to conduct electronic lien and titling transactions with respect to Financed Vehicles.

“Transition Expenses” has the meaning given to such term in Section 7.14(d).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“United States” or “U.S.” means the United States of America.

“Unmatured Termination Event” means any event that, with the giving of notice or the lapse of time, or both, would become a Termination Event.

“U.S. Person” has the meaning set forth in Code Section 7701(a)(30).

“Volcker Rule” means the regulations adopted to implement Section 619 of the Dodd-Frank Act.

“Wells Fargo Deposit Account Control Agreement” means the Third Amended and Restated Deposit Account Control Agreement, dated as of June 17, 2017, among Regional Management, Bank of America, as collateral agent, and Wells Fargo Bank, as depository bank.

“Wells Fargo Bank” means Wells Fargo Bank, National Association.

“Wells Fargo Fee Letter” means the Schedule of Fees, dated as of November 6, 2015, between Wells Fargo Bank, the Borrower and/or Regional Management.

“Wells Fargo Securities” means Wells Fargo Securities, LLC.

Section 1.02. Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared and all financial records shall be maintained in accordance with GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, the Administrative Agent, Regional Management and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Regional Management and the Borrower shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.03. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.04. Interpretation. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (iii) “or” is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) references to a Person are also to its successors and permitted assigns; (viii) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (ix) references contained herein to Article, Section, subsection, Schedule and Exhibit, as applicable, are references to Articles, Sections, subsections, Schedules and Exhibits in this Agreement unless otherwise specified; (x) references to “writing” include printing, typing and other means of reproducing words in a visible form; and (xi) the term “proceeds” has the meaning set forth in the applicable UCC.

ARTICLE TWO

THE LOANS

Section 2.01. The Loans. On the terms and subject to the conditions set forth in this Agreement (including the conditions precedent set forth in Section 4.01) and the other Basic Documents (other than the Master Depository Account Control Agreement, the Wells Master Depository Account Control Agreement and the Security Agreement), and in reliance on the covenants, representations and agreements set forth herein and therein, each Lender shall make an advance in the amount of such Lender’s Lender Advance (each, a “Loan”) to the Borrower in an aggregate amount equal to, in the case of (i) the Initial Loan, the Initial Loan Balance, which Initial Loan was made on the Closing Date and (ii) the Effective Date Loan, the Effective Date Loan Advance, which Effective Date Loan shall be made on the Effective Date.

Section 2.02. Funding Mechanics.

(a) Each Lender’s Lender Advance shall be made available to the Administrative Agent, subject to the fulfillment of the applicable conditions set forth in Article Four, at or prior to 12:00 p.m., Charlotte, North Carolina time, on the Closing Date, in the case of the Initial Loan, or on the Effective Date, in the case of the Effective Date Loan, by deposit of immediately available funds to the depository account or account of the Administrative Agent. Subject to (i) the Administrative Agent’s receipt of such funds and (ii) the fulfillment of the applicable conditions set forth in Article Four, as certified to the Administrative Agent, the Administrative Agent will not later than 1:00 p.m., Charlotte, North Carolina time, on the Closing Date or the Effective Date, as the case may be, make such funds available, in the same type of funds received, by wire transfer of immediately available funds to such depository account as shall be specified by the Borrower in writing to the Administrative Agent and the Lenders at least one Business Day prior to the Closing Date or the Effective Date, as the case may be. If any Lender makes available to the Administrative Agent funds for the related Loan to be made by such Lender as provided in the provisions of Sections 2.01 and 2.02, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Loan set forth in Article Four are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(b) If either Loan is not made or effectuated due to the Borrower’s failure to satisfy, or continue to satisfy, the conditions to fund the related Loan on the Closing Date or the Effective Date, as the case may be, the Borrower and the Servicer shall jointly and severally indemnify each Lender against any reasonable loss, cost or expense incurred by such Lender, including any loss (including loss of anticipated profits, net of anticipated profits in the reemployment of such funds in the manner determined by such Lender), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

(c) The failure of any Lender to make any Lender Advance required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the obligations of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make the Loans as required.

Section 2.03. [Reserved].

Section 2.04. [Reserved].

Section 2.05. Evidence of the Loans. The Borrower hereby unconditionally promises to pay to each Lender, the Principal Amount of each Loan made by each Lender on the Final Scheduled Payment Date, in aggregate principal amount equal to the Loan Balance.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.01) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.06. Optional Principal Repayment. The Borrower may, prior to the occurrence of a Termination Event, on any Payment Date following the last day of a Collection Period as of which the Pool Balance is less than or equal to 20.0% of the Cutoff Date Pool Balance, prepay the Loan Balance and all other Aggregate Unpaids; provided, that (i) the Borrower shall have given at least three Business Days’ prior written notice to the Administrative Agent, the Lenders, the Account Bank and the Collateral Custodian, (ii) on such Payment Date, the Borrower pays to (a) the appropriate parties all amounts due and owing pursuant to clauses (i), (ii) and (viii) of Section 2.08 and (b) the Administrative Agent, for the account of the Secured Parties, (1) all accrued and unpaid Interest and (2) all other Aggregate Unpaids payable through the date of such prepayment, including any fees or other amounts payable pursuant to Section 11.01. Any notice of a prepayment shall be irrevocable.

Section 2.07. Payments.

(a) The Borrower shall pay Interest on the Loan Balance from the Closing Date until the date that the Loan Balance has been reduced to $0.00. The portion of the Loans funded or maintained by each Lender shall accrue interest during each Interest Period at the Interest Rate, and be payable on each Payment Date as provided in Section 2.08. The principal of the Loans shall be payable in installments on each Payment Date as provided in Section 2.08, unless earlier paid pursuant to Section 2.06. Notwithstanding the foregoing, the Loan Balance, all Interest thereon, together with all other Aggregate Unpaids, shall be due and payable, if not previously paid, on the earlier of (i) the Termination Date and (ii) the Final Scheduled Payment Date.

(b) Each Lender’s Invested Percentage of the Loan Balance shall bear interest at a rate per annum equal to the Interest Rate. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(c) The principal of and Interest on the Loans shall be paid as provided herein. The Administrative Agent shall allocate to the Lenders each payment in respect of the Loans received by the Administrative Agent as provided herein. Payments in respect of principal and Interest (including pursuant to Section 2.06) shall be allocated and applied to the Lenders based on their respective Invested Percentages, or in any such case in such other proportions as each affected Lender may agree upon in writing from time to time with the Administrative Agent and the Borrower.

(d) Notwithstanding any other provision of this Agreement or the other Basic Documents, if at any time the rate of interest payable by any Person under the Basic Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Applicable Law not limited the interest rate so payable. In no event shall the total Interest received by a Lender under this Agreement and the other Basic Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.

Section 2.08. Settlement Procedures. On each Payment Date, the Servicer shall instruct the Account Bank to pay, or if a Termination Event shall have occurred and is continuing, the Administrative Agent shall instruct the Account Bank to pay, no later than 12:00 p.m., Charlotte, North Carolina time, in each case, based solely on the information in the related Monthly Report, to the following Persons, from the Collection Account and the Reserve Account, to the extent of Available Funds, in the following order of priority:

(i) First, to the Servicer, the accrued and unpaid Servicing Fee;

(ii) Second, pro rata, to the (a) Collateral Custodian, the accrued and unpaid Collateral Custodian Fee and any out-of-pocket expenses and indemnification amounts due and owing to the Collateral Custodian, which expenses and indemnification amounts, prior to the Termination Date, shall not exceed $50,000 per annum, (b) Backup Servicer, the accrued and unpaid Backup Servicing Fee and any out-of-pocket expenses and indemnification amounts due and owing to the Backup Servicer, which expenses and indemnification amounts, prior to the Termination Date, shall not exceed $50,000 per annum, (c) Account Bank, an amount equal to any accrued and unpaid Account Bank Fee, together with its expenses and indemnities, which expenses and indemnities shall not, unless the Termination Date has occurred, exceed $25,000 per annum and (d) Successor Servicer, up to a maximum of $150,000 in unpaid Transition Expenses payable pursuant to Section 7.14(d);

(iii) Third, to the Administrative Agent for the ratable distribution to the Lenders, the Monthly Interest Payment Amount;

(iv) Fourth, to the Administrative Agent for the ratable distribution to the Lenders, the First Priority Principal Payment Amount;

(v) Fifth, to the Administrative Agent for the ratable distribution to each Lender, all other Aggregate Unpaids (other than the Loan Balance) then due under this Agreement to the Lenders;

(vi) Sixth, to the Reserve Account, the amount necessary to cause the amount on deposit therein to equal the Reserve Account Required Amount;

(vii) Seventh, to the Administrative Agent for further distribution to the Lenders, an amount equal to the Regular Principal Payment Amount;

(viii) Eighth, to the Servicer, the Collateral Custodian, the Backup Servicer, the Account Bank and any Successor Servicer, any fees, expenses or indemnities not paid pursuant to clauses (i) and (ii) above (whether as a result on the limitations on amounts set forth therein or otherwise); and

(ix) Ninth, any remaining amount shall be distributed to the Borrower.

Section 2.09. Mandatory Payments. The Borrower promises to pay to the Administrative Agent for the account of each Lender, (i) upon the written request of the Administrative Agent, all Breakage Costs, the amount of which shall be determined by such Lender, set forth in a written notice to the Borrower, and shall be conclusive absent manifest error and (ii) all other amounts required to be paid by the Borrower in accordance with the terms of this Agreement.

Section 2.10. Payments, Computations, Etc. Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 p.m., Charlotte, North Carolina time, on the day when due in Dollars in immediately available funds to the depository account or accounts specified by the Administrative Agent. Except as otherwise provided in Section 2.07, the Borrower shall, to the extent permitted by Applicable Law, pay to the Lenders interest on all amounts not paid or deposited when due hereunder at a per annum rate equal to the Interest Rate, payable on demand; provided, however, that such total Interest Rate shall not at any time exceed the Maximum Lawful Rate. Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made, without penalty, on the next succeeding Business Day, except in the case where the next succeeding Business Day would occur in the succeeding calendar month, in which case such payment shall be due on the preceding Business Day or (ii) is received after 12:00 p.m., Charlotte, North Carolina time, such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

(b) Except as otherwise provided herein, all payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement.

(c) To the extent that (i) any Person makes a payment to any party hereto or (ii) any party hereto receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the related party.

Section 2.11. Collections and Allocations; Investment of Funds.

(a) On or prior to (i) the Closing Date, in the case of the Initial Receivables, or (ii) the Effective Date, in the case of the Effective Date Receivables, the Servicer or a Subservicer (A) shall have directed the related Obligors to make all payments in respect of the Initial Receivables or the Effective Date Receivables, as the case may be, to a Subservicer, and the Subservicer shall cause the amounts to be deposited into a Regional Local Bank Account related to the Subservicer located in the State in which the related Contract was originated and (B) will deposit (in immediately available funds) into the Collection Account all Collections received after the related Cutoff Date and through and including the Business Day prior to the Closing Date or the Effective Date, as the case may be.

(b) Each of the Servicer, each Subservicer and the Borrower shall transfer, or cause to be transferred, all Collections received in respect of a Collection Period in the form of immediately available funds to the Collection Account as soon as possible, but in no event later than the close of business on the second Business Day after such Collections are received.

(c) On or prior to each Payment Date, the Servicer shall instruct the Account Bank, in writing, based on the amounts set forth in the Monthly Report, to withdraw from the Reserve Account the Reserve Account Withdrawal Amount, if any, to be deposited into the Collection Account on the opening of business on such Payment Date and applied in accordance with Section 2.08. On any Payment Date following the Termination Date, at the sole discretion of the Administrative Agent, all or a portion of the Reserve Account Amount shall be withdrawn by the Account Bank and deposited into the Collection Account and applied in accordance with Section 2.08. So long as no Termination Event or Unmatured Termination Event has occurred or is continuing, if, after giving effect to the distributions from, and deposits in, the Reserve Account on any Payment Date pursuant to Section 2.08, the Reserve Account Amount is greater than the Reserve Account Required Amount for such Payment Date, the Servicer shall direct the Account Bank in writing to distribute such excess amount to or at the direction of the Borrower into the Borrower Operating Account.

(d) To the extent there are uninvested amounts on deposit in either Account, such amounts may be invested in Permitted Investments that mature no later than the Business Day before the next Payment Date, which Permitted Investments shall be selected (i) prior to the occurrence of any Termination Event or Servicer Termination Event, by the Borrower or (ii) after the occurrence of any Termination Event or Servicer Termination Event, by the Administrative Agent.    So long as Wells Fargo Bank is the Account Bank, each Permitted Investment may be purchased by the Account Bank or through an Affiliate of the Account Bank. No Permitted Investment may be purchased at a premium and any earnings (and losses) on the foregoing investments shall be for the account of the Borrower. Absent direction from the Borrower or the Administrative Agent, as specified above, any uninvested amounts on deposit in either Account shall remain uninvested.

(e) Each of the Borrower and the Administrative Agent acknowledges that upon its written request and at no additional cost, it has the right to receive notification after the completion of each purchase and sale of Permitted Investments or the Account Bank’s receipt of a broker’s confirmation. Each of the Borrower and the Administrative Agent agrees that such notifications shall not be provided by the Account Bank hereunder, and the Account Bank shall instead make available, upon request and in lieu of notifications, periodic account statements that reflect such investment activity. No statement need be made available for any fund or account if no activity has occurred in such fund or account during such period.

Section 2.12. Fees.

(a) The Borrower hereby agrees to pay to the Administrative Agent, on or prior to (i) the Closing Date, the Structuring Fee and all other fees set forth in the Initial Fee Letter and (ii) the Effective Date, the Structuring Fee and all other fees set forth in the Effective Date Fee Letter, in each case together with all reasonable out-of-pocket expenses of the Administrative Agent in immediately available funds.

(b) In accordance with Section 2.08, (i) the Servicer shall be entitled to receive the Servicing Fee and (ii) the Backup Servicer, the Collateral Custodian and the Account Bank shall be entitled to receive the Backup Servicing Fee, the Collateral Custodian Fee and the Account Bank Fee, respectively, in each case monthly in arrears.

(c) The Borrower shall pay to Sidley Austin LLP on the Closing Date and the Effective Date, its fees and disbursements in immediately available funds and shall pay all additional reasonable fees and disbursements of such counsel within ten Business Days after receiving an invoice for such amounts.

Section 2.13. Increased Costs; Capital Adequacy; Illegality.

(a) If any Regulatory Change (i) subjects any Affected Party to any charge or withholding on or with respect to this Agreement or an Affected Party’s obligations under this Agreement, or on or with respect to the Loans and/or the Receivables, or changes the basis of taxation of payments to any Affected Party of any amounts payable under this Agreement (except for changes in the rate of tax on the overall net income of an Affected Party, duty or other charge with respect to the Loans, or any payment made hereunder or Excluded Taxes), (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or liabilities of an Affected Party, or credit extended by an Affected Party pursuant to this

Agreement or (iii) imposes any other condition affecting the Loans or a Lender’s right hereunder, the result of which (A) is a fee, expense, internal capital charge or other imputed cost allocable to any Affected Party, (B) increases the cost to an Affected Party of performing its obligations under this Agreement or (C) reduces the rate of return on an Affected Party’s capital or assets as a consequence of its obligations under this Agreement, or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, or to require any payment calculated by reference to the amount of Loans or interests in Loans held or interest received by it, then, within 30 days after demand by the Administrative Agent on behalf of such Affected Party, the Borrower shall pay to the Administrative Agent, for the benefit of the relevant Affected Party, such amounts charged to such Affected Party or such amounts to otherwise compensate such Affected Party for such increased cost or such reduction. The Borrower acknowledges that any Affected Party may institute measures in anticipation of a Regulatory Change (including the imposition of internal charges on such Affected Party’s interests or obligations under this Agreement), and may commence allocating Early Adoption Increased Costs, in advance of the effective date of such Regulatory Change, and the Borrower agrees to pay such Early Adoption Increased Costs to the Affected Party within 30 days after demand therefor without regard to whether such effective date has occurred; provided, however, that such amounts shall be payable to an Affected Party only if such Affected Party represents and warrants in writing to the Borrower that it is (1) recognizing internal charges in respect of such Affected Party’s interests or obligations under this Agreement in anticipation of a Regulatory Change and (2) applying consistent return metrics in making determinations to charge Early Adoption Increased Costs or similar amounts to its similarly situated auto finance company customers; further provided, however, that no amount of Early Adoption Increased Costs shall begin to accrue or be payable by the Borrower in respect of an anticipated Regulatory Change until 30 days after it receives written notice that such Affected Party intends to make a claim for Early Adoption Increased Costs under this Section in respect of such change. For the avoidance of doubt, the Borrower shall not be required to pay any Early Adoption Increased Costs incurred by any Affected Party prior to the expiration of the 30-day notice period specified in the preceding sentence. The Borrower further acknowledges that any charge or compensation demanded hereunder may take the form of a monthly charge to be assessed by such Affected Party.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request (including the Dodd-Frank Act, Basel II, Basel III, the Volcker Rule or the Risk-Based Capital Requirements) or (ii) compliance by any Affected Party with the interpretation of or any change in the interpretation of any law, guideline, rule, regulation, directive or request from any Governmental Authority (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy (including the Dodd-Frank Act, Basel II, Basel III or the Risk-Based Capital Requirements), but in each case, excluding Excluded Taxes, that has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within 30 days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand and reasonably estimated calculation of such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.

(c) In determining any amount provided for in this Section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section shall submit to the Borrower a certificate describing such additional or increased cost or reduction in reasonable detail, which certificate shall be conclusive absent manifest error.

(d) If any Lender has or anticipates having any claim for compensation from the Borrower pursuant to Section 2.13(a), and such Lender believes that having the Loans under this Agreement publicly rated by one credit rating agency would reduce the amount of such compensation by an amount deemed by such Lender to be material, such Lender shall provide a Ratings Request to the Borrower and the Servicer that such Lender intends to request a public rating of the facility from one credit rating agency selected by such Lender and reasonably acceptable to the Borrower, the Required Rating. The Borrower and the Servicer agree that they shall cooperate with such Lender’s efforts to obtain the Required Rating, and shall provide the applicable credit rating agency (either directly or through distribution to the Administrative Agent or such Lender) any information requested by such credit rating agency for purposes of providing and monitoring the Required Rating. The Lenders shall pay the initial fees payable to the credit rating agency for providing the rating and all ongoing fees payable to the credit rating agency for their continued monitoring of the rating. Nothing in this subsection shall preclude any Lender from demanding compensation from the Borrower pursuant to Section 2.13(a) at any time and without regard to whether the Required Rating shall have been obtained, or shall require any Lender to obtain any rating on the facility prior to demanding any such compensation from the Borrower.

Section 2.14. Taxes.

(a) All payments made by the Borrower in respect of the Loans and all other payments made by the Borrower or the Servicer under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by Applicable Law, including FATCA. In such event, the applicable withholding agent shall make such withholding or deduction and shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and if such Taxes are Indemnified Taxes the amount payable to each Lender or the Administrative Agent, as the case may be, will be increased (such increase, the “Additional Amount”) such that after deduction or withholding for or on account of any Indemnified Taxes (including any deduction or withholding for any Indemnified Taxes on such Additional Amount), the applicable Lender receives an amount equal to the amount that would have been paid had no such deduction or withholding been made.

(b) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes in respect of which the Borrower is required to pay Additional Amounts (including any Indemnified Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Lender or the Administrative Agent and any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto; provided, however, that the Lender or the Administrative Agent making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender or the Administrative Agent, as the case may be, stating or otherwise evidencing that it has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten days from the date a Lender makes written demand therefor.

(c) Within 30 days after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the Administrative Agent at its address set forth on Schedule A hereto, appropriate evidence of payment thereof.

(d) If a Lender is a U.S. Person, such Lender shall deliver to the Borrower, with a copy to the Administrative Agent and the Account Bank, upon the earlier of 15 days after the Closing Date or on or prior to the date on which such entity becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(e) If a Lender is not created or organized under the laws of the United States or a State or is otherwise not a U.S. Person, such Lender shall, to the extent that it may then do so under Applicable Law, deliver to the Borrower, with a copy to the Administrative Agent and the Account Bank, upon the earlier of 15 days after the Closing Date, or on or prior to the date on which such entity becomes a Lender hereunder and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, (i) two executed originals of IRS Form W-8ECI, Form W-8BEN or W-8BEN-E, or Form W-8IMY accompanied by the relevant certification documents for each beneficial owner (or any successor forms or other certificates or statements which may be required from time to time by the relevant United States taxing authorities or Applicable Law), as appropriate, and (ii) two executed originals (of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law) to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; provided, however, that the delivery of any form or documentation pursuant to this subsection shall not be required if in the related Lender’s reasonable judgment the completion, execution or delivery of such form or documentation would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or statement described in this subsection (other than if such failure is due to a change in law occurring after the date of this Agreement), with a copy to the Administrative Agent and the Account Bank, such Lender shall not be entitled to indemnification under Section 2.13 or Section 2.14(a) or (b) with respect to any Taxes.

(f) If a payment made to any Lender under any Basic Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower, the

Administrative Agent and the Account Bank, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Administrative Agent or the Account Bank, such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower, the Administrative Agent or the Account Bank as may be necessary for the Borrower, the Administrative Agent and the Account Bank to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Upon request from the Account Bank, the Borrower will provide such additional information that it may have to assist the Account Bank in making any withholdings or informational reports.

(g) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Administrative Agent and the Account Bank of its legal inability to do so.

(h) Within 30 days of the written request of the Borrower therefor, each Lender shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) a Lender shall not be required to deliver such certificates, forms or other documents if in its sole discretion it is determined that the deliverance of such certificate, form or other document would have a material adverse effect on such Lender and (ii) the Borrower shall reimburse such Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of Additional Amounts), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection in the event that such indemnified party is required to repay such refund to such Governmental Authority.

Section 2.15. Sharing of Payments, Etc.    If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans owned by it any payment in excess of its Invested Percentage in such payment, such Lender shall immediately (i) notify the Administrative Agent of such fact and (ii) purchase from the other Lenders such participations made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata (based on the Invested Percentage of each Lender as in effect prior to receipt of such payment) with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Applicable Law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section.

Section 2.16. Tax Treatment. The Borrower, the Lenders and the Administrative Agent agree to treat the Loans and any interests therein as indebtedness of the Borrower secured by the Collateral for U.S. federal, State and local income, single business and franchise tax purposes.

Section 2.17. The Account Bank.

(a) The Borrower hereby appoints Wells Fargo Bank as the initial Account Bank. All payments of amounts due and payable in respect of the Aggregate Unpaids that are to be made from amounts withdrawn from the Collection Account or the Reserve Account shall be made on behalf of the Borrower by the Account Bank in accordance with Section 2.08.

(b) The Account Bank shall be compensated for its activities hereunder by receiving the Account Bank Fee. The Account Bank Fee shall be payable in accordance with the priorities specified in Section 2.08 or, at the option of the Servicer, may be paid directly to the Account Bank by the Servicer. The Borrower shall indemnify the Account Bank and its officers, directors, employees and agents for, and hold them harmless against, any loss, liability or expense incurred, other than in connection with the willful misconduct, gross negligence or bad faith on the part of the Account Bank or its agents or Affiliates, arising out of or in connection with (i) the performance of its obligations under and in accordance with this Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the gross negligence, willful misconduct or bad faith of the Borrower in the performance of its duties hereunder. All such amounts shall be payable in accordance with Section 2.08. The provisions of this Section shall survive the termination of this Agreement.

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY.

(c) The Account Bank shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Account Bank in such capacity herein and under the Account Control Agreement. No implied covenants or obligations shall be read into this Agreement against the Account Bank and, in the absence of bad faith on the part of the Account Bank or its agents or Affiliates, the Account Bank may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Account Bank pursuant to and conforming to the requirements of this Agreement.

(d) The Account Bank shall not be liable for:

(i) an error of judgment made in good faith by one of its officers; or

(ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred, by this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Account Bank under this Agreement in each case unless it shall be proved that the Account Bank shall have been negligent in ascertaining the pertinent facts.

(e) The Account Bank shall not be deemed to have knowledge of any default, event of default, Termination Event, Unmatured Termination Event, event or information, or be required to act upon any default, event of default, Termination Event, Unmatured Termination Event, event or information (including the sending of any notice) unless a Responsible Officer of the Account Bank shall have received written notice or has actual knowledge of such event or information, and shall have no duty to take any action to determine whether any such event, default, event of default, Termination Event, or Unmatured Termination Event has occurred. Delivery of any reports, information and documents to the Account Bank provided for herein is for informational purposes only and the Account Bank’s receipt of such reports (including monthly distribution reports) and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein.

(f) Without limiting the generality of this Section, the Account Bank shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Collateral, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Obligors or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any Tax or any Lien of any kind owing with respect to, assessed or levied against, any part of the Contracts, (iv) to confirm or verify the contents of any reports or certificates of the Servicer (other than in its capacity as Backup Servicer in accordance with its express duties as such undertaken herein) or the Borrower delivered to the Account Bank pursuant to this Agreement believed by the Account Bank to be genuine and to have been signed or presented by the proper party or parties or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Borrower’s or the Servicer’s representations, warranties or covenants or the Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Contracts under this Agreement (in each case other than in its capacity as Backup Servicer or Collateral Custodian in accordance with its express duties as such undertaken herein).

(g) The Account Bank shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or indemnity satisfactory to it against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Account Bank to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement (other than in its capacity as Backup Servicer in accordance with its express duties as such undertaken herein).

(h) The Account Bank may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, Monthly Report, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(i) The Account Bank may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Account Bank in good faith in accordance therewith.

(j) The Account Bank shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Basic Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, or any other party hereto shall have offered to the Account Bank reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

(k) The Account Bank shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; provided, that if the payment within a reasonable time to the Account Bank of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Account Bank, not reasonably assured by the Borrower, the Account Bank may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrower or, if paid by the Account Bank, shall be reimbursed by the Borrower pursuant to Section 2.08.

(l) The Account Bank may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Account Bank shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.

(m) The Account Bank shall have no duties or responsibilities except those that are specifically set forth herein and the other Basic Documents to which it is a party, and no implied covenants or obligations shall be read into this Agreement against the Account Bank. If the Account Bank shall request instructions from the Administrative Agent or the Servicer with respect to any act, action or failure to act in connection with and as set forth in this Agreement, the Account Bank shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Account Bank shall have received written instructions from the Administrative Agent or the Servicer, as applicable, without incurring any liability therefor to the Administrative Agent, the Borrower, the Servicer or any other person.

(n) The Account Bank may act in reliance upon any written communication of the Administrative Agent concerning the delivery of Collateral pursuant to this Agreement. The Account Bank does not assume, shall have no responsibility for and makes no representation as to, monitoring the value of the Contracts and other Collateral. The Account Bank shall not be liable for any action or omission to act hereunder, except for its own gross negligence, bad faith or willful misconduct.

THE FOREGOING PARAGRAPH SHALL APPLY WHETHER OR NOT SUCH LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY.

(o) If the Account Bank shall at any time receive conflicting instructions from the Administrative Agent and the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Account Bank shall be entitled to rely on the instructions of the Administrative Agent. In the absence of bad faith, gross negligence or willful misconduct on the part of the Account Bank, the Account Bank may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, Monthly Report, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Account Bank may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the Account Bank shall not be liable to the Servicer or any other party to this Agreement in respect of any claims that may arise or be asserted against the Account Bank because of the invalidity of any such documents or their failure to fulfill their intended purpose. The Account Bank shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other agreement on the part of any party, except as may otherwise be specifically set forth herein.

(p) The Account Bank is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other Person other than any such notices or instructions as are expressly provided for in this Agreement or the Account Control Agreement and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Account Bank is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other Person by reason of such compliance even though such order, writ, judgment or decree maybe subsequently reversed, modified, annulled, set aside or vacated.

(q) Any Person into which the Account Bank may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Account Bank shall be a party, or any Person succeeding to the business of the Account Bank, provided that such Person otherwise meets the requirements of the definition of the term “Account Bank”, shall be the successor of the Account Bank under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

(r) The Account Bank may at any time resign and terminate its obligations under this Agreement; provided, however, that except as provided below, no such resignation or termination shall be effective until a successor Account Bank is appointed (and accepts such appointment) pursuant to the terms of this Section. Promptly after receipt of notice of the Account Bank’s intended resignation, the Borrower shall appoint, by written instrument, a successor Account Bank. If the Borrower fails to appoint a successor Account Bank pursuant to the terms hereof within 30 days after receipt of the Account Bank’s notice of resignation, the Administrative Agent shall have the exclusive right to appoint by written instrument, a successor Account Bank. If neither the Borrower nor the Administrative Agent has appointed a successor Account Bank within 60 days after receipt of the Account Bank’s notice of resignation, the Account Bank may petition a court of competent jurisdiction to appoint a successor Account Bank, with the cost of such petition to be borne by the Borrower.

(s) The Account Bank may conclusively rely on, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond or any other paper or document (including any of the foregoing delivered in electronic format) believed by it to be genuine and to have been signed or presented by the proper person or persons. Nothing herein shall be construed to impose an obligation on the part of the Account Bank to investigate evaluate, certify, verify, independently determine or re-calculate any information, statement, representation or warranty or any fact or matter stated in, or the accuracy of, any such document and may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein.

(t) Without limiting the generality of any other provision hereof, the Account Bank shall have no duty to conduct any investigation as to the occurrence of any condition requiring the repurchase of any Receivable by any Person pursuant to this Agreement, or the eligibility of any Receivable for purposes of this Agreement.

(u) Before the Account Bank acts or refrains from taking any action under this Agreement, it may require an Officer’s Certificate and/or Opinion of Counsel from the party requesting that the Account Bank act or refrain from acting in form and substance acceptable to the Account Bank, the costs of which (including the Account Bank’s reasonable attorney’s fees and expenses) shall be paid by the party requesting that the Account Bank act or refrain from acting. The Account Bank shall not be liable for any action it takes or omits to take in good faith in reliance on any such Officer’s Certificate or Opinion of Counsel.

(v) Notwithstanding anything to the contrary in this Agreement, the Account Bank shall not be liable for any loss or damage or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Account Bank, including by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, other industrial action, general failure of electricity or other supply, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system and any other market conditions affecting the execution or settlement of transactions or any event where, in the reasonable opinion of the Account Bank, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Account Bank being in breach of any Applicable Law or any practice, request, direction, notice, announcement or similar action of any Governmental Authority to which the Account Bank is subject.

(w) Notwithstanding anything to the contrary in this Agreement, the Account Bank shall not be required to take any action that is not in accordance with Applicable Law.

(x) The right of the Account Bank to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty.

(y) Neither the Account Bank nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for (i) the existence, genuineness, value or protection of any collateral securing the Receivables, for the legality, enforceability, effectiveness or sufficiency of the Basic Documents for the creation, perfection, continuation, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for monitoring the status of any lien or performance of collateral, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Basic Documents or any delay in doing so, or (ii) reviewing or determining the accuracy, completeness or sufficiency of any chain of ownership (including endorsements or assignments related thereto) with respect to any Receivable or Receivable File.

(z) The Account Bank shall not be liable for any action or inaction of the Servicer, or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their obligations under this Agreement or any related agreements, unless a Responsible Officer of the Account Bank shall have received written notice to the contrary at the address of the Account Bank set forth on Schedule A hereto.

(aa) Knowledge of the Account Bank shall not be attributed or imputed to Wells Fargo Bank’s other roles in the transaction and knowledge of the Collateral Custodian or Backup Servicer shall not be attributed or imputed to each other or to the Account Bank (other than those where the roles are performed by the same group or division within Wells Fargo Bank or otherwise share the same Responsible Officers), or any Affiliate, line of business or other division of Wells Fargo Bank (and vice versa).

(bb) [Reserved].

(cc) Neither the Account Bank nor any of its directors, officers, agents or employees shall be responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer, Regional Management, the Administrative Agent, the Backup Servicer or the Collateral Custodian contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four.

(dd) Without limiting the generality of any other provision hereof, neither the Account Bank’s preparation or receipt of any reports pursuant to this Agreement nor any other publicly available information available to the Account Bank shall constitute written notice hereunder.

(ee) The Account Bank shall be entitled to any protection, privilege or indemnity afforded to the Collateral Custodian under the terms of this Agreement.

(ff) Notwithstanding anything to the contrary herein or otherwise, under no circumstance will the Account Bank be liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including lost profits), whether or not foreseeable, even if the Account Bank is actually aware of or has been advised of the likelihood of such loss or damage.

ARTICLE THREE

SECURITY

Section 3.01. Collateral.

(a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute a secured loan by the Lenders to the Borrower under Applicable Law. As collateral security for the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Aggregate Unpaids, the Borrower hereby grants to the Administrative Agent, as agent for the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):

(i) the Receivables and the related Contracts, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) to become due or received by any Person in payment of any of the foregoing on or after the related Cutoff Date;

(ii) the Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and each security interest in each Financed Vehicle securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;

(iii) each First Tier Purchase Agreement and all remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by Regional Management against each Originator (other than Regional Management) under or in connection with the First Tier Purchase Agreement;

(iv) the Second Tier Purchase Agreement and all remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against Regional Management under or in connection with the Second Tier Purchase Agreement;

(v) the Account Collateral;

(vi) all Liquidation Proceeds;

(vii) all Receivable Files, Servicer Files and the Schedule of Receivables, and the documents, agreements and instruments included in the Receivable Files and Servicer Files, including rights of recourse of the Borrower against the related Originators or, if applicable, under the related Dealer Agreement, any Dealer;

(viii) all Records, documents and writings evidencing or related to the Receivables or the Contracts;

(ix) all rights to payment under all Insurance Policies with respect to a Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, and all proceeds thereof;

(x) all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof), payments and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivables, whether pursuant to the related Contracts or otherwise;

(xi) all rights to payment under all service contracts and other contracts and agreements associated with the Receivables and all of the Borrower’s interest in all recourse rights against all related Dealers with respect to the Receivables (excluding any rights in any Dealer reserve);

(xii) all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Receivables and Financed Vehicles;

(xiii) all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing; and

(xiv) all income, products, accessions and proceeds of the foregoing.

(b) The grant under this Section does not constitute and is not intended to result in a creation or an assumption by any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) no Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(c) Notwithstanding the foregoing grant of security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Sanctioned Person shall be Collateral.

(d) Each of the Borrower and the Servicer represents and warrants as to itself that each remittance of Collections by the Borrower or the Servicer to the Administrative Agent or any Lender under this Agreement will have been (i) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and the Servicer and (ii) made in the ordinary course of business or financial affairs of the Borrower and the Servicer.

Section 3.02. Release of Collateral; No Legal Title.

(a) At the same time as any Receivable (i) expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited into the Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related Obligor and deposited into the Collection Account, the Administrative Agent will, to the extent requested by the Servicer, release its interest in such Receivable, the related Contract and the related Collateral. In connection with any sale of a Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above or in connection with a Defaulted Receivable, after the deposit by the Servicer of the proceeds of the sale or other disposition of the related Financed Vehicle into the Collection Account, the Administrative Agent will, at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements, payoff letters and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Financed Vehicle; provided, that the Administrative Agent will not make any representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to Section 7.03(c) or 7.03(d) with respect to the proceeds of any such sale or other disposition.

(b) Upon (i) the exercise of the optional principal repayment in accordance with Section 2.06 or (ii) the Facility Termination Date, the Administrative Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral.

(c) The Administrative Agent will not, except as may result from the exercise of its remedies hereunder, have legal title to any part of the Collateral on the Facility Termination Date and will have no further interest in or rights with respect to the Collateral.

Section 3.03. Protection of Security Interest; Administrative Agent, as Attorney-in-Fact.

(a) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary, or that the Administrative Agent may reasonably deem necessary, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent in the Receivables and the other Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.

(b) If the Borrower fails to perform any of its obligations hereunder after five Business Days’ notice from any Secured Party, any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the reasonable costs and expenses incurred by such Secured Party in connection therewith shall be payable by the Borrower as provided in Article Eleven. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent, as its attorney-in-fact to act on behalf of the Borrower, (i) to execute or cause to be executed on behalf of the Borrower as debtor and to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Receivables and the other Collateral, including financing statements that describe the collateral covered thereby as “all assets of the Borrower whether now owned or existing or hereafter acquired or arising and wheresoever located” and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables and the other Collateral, as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Receivables and the other Collateral. This appointment is coupled with an interest and is irrevocable.

Section 3.04. Assignment of the Second Tier Purchase Agreement. The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has collaterally assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in the Second Tier Purchase Agreement. The Borrower confirms that the Administrative Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Second Tier Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Second Tier Purchase Agreement. The Borrower further confirms and agrees that such collateral assignment to the Administrative Agent shall terminate upon the Facility Termination Date; provided, however, that the rights of the Secured Parties pursuant to such collateral assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by Regional Management pursuant to the Second Tier Purchase Agreement, which rights and remedies survive the termination of the Second Tier Purchase Agreement, shall be continuing and shall survive any termination of such collateral assignment.

Section 3.05. Waiver of Certain Laws. Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.

ARTICLE FOUR

CONDITIONS OF CLOSING AND THE LOANS

Section 4.01. Conditions of Closing and the Loans. Neither the Closing Date, nor the Effective Date shall occur and the Lenders shall not be obligated to make either the Initial Loan or the Effective Date Loan hereunder, as applicable, nor shall any Lender, the Administrative Agent or any other party hereto be obligated to take, fulfill or perform any other action hereunder, until the following conditions precedent, after giving effect to the proposed Loan, in each case, have been satisfied in the sole discretion of the Administrative Agent:

(a) The Administrative Agent shall have received (i) an executed copy of each Basic Document (other than, as of the Closing Date, the Master Deposit Account Control Agreement, the Wells Fargo Deposit Account Control Agreement and the Security Agreement) and (ii) such other documents, instruments, agreements and Opinions of Counsel as the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, each in form and substance satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received (i) satisfactory evidence, which may be in the form of an Officer’s Certificate or an Opinion of Counsel, that the Borrower, the Servicer, Regional Management, the Backup Servicer and the Collateral Custodian have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Basic Documents (other than the Master Depository Account Control Agreement, the Wells Master Depository Account Control Agreement and the Security Agreement) to which each is a party and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate or an Opinion of Counsel from each of the Borrower, the Servicer, Regional Management, the Backup Servicer and the Collateral Custodian, in form and substance satisfactory to the Administrative Agent, affirming that no such consents or approvals are required.

(c) The Borrower and Regional Management shall each be in compliance in all material respects with all Applicable Laws and shall have delivered an Officer’s Certificate to the Administrative Agent as to such compliance and other closing matters.

(d) The Borrower shall have paid all fees, costs and expenses required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed each Lender and the Administrative Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Basic Documents (other than the Master Depository Account Control Agreement, the Wells Master Depository Account Control Agreement and the Security Agreement), including attorneys’ fees and any other legal and document preparation costs incurred by any Lender and/or the Administrative Agent.

(e) No Termination Event or Unmatured Termination Event shall have occurred.

(f) No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.

(g) The Administrative Agent shall have received the Schedule of Receivables and the Schedule of Locations of Books and Records.

(h) All existing financing statements naming Regional Management, as debtor, securing any chattel paper as collateral thereunder shall be terminated, or amended to release such collateral, to the extent such financing statement covers any Receivables that will become Collateral upon its pledge on the Closing Date or the Effective Date, as the case may be.

(i) The Borrower shall have (i) delivered each related Receivable File to the Collateral Custodian prior to, in the case of (A) the Initial Receivables, the Closing Date and (B) the Effective Date Receivables, 90 days after the Effective Date and (ii) caused the Collateral Custodian to deliver to the Administrative Agent the related Receivable Receipt, in the case of (A) the Initial Receivables, the Closing Date and (B) the Effective Date Receivables, 30 days after delivery of the related Receivable Files to the Collateral Custodian pursuant to clause (i)(B) above.

(j) The Borrower (directly or through the Servicer and the Subservicers) shall have deposited into (i) the Collection Account, an amount equal to all Collections received on or in respect of the related Receivables since the related Cutoff Date and (ii) the Reserve Account, an amount equal to the Reserve Account Initial Deposit.

(k) After giving effect to the funding of the Initial Loan on the Closing Date, or the Effective Date Loan on the Effective Date, as the case may be, the Loan Balance shall not exceed the Cutoff Date Pool Balance minus the Target Overcollateralization Amount.

(l) On and as of the Closing Date or the Effective Date, as the case may be, each of the Borrower, the Servicer and Regional Management has performed all of the agreements contained in this Agreement and the other Basic Documents (other than, as of the Closing Date, the Master Deposit Account Control Agreement, the Wells Fargo Deposit Account Control Agreement and the Security Agreement) to be performed by it.

(m) No adverse procedures were used by the Borrower in providing information related to the Receivables and, to the Borrower’s knowledge, the selection of the Receivables by the Administrative Agent did not result in a selection adverse to the Lenders.

(n) No Applicable Law shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit or enjoin, the making of the Initial Loan on the Closing Date or the Effective Date Loan on the Effective Date by the Lenders in accordance with the provisions hereof.

(o) The Administrative Agent shall have received opinions from (i) Alston & Bird (A) on each of the Closing Date and the Effective Date with respect to corporate, security interest, true sale and nonconsolidation, Investment Company Act and Volcker Rule exemption matters customarily rendered in connection with the transactions contemplated by the Basic Documents (other than the Master Depository Account Control Agreement, the Wells Master Depository Account Control Agreement and the Security Agreement) and (B) on the Closing Date perfection of security interests opinion in the related Financed Vehicles in the States of North Carolina, South Carolina and Texas (i.e., States in which Receivables aggregating more than 10.0% of the Initial Cutoff Date Pool Balance were originated) and (ii) Womble Carlyle with respect to corporate opinions for the Originators whose jurisdictions are in the States of Alabama, South Carolina and Tennessee, customarily rendered in connection with the transactions contemplated in the Basic Documents.

(p) The Administrative Agent shall have received such other approvals, opinions, information or documents as the Administrative Agent may reasonably require.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES

Section 5.01. Representations and Warranties of the Borrower. The Borrower represents and warrants, as of the Closing Date and the Effective Date:

(a) Organization and Good Standing. The Borrower has been duly organized, and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and the Borrower had at all relevant times, and now has all necessary power, authority and legal right to acquire, own, sell and pledge the Receivables and the other Collateral.

(b) Due Qualification. The Borrower is duly qualified to do business and is in good standing as a Delaware limited liability company and has obtained all necessary licenses and approvals in all jurisdictions (other than in the State of Texas) in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale, pledge and servicing of the Receivables) except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Borrower (i) has all necessary power, authority and legal right to (A) execute and deliver the Borrower Basic Documents, (B) carry out the terms of the Borrower Basic Documents and (C) grant the security interest in the Collateral on the terms and conditions herein provided and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of the Borrower Basic Documents and the grant of the security interest in the Collateral on the terms and conditions herein and therein provided.

(d) Binding Obligation. Each Borrower Basic Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by the Borrower Basic Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Formation Documents or any Contractual Obligation of the Borrower, (ii) result in the creation or imposition of any Lien upon any of the Borrower’s properties pursuant to the terms of any such Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of any Borrower Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Borrower Basic Documents or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Borrower of the Borrower Basic Documents have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” act or similar law by the Borrower.

(i) Solvency. The transactions contemplated by the Basic Documents do not and will not render the Borrower not Solvent.

(j) Selection Procedures. No adverse procedures were used by the Borrower in providing information related to the Receivables to be included in the Collateral on the Closing Date or the Effective Date, as the case may be, and, to the Borrower’s knowledge, the selection of such Receivables by the Administrative Agent did not result in a selection adverse to the Lenders. Each such Receivable shall have been underwritten in accordance with and satisfy the standards of the underwriting criteria at the time of origination of such Receivable.

(k) Taxes. The Borrower has filed or caused to be filed all federal, State, local and foreign tax returns that are required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all federal, State, local and foreign Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including the use of the proceeds from the Loans and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Loans will be used to carry or purchase, any “Margin Stock” within the meaning of Regulation U or to extend “Purchase Credit” within the meaning of Regulation U.

(m) Quality of Title. Each related Receivable, together with the Contract related thereto, shall, at all times, be owned by the Borrower free and clear of any Lien except for Permitted Liens, and upon the making of (i) the Initial Loan, the Administrative Agent, on behalf of the Secured Parties, shall acquire a valid and perfected first priority security interest in each Initial Receivable and (ii) the Effective Date Loan, the Administrative Agent, on behalf of the Secured Parties, shall acquire a valid and perfected first priority security interest in each Effective Date Receivable and, in each case, to the extent such a security interest can be created by filing a financing statement under the UCC or by possession thereof, the related Collateral, free and clear of all Liens other than Permitted Liens. No effective financing statement or other instrument similar in effect covering any portion of the Collateral shall at any time be on file in any recording office except such as may be filed in favor of (i) Regional Management in accordance with the First Tier Purchase Agreements, (ii) the Borrower in accordance with the Second Tier Purchase Agreement or (iii) the Administrative Agent in accordance with this Agreement.

(n) Security Interest. The Borrower has granted a security interest (as defined in the UCC) to the Administrative Agent, on behalf of the Secured Parties, in the Collateral, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement. Upon the filing of UCC-1 financing statements naming the Administrative Agent as secured party and the Borrower as debtor, or upon the Collateral Custodian obtaining control, in the case of that portion of the Collateral which constitutes chattel paper, the Administrative Agent, on behalf of the Secured Parties, shall have a first priority (except for any Permitted Liens) perfected security interest in the Collateral to the extent such an interest can be created by filing a financing statement under the UCC or maintaining such possession. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect such security interest of the Administrative Agent, on behalf of the Secured Parties, in the Collateral have been (or prior to the applicable Loan will be) made.

(o) Reports Accurate. All Monthly Reports, Monthly Loan Tapes and static pool information (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports (including the data file indicating characteristics of the Receivables immediately prior to the Closing Date or the Effective Date, as the case may be) furnished or to be furnished by the Borrower to any Secured Party, the Backup Servicer, the Account Bank or the Collateral Custodian in connection with this Agreement are true, complete and correct in all material respects as of the dates specified therein or the date so furnished (as applicable).

(p) Location of Offices. The principal place of business and chief executive office of the Borrower and the offices where the Borrower keeps all Records are located at the addresses referred to in Schedule H and have been so for the four months preceding the Closing Date or the Effective Date, as the case may be (or at such other locations as to which the notice and other requirements specified in Section 6.02(i) shall have been satisfied).

(q) The Accounts. The Borrower has neither pledged nor assigned, nor entered into a control agreement with respect to either Account, other than in accordance with the terms of this Agreement and the Account Control Agreement. Each Account is a “deposit account” or “securities account”, in each case under and as defined in the relevant UCC.

(r) Tax Status. The Borrower has not elected and will not elect to be treated as a corporation, and has not otherwise become treated as a corporation, for United States federal income tax purposes.

(s) Tradenames and Place of Business. (i) The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business and (ii) the principal place of business and chief executive office of the Borrower are located at the address of the Borrower set forth on Schedule A hereto and has been so for the last four months.

(t) Second Tier Purchase Agreement. The Second Tier Purchase Agreement is the only agreement pursuant to which the Borrower purchased the Receivables and the related Contracts.

(u) Value Given. In consideration for the transfer to the Borrower of the related Receivables and the related Collateral under the Second Tier Purchase Agreement, the Borrower shall have paid Regional Management an amount equal to the fair market value of the related Receivables, and no such transfer shall have been made for or on account of an antecedent debt owed by Regional Management to the Borrower and no such transfer is or may be voidable or subject to avoidance under any Insolvency Law.

(v) Accounting. The Borrower accounts for the transfers to it from Regional Management of the Receivables and related Collateral under the Second Tier Purchase Agreement as sales of such Receivables and related Collateral in its books, records and financial statements, in each case consistent with GAAP and with the requirements set forth herein.

(w) Special Purpose Entity. The Borrower is in compliance with Section 6.02(q).

(x) Confirmation from Regional Management. The Borrower has received in writing from Regional Management confirmation that, so long as the Borrower is not “insolvent” within the meaning of the Bankruptcy Code, Regional Management will not cause the Borrower to file a voluntary petition under the Bankruptcy Code or any other Insolvency Laws. Each of the Borrower and Regional Management is aware that in light of the circumstances described in the preceding sentence and other relevant facts, the filing of a voluntary petition under the Bankruptcy Code for the purpose of making any Receivable or any other assets of the Borrower available to satisfy claims of the creditors of Regional Management would not result in making such assets available to satisfy such creditors under the Bankruptcy Code.

(y) Investment Company Act; Volcker Rule. The Borrower is not an “investment company” within the meaning of the Investment Company Act and is not required to register as an “investment company” under the Investment Company Act. In reaching this conclusion, the Borrower relied on the exemption from the definition of “investment company” in Section 3(c)(5) of the Investment Company Act (although other exemptions may apply) and the Borrower is not a “covered fund” for purposes of the Volcker Rule.

(z) ERISA. Each Pension Plan is in compliance with applicable funding requirements. No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any material tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been billed, nor has any Pension Plan been terminated under Section 4041(f) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(aa) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any other Borrower Basic Document or in any certificate or other document furnished by the Borrower pursuant hereto or thereto or in connection herewith or therewith is true and correct in all material respects.

(bb) Representations and Warranties in Second Tier Purchase Agreement. The representations and warranties made by Regional Management to the Borrower in the Second Tier Purchase Agreement are hereby remade by the Borrower on each date to which they speak in the Second Tier Purchase Agreement, as if such representations and warranties were set forth herein. For purposes of this Section, such representations and warranties are incorporated herein by reference as if made by the Borrower to each of the Secured Parties under the terms hereof mutatis mutandis.

(cc) Sanctions. Each of the Borrower and each Related Party, and, to the knowledge of the Borrower, their respective agents, trustees, administrators, managers, advisors and representatives (i) is not a Sanctioned Person, (ii) is not owned or controlled by or acting on behalf of a Sanctioned Person, (iii) is not under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions and (iv) will not fund any repayment of the Loan Balance with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender, any other party to the Basic Documents or any Related Party to be in breach of any Sanctions. The proceeds of the Loans will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(dd) Money Services Business. The Borrower is not, nor is required to be registered as, nor will it at any time during the term of this Agreement be, or be required to be registered as, a “Money Services Business” within the meaning of the FinCEN rules at 31 C.F.R. 1010.100(ff).

(ee) Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the written reports, financial statements, certificates or other written information (other than general market or economic data) furnished by or on behalf of Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, it represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that forecasts and projections are subject to contingencies and no assurances can be given that any forecast or projection will be realized).

Section 5.02. Representations and Warranties of the Borrower as to the Receivables. The Borrower represents and warrants, as of the Closing Date and the Effective Date:

(a) Security Interest. This Agreement constitutes a grant of a security interest in all Collateral to the Administrative Agent which upon the filing of financing statements in the applicable jurisdictions, shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. Until the Facility Termination Date, neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in any Account Collateral; provided, if this Agreement constitutes the grant of a security interest in such property, except for the interest of the Borrower in such property. The representations and warranties contained in Schedule F are true and correct in all material respects.

(b) Eligibility of Initial Receivables. As of the Closing Date, (i) Schedule C is an accurate and complete listing in all material respects of the Initial Receivables as of the Initial Cutoff Date and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the Initial Cutoff Date, (ii) each such Receivable is an Eligible Receivable as of the Initial Cutoff Date, (iii) each such Receivable and the related Financed Vehicle is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each such Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Receivable and the related Collateral to the Administrative Agent have been duly obtained, effected or given and are in full force and effect.

(c) Eligibility of Effective Date Receivables. As of the Effective Date, (i) Schedule C is an accurate and complete listing in all material respects of the Effective Date Receivables as of the Effective Date Cutoff Date and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the Effective Date Cutoff Date, (ii) each such Receivable is an Eligible Receivable as of the Effective Date Cutoff Date, (iii) each such Receivable and the related Financed Vehicle is free and clear of any Lien of any Person (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each such Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Receivable and the related Collateral to the Administrative Agent have been duly obtained, effected or given and are in full force and effect.

Section 5.03. Representations and Warranties of the Servicer. The Servicer represents and warrants, as of the Closing Date and the Effective Date:

(a) Organization and Good Standing. The Servicer and each Subservicer has been duly organized and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of the State of its incorporation or formation, as applicable, with all requisite corporate power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement and the Servicer had at all relevant times, and now has all requisite corporate power and authority to acquire, own, sell and service the Receivables and the other Collateral.

(b) Due Qualification. Each of the Servicer and each Subservicer is duly qualified to do business and is in good standing as a corporation or limited liability company, as applicable, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and or the conduct of its business, including the origination and servicing of the Receivables, requires such qualification, licenses or approvals, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect.

(c) Power and Authority; Due Authorization. The Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver the Servicer Basic Documents and (B) carry out the terms of the Servicer Basic Documents and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of the Servicer Basic Documents.

(d) Binding Obligation. Each Servicer Basic Document constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated the Servicer Basic Documents and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s certificate of incorporation, bylaws or any Contractual Obligation of the Servicer, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such certificate of incorporation, bylaws or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of any Servicer Basic Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Servicer Basic Document, (iii) challenging the enforceability of a material portion of the Receivables or (iv) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by the Servicer of the Servicer Basic Documents have been obtained.

(h) Solvency. The transactions contemplated by the Basic Documents do not and will not render the Servicer not Solvent.

(i) Taxes. The Servicer has filed or caused to be filed all federal tax returns and all other material tax returns that are required to be filed by it. The Servicer has paid or made adequate provisions for the payment of all Taxes shown on such tax returns and all material assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer), and no tax lien has been filed and, to the Servicer’s knowledge, no claim is being asserted, with respect to any such Tax.

(j) Reports Accurate. All Monthly Reports, information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Servicer or any Subservicer to any Secured Party, the Backup Servicer, the Account Bank or the Collateral Custodian in connection with this Agreement are accurate, true and correct in all material respects as of the date specified therein or the date so furnished (as applicable).

(k) Servicer’s Performance. The Servicer has the knowledge, the experience and the systems, financial and operational capacity available to timely perform each of its obligations hereunder.

(l) Compliance with the Collection Policy. The Servicer and each Subservicer has, with respect to the Receivables, complied in all material respects with the Collection Policy.

(m) The Accounts. The Servicer has neither pledged nor assigned, nor entered into a control agreement with respect to, either Account or amounts on deposit therein with or to any other Person except the Administrative Agent and/or the Secured Parties. Each Account is a “deposit account” or “securities account”, in each case under and as defined in the relevant UCC.

(n) Representations and Warranties in the Second Tier Purchase Agreement. The representations and warranties made by Regional Management in the Second Tier Purchase Agreement are hereby remade by Regional Management on each date as of which they speak in the Second Tier Purchase Agreement, as if such representations and warranties were set forth herein. For purposes of this subsection, such representations and warranties are incorporated herein by reference as if made by Regional Management to the Administrative Agent and to each of the Secured Parties under the terms hereof mutatis mutandis.

(o) Anti-Corruption Laws and Sanctions. The Servicer, each of its Subsidiaries, their respective Related Parties, and, to the knowledge of the Servicer, their respective agents, trustees, administrators, managers, advisors and representatives (i) is not a Sanctioned Person, (ii) is not owned or controlled by or acting on behalf of a Sanctioned Person and (iii) is not under investigation for an alleged breach of Sanctions by a Governmental Authority that enforces Sanctions. No advance, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(p) Money Services Business. The Servicer is not, nor is required to be registered as, nor will it at any time during the term of this Agreement be, or be required to be registered as, a “Money Services Business” within the meaning of the FinCEN rules at 31 C.F.R. 1010.100(ff).

Section 5.04. Representations and Warranties of the Backup Servicer and the Collateral Custodian. Each of the Backup Servicer and the Collateral Custodian represents and warrants as of the Closing Date:

(a) Organization and Good Standing. It has been duly organized, and is validly existing as a national banking association and in good standing under the laws of the United States, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to execute, deliver and perform its obligations under the Basic Documents to which it is a party.

(b) Power and Authority; Due Authorization. It (i) has all necessary power and authority to execute, deliver and carry out the terms of the Basic Documents to which it is a party and (ii) has duly authorized by all necessary action on its part the execution, delivery and performance of such Basic Documents.

(c) Binding Obligation. Each of the Basic Documents to which it is a party constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

(d) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its organizational documents or any of its Contractual Obligations, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such organizational documents or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(e) No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) challenging the enforceability of any portion of the Receivables or (iv) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(f) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by it of this Agreement have been obtained.

Section 5.05. Repurchase of Certain Receivables.

(a) If any Receivable is an Ineligible Receivable as of the Closing Date or the Effective Date (including if the related Certificate of Title is not delivered to the Collateral Custodian within 90 days of the Closing Date or the Effective Date), as the case may be, after the earlier of 30 days after (i) the date the Borrower has knowledge that such Receivable is an Ineligible Receivable and (ii) receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof (which notice the Servicer shall be required to give promptly upon knowledge thereof), the Borrower shall accept the release of each such Receivable, and the Administrative Agent shall be deemed, upon receipt of the Release Price, to convey to the Borrower, without recourse, representation or warranty, all of its right, title and interest in each such Receivable. In any of the foregoing instances, the Borrower shall accept the release of each such Receivable from the Administrative Agent. On and after the date of release, the Receivable so released shall not be included in the Collateral. In consideration of a release, the Borrower shall, on the date of release of such Receivable, make or cause to be made a deposit of the Release Price to the Collection Account in immediately available funds and/or via an ACH transaction. Upon each release to the Borrower of such Receivable, the Administrative Agent shall automatically and without further action be deemed to transfer, assign and set-over to the Borrower, without recourse, representation or warranty, all the right, title and interest of the Administrative Agent in, to and under such Receivable and all future monies due or to become due with respect thereto, all proceeds of such Receivable and Liquidation Proceeds and Insurance Proceeds relating thereto, all rights to security for any such Receivable, and all proceeds and products of the foregoing. The Administrative Agent shall, at the sole expense of the Servicer, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower and take other such actions as shall reasonably be requested by the Borrower to effect the release of such Receivable pursuant to this subsection.

(b) In the case of (i) the Initial Receivables, prior to the Closing Date, or (ii) the Effective Date Receivables, 30 days after the Effective Date Receivables are delivered to the Collateral Custodian, which shall in no event exceed 120 days after the Effective Date, the Collateral Custodian shall have reviewed the related Receivable Files to verify the presence of the original Receivable and a Certificate of Title (or, if the original certificate of title has not yet been issued, copies of correspondence or application to the applicable Registrar of titles, and all related documentation, for issuance of the original certificate of title) with respect to the related Financed Vehicle and, upon completion of such review, shall have delivered to the Administrative Agent a Receivable Receipt. With respect to any Contract for which any of the foregoing documents has not been delivered to the Collateral Custodian or corrected within 30 days of the Closing Date or 120 days after the Effective Date, as the case may be, in a manner acceptable to the Administrative Agent, the Borrower shall remove or cause the removal of the related Receivable from the Collateral, and the Borrower shall acquire and repurchase, respectively, such Receivable from the Collateral and deposit the Release Price into the Collection Account. The Collateral Custodian is not responsible for monitoring or enforcing repurchase requirements. Other than the foregoing review, the Collateral Custodian shall have no duty or obligation to review any of the Receivable Files. The Servicer may review the Receivable Files following the delivery to the Administrative Agent and Collateral Custodian of a written request. Within 15 days following the end of each month, until February 29, 2016 in the case of the Initial Receivables and until March 15, 2018 in the case of the Effective Date Receivables, the Collateral Custodian shall deliver to the Administrative Agent and the Servicer a list of all related Receivables for which it does not have in its possession the related Certificate of Title.

ARTICLE SIX

COVENANTS

Section 6.01. Affirmative Covenants of the Borrower. From the Closing Date until the Facility Termination Date:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Receivables and related Financed Vehicles.

(b) Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the State of Delaware, and qualify and remain qualified in good standing as a foreign limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Performance and Compliance with Agreements. The Borrower will, at its expense, timely and fully perform and comply (or cause (i) Regional Management to perform and comply pursuant to this Agreement and other Basic Documents to which Regional Management is a party or (ii) each Originator to perform and comply pursuant to the related First Tier Purchase Agreement) with all provisions, covenants and other promises required to be observed by it under the Basic Documents and the Receivables.

(d) Keeping of Records and Books of Account. The Borrower will (or will direct the Servicer on behalf of the Borrower to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.

(e) Borrower Assets. With respect to each Receivable, the Borrower will: (i) acquire such Receivable pursuant to and in accordance with the terms of the Second Tier Purchase Agreement, (ii) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Receivable, including (A) filing and maintaining effective financing statements (Form UCC-1) listing Regional Management as debtor in all necessary or appropriate filing offices (and will cause Regional Management to obtain similar financing statements from each Originator from which it acquired the Receivables), and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (iii) take all additional action that the Administrative Agent may reasonably request, including the filing of financing statements (Form UCC-1) listing the Administrative Agent as secured party to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral on the Closing Date.

(f) Delivery of Collections. The Borrower will deliver or cause to be delivered to the Servicer for further remittance to the Collection Account promptly (but in no event later than one Business Day after receipt) all Collections received by it.

(g) Separate Existence. The Borrower shall comply with the special purpose entity requirements set forth in Section 6.02(q).

(h) Collection Policy. The Borrower will cause the Servicer to (i) with respect to each Receivable, comply in all material respects with the Collection Policy throughout the life of such Receivable, (ii) furnish to the Administrative Agent, prior to its effective date, prompt notice of any material change to the Collection Policy, and not allow any such material change to be put into effect without the prior written consent of the Administrative Agent and (iii) furnish to the Administrative Agent revised versions of the Collection Policy.

(i) Termination Events. The Borrower will provide the Administrative Agent, the Backup Servicer and the Collateral Custodian with written notice promptly and in any event within three Business Days after a Responsible Officer of the Borrower obtains knowledge (or should have obtained knowledge) of the occurrence of each Termination Event and each Unmatured Termination Event setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(j) Taxes. The Borrower will file or caused to be filed all tax returns that are required to be filed by it and pay all Taxes, including those required to meet the obligations of the Basic Documents. The Borrower will pay when due, cause to be paid when due or make adequate and timely provisions for the payment when due of all federal and State, local and foreign Taxes and all assessments made against it or any of its property (other than any amount of Tax the validity of which the Borrower may contest in good faith by appropriate proceedings, including appeals, and with respect to which the Borrower retains reserves in accordance with GAAP on the books of the Borrower), including those required to meet the obligations of the Basic Documents.

(k) Tax Status. The Borrower will not elect to be treated as a corporation, or otherwise become taxable as a corporation, for U.S. federal income tax purposes.

(l) Use of Proceeds. The Borrower will use the proceeds of the Loans only to acquire the Receivables from Regional Management pursuant to the Second Tier Purchase Agreement, and Regional Management will use the ultimate proceeds of the Loans only (i) to finance the acquisition of Receivables and (ii) to fund the fees and expenses arising under this Agreement and the other Basic Documents. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(m) Reporting. The Borrower will maintain for itself, or cause to be maintained, a system of accounting established and administered in accordance with GAAP and furnish or cause to be furnished to the Administrative Agent and, in the case of Monthly Reports, Monthly Loan Tapes and notices of material events, each Lender, the Collateral Custodian, the Account Bank and the Backup Servicer:

(i) Monthly Reports and Monthly Loan Tapes. Not later than each Reporting Date, a Monthly Report, a Monthly Loan Tape and such other information as reasonably requested by the Administrative Agent.

(ii) Income Tax Liability. Within ten Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any “affiliated group” (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed $1,000,000 in the aggregate, telephonic or telecopied notice (confirmed in writing within five Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.

(iii) Tax Returns. Upon demand by the Administrative Agent, copies of all federal, State and local Tax returns and reports filed by the Borrower, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and like taxes).

(iv) Auditors’ Management Letters. Promptly after any auditors’ management letters are received by the Borrower or by its accountants, which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower.

(v) Representations. Promptly upon receiving knowledge of same, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Section 5.01 or 5.02 was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before the Closing Date of any facts or circumstances within the knowledge of the Borrower which would render any of such representations and warranties untrue at the date when they were made or deemed to have been made.

(vi) ERISA. Promptly, and in any event within 30 days, after receiving notice of any “Reportable Event” (as defined in Title IV of ERISA) with respect to the Borrower (or any ERISA Affiliate thereof and for which the Borrower would have liability), a copy of such notice.

(vii) Proceedings. As soon as possible and in any event within three Business Days after a Responsible Officer of the Borrower receives notice or obtains knowledge thereof, any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), material litigation, material action, material suit or material proceeding before any Governmental Authority, domestic or foreign, affecting the Regional Management Entities.

(viii) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstance that, in the reasonable judgment of the Borrower, is likely to have a Material Adverse Effect.

(n) Accounting Policy. The Borrower will promptly notify the Administrative Agent of any material change in the Borrower’s accounting policies that are not otherwise required by GAAP.

(o) Notices Regarding Collateral. The Borrower will advise the Administrative Agent in writing promptly, in reasonable detail, of (i) any Lien (other than Permitted Liens) asserted or claim made against a material portion of the Collateral, (ii) the occurrence of a material breach by the Borrower of any of its representations, warranties or covenants contained herein and (iii) the occurrence of any other event which would have a material adverse effect on the security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral or the collectability of all or a material portion of the Receivables or which would have a material adverse effect on the security interests of the Administrative Agent for the benefit of the Secured Parties.

(p) Reports Accurate. All Monthly Reports, Monthly Loan Tapes and static pool information (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower, such portion supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to any Secured Party, the Backup Servicer and the Collateral Custodian in connection with this Agreement will be true, complete and correct in all material respects.

(q) Further Assurances. Promptly upon request by the Administrative Agent, or any Lender, the Borrower will (i) correct any material defect or error that may be discovered in any Basic Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or any Lender may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Basic Documents, (B) to the fullest extent permitted by Applicable Law, subject the Borrower’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Basic Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Basic Documents and any of the Liens intended to be created hereunder and thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Basic Document or under any other instrument executed in connection with any Borrower Basic Document.

(r) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower and its Related Parties shall (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with applicable Anti-Money Laundering Laws, (iii) ensure it does not use any of the proceeds of the Loans in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws and (iv) ensure it does not fund any repayment of the Loans in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(s) Compliance with Sanctions. The Borrower and its Related Parties shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make such proceeds available to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with a Sanctioned Person or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. The Borrower shall comply with Sanctions and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Borrower shall notify the Lenders and the Administrative Agent in writing not more than one Business Day after becoming aware of any breach of Section 5.01(cc) or this subsection.

(t) Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or Regional Management as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement.

(u) Account Restructuring Date. On the Account Restructuring Date, the Borrower entered into, or caused the Servicer to enter into, the Security Agreement, the Master Deposit Account Control Agreement and the Wells Fargo Deposit Account Control Agreement, amended the Intercreditor Agreement and delivered to the Administrative Agent an Opinion of Counsel to the effect that such agreements (i) are the valid, binding and enforceable obligations of the parties thereto and (ii) created a perfected security interest for the benefit of the Administrative Agent in the Master Deposit Account and the Additional Deposit Accounts, prior to any other security interest created under Article 9 of the New York UCC, perfected by a method other than control, in each case in form and substance satisfactory to the Administrative Agent.

Section 6.02. Negative Covenants of the Borrower. From the Closing Date until the Facility Termination Date:

(a) Indebtedness. The Borrower will not create, incur, assume or permit to exist any Indebtedness except Indebtedness pursuant to this Agreement or the other Basic Documents.

(b) Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any of its property, except for any Permitted Liens and Liens created under this Agreement or the other Basic Documents.

(c) Other Business. The Borrower will not (i) engage in any business other than the transactions contemplated by the Basic Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to this Agreement or any other Basic Document (excluding any incidental expenses incurred by the Borrower in connection with the performance of its obligations under the Basic Documents) or (iii) have or form any Subsidiary or make any Investments in any other Person.

(d) Receivables Not to be Evidenced by Instruments. The Borrower will take no action to cause any Receivable that is not, as of the Closing Date, evidenced by an Instrument, to be so evidenced except in connection with the enforcement or collection of such Receivable.

(e) Security Interests. The Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any portion of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein, and the Borrower will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, hereunder. The Borrower will promptly notify the Administrative Agent of the existence of any Lien on any portion of the Collateral and the Borrower shall defend the right, title and interest of the Administrative Agent in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any portion of the Collateral.

(f) The Accounts. The Borrower shall not create or participate in the creation of, or permit to exist, any Liens (other than Permitted Liens) and will not enter into any “control agreement” (as defined in the relevant UCC) with respect to either Account other than as set forth in, or permitted pursuant to, this Agreement and the Account Control Agreement.

(g) Mergers, Acquisitions, Sales, Etc. The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock or membership interests of any class of, or any partnership or joint venture interest in, any other Person, or, other than in compliance with the terms hereof, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the Collateral or any interest therein (other than pursuant hereto).

(h) Distributions. The Borrower shall not declare or pay, directly or indirectly, any dividend or make any other distribution (whether in cash or other property) with respect to the profits, assets or capital of the Borrower or any Person’s interest therein, or purchase, redeem or otherwise acquire for value any of its capital stock now or hereafter outstanding, except that the Borrower may declare and pay cash or limited liability company membership interest distributions with funds distributed to the Borrower pursuant to Section 2.08, 2.09 and the last sentence of Section 2.11, subject to Applicable Law.

(i) Change of Name or Location of Receivable Files. The Borrower shall not (i) change its name, form or State of organization or change the location of its principal place of business and chief executive office, and the offices where it keeps the Records from the locations referred to in Schedule D or (ii) move, or consent to the Collateral Custodian moving, the Receivable Files relating to (A) the Initial Receivables from the location thereof on the Closing Date or (B) the Effective Date Receivables from the location thereof on the Effective Date, unless in each case the Borrower has given at least 30 days’ prior written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent in the Collateral, subject only to Permitted Liens.

(j) True Sale. Except for purposes of GAAP, the Borrower will not account for or treat the transactions contemplated by the First Tier Purchase Agreements and the Second Tier Purchase Agreement in any manner other than as the sale, or absolute assignment, of the Receivables and other Collateral by the Originators (other than Regional Management) to Regional Management and by Regional Management to the Borrower, respectively.

(k) ERISA Matters. The Borrower will not (i) assuming that no portion of the Loans is funded or held with “plan assets” within the meaning of Section 3(42) of ERISA, engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) fail, or permit any ERISA Affiliate to fail, to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (iii) file, or permit any ERISA Affiliate to file, an application for a waiver of the minimum funding standard pursuant to Section 412(c) of the Code or Section 303(c) of ERISA with respect to any Pension Plan, (iv) incur, or permit any ERISA Affiliate to incur, any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (v) fail, or permit any ERISA Affiliate to fail, to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (vi) terminate any Pension Plan so as to result in any liability or (vii) permit to exist any occurrence of any “Reportable Event” described in Title IV of ERISA.

(l) Formation Documents; Borrower Basic Documents. Without the prior written consent of the Administrative Agent, the Borrower will not (i) amend, modify, waive or terminate any provision of its Formation Documents or any Borrower Basic Document or (ii) permit the Member to amend, modify or terminate its Certificate of Formation or its limited liability company agreement.

(m) Changes in Payment Instructions. The Borrower will not add or make any change, or permit the Servicer or any Subservicer to make any change, in its instructions (i) to Obligors regarding payments in respect of the Receivables to be made to the Borrower, the Servicer or any Subservicer in which payments in respect of the Receivables are made and (ii) regarding payments to be made to the Administrative

Agent with respect to the Collateral, each unless the Administrative Agent has consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent.

(n) Extension or Amendment. The Borrower will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Contract.

(o) Collection Policy. Subject to Sections 6.01(h) and 6.04(i), the Borrower will not materially amend, modify, restate or replace, in whole or in part, the Collection Policy, which change would materially impair the collectability of the Receivables or otherwise affect the interests or the remedies of the Secured Parties under the Basic Documents, without the prior written consent of the Administrative Agent.

(p) No Assignments. The Borrower will not assign or delegate, grant any interest in or permit any Lien (other than Permitted Liens) to exist upon any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.

(q) Special Purpose Entity. The Borrower will not (nor has it taken any such action in the past):

(i) engage in any business or activity other than the purchase and receipt of Receivables and related assets under the Second Tier Purchase Agreement, the pledge of Receivables and related assets under the Basic Documents and such other activities as are incidental thereto;

(ii) acquire or own any material assets other than (A) the Receivables and related assets under the Second Tier Purchase Agreement, (B) incidental property as may be necessary for the operation of the Borrower and (C) cash generated from the foregoing;

(iii) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the Administrative Agent’s consent;

(iv) elect for the Borrower to be treated, or otherwise become taxable, as a corporation for U.S. federal income tax purposes;

(v) fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Administrative Agent, amend, modify, terminate, fail to comply with the provisions of its Formation Documents or fail to observe Delaware limited liability company formalities;

(vi) own any Subsidiary or make any Investment in any Person without the consent of the Administrative Agent;

(vii) commingle its assets with the assets of any of its Affiliates, or of any other Person, except to the extent contemplated by this Agreement;

(viii) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness to the Secured Parties hereunder or under any other Basic Document or in conjunction with a repayment of the Aggregate Unpaids, except for trade payables in the ordinary course of its business, provided that such debt is not evidenced by a note and paid when due;

(ix) become not Solvent or generally fail to pay its debts and liabilities from its assets as the same shall become due;

(x) fail to maintain its records, books of account and bank accounts separate and apart from those of any other Person; provided, however, that the Borrower may be included in Regional Management’s consolidated financial statements for Tax and reporting purposes;

(xi) enter into any contract or agreement with any of its principals or Affiliates or any other Person, except as contemplated by this Agreement upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than its Affiliates;

(xii) fail to correct any known misunderstandings regarding the separate identity of the Borrower from any principal or Affiliate thereof or from any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debt of another Person;

(xiv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of Indebtedness issued by any other Person (other than Permitted Investments and Contracts);

(xv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvi) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvii) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Insolvency Laws or make an assignment for the benefit of creditors;

(xviii) hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;

(xix) permit any transfer (whether in any one or more transactions) of a direct or indirect ownership interest in the Borrower unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion;

(xx) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person; provided, however, that the Borrower may be included in Regional Management’s consolidated financial statements for Tax and reporting purposes;

(xxi) fail to pay its own liabilities and expenses only out of its own funds;

(xxii) fail to pay or cause to be paid the salaries of its own employees, if applicable, in light of its contemplated business operations;

(xxiii) acquire obligations or securities of its Affiliates or stockholders;

(xxiv) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv) fail to use separate invoices and checks bearing its own name;

(xxvi) pledge its assets for the benefit of any other Person, other than with respect to payment of the Indebtedness to the Secured Parties hereunder;

(xxvii) fail at any time to have at least one Independent Manager on its board of managers; provided, however, such Independent Manager may be an independent director or manager of another special purpose entity affiliated with Regional Management;

(xxviii) fail to provide that the unanimous consent of all managers of the Borrower (including the consent of the Independent Manager) is required for the Borrower to (A) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or not Solvent, (B) institute or consent to the institution of bankruptcy or Insolvency Proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any Insolvency Law, (D) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (E) make any assignment for the benefit of the Borrower’s creditors, (F) admit in writing its inability to pay its debts generally as they become due or (G) take any action in furtherance of any of the foregoing;

(xxix) replace or appoint any Person as an Independent Manager of the Borrower (A) who does not satisfy the definition of an Independent Manager and (B) with less than ten days’ prior written notice to the Administrative Agent and without an Officer’s Certificate of Regional Management that the prospective Independent Manager satisfies the definition of an Independent Manager;

(xxx) (A) amend, restate, supplement or otherwise modify its Formation Documents in any respect that would impair its ability to comply with the Basic Documents or (B) fail to require in its limited liability company agreement that no Independent Manager may be replaced or appointed with less than ten days’ prior written notice to the Administrative Agent and a certification by Regional Management that the prospective Independent Manager satisfies the definition of an Independent Manager; and

(xxxi) not take or refrain from taking, as applicable, each of the activities specified in the non-consolidation opinion of Alston & Bird, LLP, dated the Effective Date, upon which the conclusions expressed therein are based.

(r) Residual Interest Conveyance. The Borrower will not transfer any interest or residual interest in (i) its rights to receive amounts pursuant to Section 2.08(ix) or (ii) its membership or other equity interests.

Section 6.03. Affirmative Covenants of the Servicer. From the Closing Date until the Facility Termination Date:

(a) Compliance with Laws. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Contracts, the Receivables, the related Financed Vehicles and the Receivable Files or any part thereof.

(b) Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect.

(c) Obligations and Compliance with Receivables. The Servicer will fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Receivable and will do nothing to impair the rights of the Administrative Agent in, to and under the Collateral.

(d) Performance and Compliance with Servicer Basic Documents. The Servicer will timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Servicer Basic Documents.

(e) Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables, including the Servicer Files, in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables, including the Servicer Files.

(f) Taxes. The initial Servicer will file all tax returns required to be filed by it and pay any and all Taxes, including those required to meet the obligations of the Basic Documents; provided, however, that the initial Servicer shall not be required to pay any such Tax if and so long as the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the initial Servicer.

(g) Use of Proceeds. Regional Management will use the monies remitted to it by the Borrower pursuant to the Second Tier Purchase Agreement (i.e., the net proceeds of the related Loan) only (i) to finance the acquisition of the related Receivables, (ii) to fund the fees and expenses arising under this Agreement and the other Basic Documents and (iii) for general corporate purposes. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(h) Preservation of Security Interest. The Servicer will execute and file such financing and continuation statements and any other documents that may be required by any Applicable Law or regulation of any Governmental Authority to preserve and protect fully the security interest of the Administrative Agent in, to and under the Collateral.

(i) Collection Policy. The Servicer and each Subservicer will comply in all material respects with the Collection Policy in regard to each Receivable. The initial Servicer shall furnish to the Administrative Agent, prior to its effective date, prompt notice of any material change in the Collection Policy, and not allow any such material change to be put into effect without the prior written consent of the Administrative Agent. The initial Servicer will not agree to or otherwise permit to occur any change in the Collection Policy, which change would reasonably be expected to impair the collectability of the Receivables or otherwise materially and adversely affect the interests or remedies of the Secured Parties under this Agreement or any other Basic Document, without the prior written consent of the Administrative Agent. The initial Servicer will cause to be delivered to the Administrative Agent and the Backup Servicer a modified Collection Policy including each change thereto, for inclusion as Exhibit C.

(j) Termination Events and Servicer Termination Events. The Servicer will furnish to the Administrative Agent, as soon as possible and in any event within three Business Days after the occurrence of each Termination Event, Unmatured Termination Event and Servicer Termination Event, a written statement of its chief financial officer or chief accounting officer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(k) Other. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Lender, promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower, the Servicer or an Originator as the Administrative Agent or a Lender may from time to time reasonably request in order to protect the interests of the Secured Parties under or as contemplated by this Agreement.

(l) Losses, Etc. In any suit, proceeding or action brought by the Backup Servicer, the Collateral Custodian or any Secured Party for any sum owing thereto, the Servicer shall save, indemnify and keep each such entity harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Obligor under the Receivables, arising out of a breach by the Servicer of any obligation under the related Receivable or arising out of any other agreement, Indebtedness or liability at any time owing to or in favor of such Obligor or its successor from the Servicer, and all such obligations of the Servicer shall be and remain enforceable against and only against the Servicer and shall not be enforceable against each such entity.

(m) Notice Regarding Collateral. The Servicer shall advise the Collateral Custodian and the Administrative Agent in writing promptly, in reasonable detail of (i) any Lien (other than Permitted Liens) asserted or claim made against any portion of the Collateral, (ii) the occurrence of any breach by the Servicer of any of its representations, warranties and covenants contained herein and (iii) the occurrence of any other event which could have a material adverse effect on the security interest of the Administrative Agent on behalf of the Secured Parties in the Collateral or the collectability of all or a material portion of the Receivables, or which could have a material adverse effect on the security interests of the Administrative Agent for the benefit of the Secured Parties.

(n) Realization on Receivables. In the event that the Servicer realizes upon any Receivable, the methods utilized by the Servicer to realize upon such Receivable or otherwise enforce any provisions of such Receivable will not subject the Servicer, the Borrower, any Secured Party, the Backup Servicer or the Collateral Custodian to liability under any federal, State or local law, and any such realization or enforcement by the Servicer will be conducted in accordance with the provisions of this Agreement, the Collection Policy and Applicable Law.

(o) Accounting Policy. The initial Servicer will promptly notify the Administrative Agent of any material change in the Servicer’s accounting policies.

(p) Additional Information. The Servicer shall, within two Business Days of its receipt thereof, respond to reasonable written directions or written requests for information that the Backup Servicer, the Account Bank, the Borrower, the Administrative Agent, each Lender or the Collateral Custodian might have with respect to the administration of the Receivables.

(q) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Servicer, its Subsidiaries and their respective Related Parties shall (i) comply with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, (ii) conduct the requisite due diligence in connection with the transactions contemplated herein for purposes of complying with applicable Anti-Money Laundering Laws, (iii) ensure it does not use any of the proceeds of the Loans in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws and (iv) ensure it does not fund any repayment of the Loans in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.

(r) Additional Covenants. The Servicer will (i) immediately notify the Borrower, the Backup Servicer, the Administrative Agent, each Lender, the Account Bank and the Collateral Custodian of the existence of any Lien on any portion of the Collateral (other than the Lien of the Administrative Agent and Permitted Liens) if the Servicer has actual knowledge thereof, (ii) defend the right, title and interest of such entities in, to and under the Collateral against all claims of third parties claiming through or under the Servicer, (iii) transfer to the Account Bank for deposit into the Collection Account, all payments received by the Servicer with respect to the Collateral in accordance with this Agreement other than during a Dominion Period or a Report Failure Period, (iv) comply with the terms and conditions of this Agreement relating to the obligation of the Borrower to remove Receivables from the Collateral pursuant to this Agreement and the obligation of Regional Management to reacquire Receivables from the Borrower pursuant to the Second Tier Purchase Agreement, (v) promptly notify the Borrower, the Administrative Agent, the Backup Servicer, the Account Bank and the Collateral Custodian of the occurrence of any Servicer Termination Event and any breach by the Servicer of any of its covenants or representations and warranties contained herein, (vi) promptly notify the Borrower, the Administrative Agent, each Lender, the Backup Servicer, the Account Bank and the Collateral Custodian of the occurrence of any event which, to the knowledge of the Servicer, would require that the Borrower make or cause to be made any filings, reports, notices or applications or seek any consents or authorizations from any and all Government Authorities in accordance with the relevant UCC and any State vehicle license or registration authority as may be necessary or advisable to create, maintain and protect a first priority perfected security interest of the Administrative Agent in, to and on the Financed Vehicles and a first priority security interest of the Administrative Agent in, to and on the Collateral, (vii) take all reasonable action necessary to maximize the returns pursuant to the Insurance Policies, (viii) immediately notify the Backup Servicer if any changes to the Collection Policy or the servicing platform occur and (ix) not impair the rights of the Borrower or the Secured Parties in the Collateral.

(s) Account Restructuring Date. On the Account Restructuring Date, the Servicer entered into, or caused the Borrower to enter into, the Security Agreement, the Master Deposit Account Control Agreement and the Wells Fargo Deposit Account Control Agreement, amended the Intercreditor Agreement and delivered to the Administrative Agent an Opinion of Counsel to the effect that such agreements (i) are the valid, binding and enforceable obligations of the parties thereto and (ii) created a perfected security interest for the benefit of the Administrative Agent in the Master Deposit Account and the Additional Deposit Accounts, prior to any other security interest created under Article 9 of the New York UCC, perfected by a method other than control, in each case in form and substance satisfactory to the Administrative Agent.

Section 6.04. Negative Covenants of the Servicer. From the Closing Date until the Facility Termination Date:

(a) Collection Account; Reserve Account. The Servicer shall not create or participate in the creation of, or permit to exist, any Liens (other than Permitted Liens) with respect to the Collection Account or the Reserve Account. The Servicer shall not grant the right to take dominion or “control” (as defined in the relevant UCC) at a future time or upon the occurrence of a future event to any Person with respect to such Collection Account or the Reserve Account.

(b) Mergers, Acquisition, Sales, Etc. The initial Servicer shall not (i) consolidate with or merge into any other Person or (ii) convey or transfer all or substantially all of its assets to any other Person; provided, that the Servicer may (A) merge with another Person if (1)(x) the initial Servicer is the entity surviving such merger or (y) the Person with whom the Servicer is merged into or consolidated assumes in writing all duties and liabilities of the initial Servicer hereunder, (2) the initial Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and (3) immediately after giving effect to such merger, no Termination Event, Unmatured Termination Event or Servicer Termination Event shall have occurred and be continuing and (B) convey or transfer all or substantially all of its assets to a Person if (1) such Person assumes in writing all duties and liabilities of the Servicer hereunder, (2) the initial Servicer shall have delivered prior written notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and (3) immediately after giving effect to such transfer, no Termination Event, Unmatured Termination Event or Servicer Termination Event shall have occurred and be continuing.

(c) Change of Name or Location of Servicer Files or Receivable Files. The Servicer shall not (i) change its name or its State of organization, move the location of its principal place of business and chief executive office, and the offices where it keeps records concerning the Receivables (including the Servicer Files) from the locations referred to in Schedule D or (ii) move, or consent to the Collateral Custodian moving, the Receivable Files from the location thereof on the Effective Date, unless the Servicer has given at least 30 days’ prior written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Administrative Agent for the benefit of the Secured Parties, in the Collateral, subject only to Permitted Liens.

(d) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to the Obligors regarding payments to be made to the Borrower, the Servicer or a Subservicer, unless the Administrative Agent has consented to such change and has received duly executed documentation related thereto.

(e) Extension or Amendment of Contracts. The Servicer will not, except as otherwise permitted in Section 7.03(c)(i), extend, amend or otherwise modify the terms of any Contract.

(f) No Instruments. The Servicer shall take no action to cause any Receivable to be evidenced by any Instrument or “electronic chattel paper” (as defined in the UCC).

(g) No Liens. The Servicer shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than the Lien created by this Agreement) on the Collateral or any interest therein, the Servicer will notify the Collateral Custodian and the Administrative Agent of the existence of any Lien on any portion of the Collateral immediately upon discovery thereof, and the Servicer shall defend the right, title and interest of the Administrative Agent on behalf of the Secured Parties in, to and under the Collateral against all claims of third parties claiming through or under the Servicer.

(h) Compliance with Sanctions. The Servicer, its Subsidiaries and their respective Related Parties shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make such proceeds available to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with a Sanctioned Person or (ii) in any manner that would be prohibited by Sanctions or would otherwise cause any Lender to be in breach of any Sanctions. The Servicer shall comply with Sanctions and shall maintain policies and procedures reasonably designed to ensure compliance with Sanctions. The Servicer shall notify the Lenders and the Administrative Agent in writing not more than one Business Day after becoming aware of any breach of Section 5.03(o) or this subsection.

(i) Release; Additional Covenants. The Servicer shall not (i) release any Financed Vehicle securing any Receivable from the security interest granted therein by such Receivable in whole or in part except in the event of payment in full by the Obligor thereunder or upon transfer of such Financed Vehicle to a purchaser following repossession by the Servicer, (ii) impair the rights of the Borrower, the Administrative Agent, the Secured Parties or the Collateral Custodian in the Collateral, (iii) increase the number of Scheduled Payments due under a Receivable except as permitted herein, (iv) prior to the payment in full of any Receivable, sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on such Receivable or any interest therein, (v) impair the rights of the Borrower or the Secured Parties in the Collateral or (vi) sell, pledge, assign, or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on the Collateral or any interest therein.

(j) Force-Placed Insurance Policy. The Servicer shall not force place any Insurance Policies against the Financed Vehicles or the related Obligors.

ARTICLE SEVEN

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 7.01. Designation of Servicing. The Administrative Agent, each Lender and the Borrower, at the direction of and on behalf of the Administrative Agent, hereby appoint Regional Management, as Servicer to service, manage, collect and administer each of the Receivables and the other Collateral, and to enforce its respective rights and interests in and under the Collateral and Regional Management hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof.

Section 7.02. Servicing Compensation. As compensation for its servicing activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to receive the Servicing Fee to the extent of funds available therefor pursuant to Section 2.08. The Servicer shall be further entitled to retain as additional servicing compensation all ancillary fees and payments from Obligors, including administrative fees and similar charges allowed by Applicable Law, but excluding extension fees and late fees.

Section 7.03. Duties of the Servicer.

(a) Standard of Care. The Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with Applicable Law, with reasonable care and diligence and in accordance with the Collection Policy.

(b) Records Held in Trust. The Servicer shall hold in trust for the Borrower and the Secured Parties all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Servicer assumes the servicing responsibilities of the Servicer, the outgoing Servicer shall promptly deliver to the Successor Servicer, and the Successor Servicer shall hold in trust for the Borrower and the Secured Parties, all records which evidence or relate to all or any part of the Collateral.

(c) Collection Practices.

(i) The Servicer shall be responsible for collection of payments called for under the terms and provisions of the Contracts, as and when the same shall become due. The Servicer, in making collection of Receivable payments pursuant to this Agreement, shall be acting as agent for the Secured Parties, and shall be deemed to be holding such funds in trust on behalf of and as agent for the Borrower and the Secured Parties. The Servicer, consistent with the Collection Policy, shall service, manage, administer and make collections on the Receivables on behalf of the Borrower and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection therewith which are not inconsistent with this Agreement. The Servicer may in its discretion grant extensions, rebates or adjustments on a Contract in accordance with the Collection Policy and amend or modify any Contract or Receivable, but shall not modify the APR, the number or amount of the Scheduled Payments or the Principal Balance unless required by Applicable Law or court order issued pursuant to Insolvency

Proceedings involving the related Obligor. The Servicer may in its discretion waive any late payment charge or any other fees (not including interest on the Principal Balance of a Receivable) that may be collected in the ordinary course of servicing any Receivable but shall not extend any Contract such that its maturity date occurs later than the last day of the Collection Period relating to the Final Scheduled Payment Date. In the event that the Servicer breaches the provisions of the three preceding sentences, it shall purchase the related Receivable by depositing an amount equal to the related Release Price into the Collection Account no later than the 30th day following its knowledge of such breach or receipt of notice of such breach. The Servicer shall also enforce (A) all rights of the Borrower under the Second Tier Purchase Agreement, including the right to require Regional Management to repurchase Receivables for breaches of its representations and warranties, and (B) its rights under the First Tier Purchase Agreement, including the right to require each related Originator to repurchase Receivables for breaches of its representations and warranties.

(ii) If the full amount of a Scheduled Payment due under a Receivable is not received within five Business Days after its due date, the Servicer will, in accordance with the Collection Policy, make reasonable and customary efforts to contact the related Obligor. The Servicer shall continue its efforts in accordance with the Collection Policy to obtain such payment from an Obligor whose payment has not been made until the Financed Vehicle with respect to such Receivable is repossessed and sold or the Servicer has determined in its discretion that all amounts due and payable which are collectable on the Receivable have been collected. The Servicer shall use its best efforts, consistent with the Collection Policy, to collect funds on a Defaulted Receivable.

(iii) In the event a Receivable becomes a Defaulted Receivable or is reasonably anticipated by the Servicer to become a Defaulted Receivable, the Servicer and the Subservicers, themselves or through the use of independent contractors or agents shall, consistent with the Collection Policy, repossess or otherwise convert the ownership of the Financed Vehicle securing any such Receivable as to which the Servicer or the related Subservicer shall have determined eventual payment in full is unlikely. All fees, costs and expenses incurred by the Servicer and the Subservicers in connection with the repossession or other conversion of ownership of a Financed Vehicle securing such Receivable shall be reimbursed to the Servicer and the Subservicer (other than overhead), to the extent not previously recouped by the Servicer from Liquidation Proceeds on the Payment Date immediately succeeding the Collection Period in which the Servicer delivered to the Administrative Agent an itemized statement of such costs and expenses. Notwithstanding the foregoing and consistent with the terms of this Agreement, neither the Servicer nor any Subservicer shall be obligated to make any efforts to repossess or take any action with respect to a Defaulted Receivable if, in its reasonable judgment consistent with the Collection Policy, the Liquidation Proceeds would not be increased.

(iv) Except as otherwise provided in Section 7.03(c)(ii), the Servicer shall deposit or cause to be deposited by electronic funds transfer all Collections to the Collection Account no later than two Business Days after receipt.

(d) Collection; Recourse; Sales of Financed Vehicles. The Servicer and each Subservicer shall use its best efforts, consistent with the Collection Policy, to repossess or otherwise convert the ownership of the Financed Vehicle securing any related Receivable as to which it shall have determined eventual payment in full is unlikely. From time to time, as appropriate for servicing or foreclosing upon any Receivable, the Borrower shall, upon written request of the Servicer, execute such documents as shall be reasonably necessary to prosecute any such proceedings. The Servicer and each Subservicer shall follow the Collection Policy as it shall deem necessary or advisable in its servicing of Receivables. The Servicer and each Subservicer shall use all commercially reasonable efforts to maximize proceeds from the repossession of a Financed Vehicle securing any Receivable, which may include reasonable efforts to realize rights of recourse or other remedies against any Dealer, or selling (or causing to be sold) any such Financed Vehicle at auction, public or private sale. The foregoing shall be subject to the provision that, in any case in which the Financed Vehicle shall have suffered damage, neither the Servicer nor the related Subservicer shall expend funds in connection with the repair or the repossession of such Financed Vehicle unless it shall determine in its reasonable discretion that such repair and/or repossession will increase the Liquidation Proceeds by an amount greater than the amount of such expenses.

(e) Subservicers. The Servicer may at any time and from time to time delegate in the ordinary course of business any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that (i) each initial Subservicer shall only be responsible for servicing Receivables in the State in which it is located and (ii) notwithstanding any other provision of this Agreement, the Servicer shall at all times remain responsible for the performance of such duties and obligations. The identity of each Subservicer shall be listed on Schedule E.

(f) Insurance. The Servicer shall:

(i) on behalf of the Borrower, administer and enforce all rights and responsibilities of the Borrower, as owner of the Receivables, provided for in the Insurance Policies relating to the Receivables;

(ii) in accordance with the underwriting criteria then in effect, require that each Obligor shall have obtained physical damage insurance covering the Financed Vehicle as of the date of execution of the related Contract and monitor such physical damage insurance coverage;

(iii) administer the filings of claims under the Insurance Policies by filing the appropriate notices related to claims, including initial notices of loss, as well as claims with the respective carriers or their authorized agents all in accordance with the terms of the Insurance Policies; and use reasonable efforts to file such claims on a timely basis after obtaining knowledge of the events giving rise to such claims;

(iv) utilize such notices, claim forms and claim procedures as are required by the respective insurance carriers issuing Insurance Policies covering Financed Vehicles and the related Obligors;

(v) upon receipt of notice from the related insurer that an Obligor’s physical damage insurance covering a Financed Vehicle related to a Receivable has lapsed or is otherwise not in force, send written notice to such Obligor stating that each Obligor is required to maintain physical damage insurance covering a Financed Vehicle throughout the term of the related Receivable; and

(vi) notwithstanding the foregoing, the Servicer shall not (A) be required to pay any premiums or, other than administering the filing of claims and performing reporting requirements specified in the Insurance Policies in connection with filing such claims in accordance with this Agreement, perform any obligations of the named insured under such Insurance Policies or (B) be responsible to the Borrower, the Administrative Agent, the Secured Parties or the Collateral Custodian for any (1) act or omission to act done in order to comply with the requirements or to satisfy any provisions of the Insurance Policies or (2) act, absent willful misconduct or negligence, or omission to act done in compliance with this Agreement.

In the case of any inconsistency between the requirements of the Servicer under this Agreement, the underwriting criteria then in effect or the Collection Policy and the requirements of any Insurance Policy relating to a Financed Vehicle applicable to the Borrower or the Servicer, the Servicer shall comply with the applicable Insurance Policy; provided, however, that the Servicer shall not be required to comply with any requirement of such Insurance Policy which is commercially impracticable.

(g) Obligation to Restore. In the event of any physical loss or damage to a Financed Vehicle from any cause, whether through accidental means or otherwise, the Servicer shall have no obligation to cause such Financed Vehicle to be restored or repaired. However, the Servicer shall comply in all material respects with the provisions of any Insurance Policy or Insurance Policies directly or indirectly related to any physical loss or damage to a Financed Vehicle.

(h) [Reserved].

(i) Security Interests. The Borrower hereby directs the Servicer to (i) provide notice to the Borrower promptly upon its discovery of the relocation of a Financed Vehicle and (ii) take or cause to be taken such steps as are reasonably necessary, to maintain perfection of the security interest created by the related Receivable in such Financed Vehicle. The Servicer shall, at the direction of the Borrower or the Administrative Agent, take any action reasonably necessary to preserve and protect the security interests of the Borrower and the Secured Parties in the Receivables, including any action specified in any Opinion of Counsel delivered to the Servicer.

(j) Realization on Financed Vehicles. The Servicer warrants, represents and covenants that in the event that the Servicer or any Subservicer realizes upon any Financed Vehicle, the methods utilized to realize upon such Receivable or otherwise enforce any provisions of the related Contract, will not subject the Servicer, the Borrower, any Secured Party or the Collateral Custodian to liability under any federal, State or local law, and that such enforcement by the Servicer or a Subservicer will be conducted in accordance with the provisions of this Agreement, the Collection Policy and Applicable Law.

(k) Recordkeeping. The Servicer shall:

(i) maintain legible copies (in electronic or hard-copy form, in the discretion of the Servicer) or originals of all documents in the Servicer File with respect to each Receivable and the related Financed Vehicle; and

(ii) keep books and records, reasonably satisfactory to the Administrative Agent, pertaining to each Receivable and make periodic reports in accordance with this Agreement; such records may not be destroyed or otherwise disposed of except as provided herein and as allowed by Applicable Law, all documents, whether developed or originated by the Servicer or not, reasonably required to document or to properly administer any Receivable shall remain at all times the property of the Borrower and shall be held in trust by the Servicer; the Servicer shall not acquire any property rights with respect to such records, and shall not have the right to possession of them except as subject to the conditions stated in this Agreement; and the Servicer shall bear the entire cost of restoration in the event any Servicer File shall become damaged, lost or destroyed while in the Servicer’s possession or control.

(l) Inspection. The Servicer shall permit the Secured Parties and the Backup Servicer, upon five Business Days’ prior notice and during regular business hours (provided that from and after the occurrence of any Termination Event, Unmatured Termination Event or Servicer Termination Event, the foregoing notice shall not be required to be given), to periodically, at the discretion of the Administrative Agent and the Backup Servicer, as applicable, review the collection and administration of the Receivables by the Servicer and the Subservicers in order to assess compliance by the Servicer and the Subservicers with the Collection Policy and this Agreement and may conduct an audit of the Receivables and Receivable Files in conjunction with such a review. Such review may include tours of the facilities of the Servicer and the Subservicers and discussions with their respective managements. Reasonable costs and expenses incurred in connection with any such inspection conducted pursuant to this subsection shall be at the Servicer’s expense; provided, that if no Termination Event, Unmatured Termination Event or Servicer Termination Event shall have occurred and be continuing, the Administrative Agent, the Backup Servicer, the Lenders or their respective agents or representatives shall only be entitled to conduct two such inspections during any 12-month period beginning on the Closing Date and on each anniversary thereof and provided, further, that if a Termination Event, Unmatured Termination Event or Servicer Termination Event shall have occurred and be continuing, there shall be no limit on the number of such inspections the Administrative Agent, the Backup Servicer, the Lenders or their respective agents or representatives shall be entitled to conduct. It is anticipated that each inspection by the Administrative Agent will be a full operational, legal, compliance and collateral audit and will verify among other items, the existence of Collateral, cash application and aging and eligibility, will include a litigation and regulatory review, and will confirm that internal ratings actually applied conform to underwriting standards. Each audit by the Administrative Agent will also include a sample review of no fewer than 100 Receivable Files and Servicer Files to check the accuracy of information provided by the Borrower, the Servicer or the Subservicers. The Servicer shall reimburse the Administrative Agent for all reasonable fees, costs and expenses incurred by or on behalf of the Administrative Agent and the Secured Parties in connection with the foregoing actions promptly upon receipt of a written invoice therefor, which invoices in any one year may not exceed $20,000 (unless a Termination Event has occurred, following which such expenses will not be so capped).

Section 7.04. Collection of Payments.

(a) Payment Instructions. On or before the Closing Date in the case of the Initial Receivables, or the Effective Date in the case of the Effective Date Receivables, the Servicer and each Subservicer shall have instructed the Obligors to make all payments in respect of the related Receivables directly with the Servicer or such Subservicer.

(b) Establishment of the Accounts. The Servicer shall cause to be established or establish, on or before the Closing Date, and maintained in the name of the Administrative Agent, for the benefit of the Secured Parties, with the Account Bank, (i) the Collection Account and (ii) the Reserve Account, in each case over which the Administrative Agent shall have sole dominion and control and from which neither the Servicer nor the Borrower shall have any right of withdrawal, except as otherwise set forth in the Account Control Agreement. The Borrower will be required to pay all reasonable fees and expenses owing to the Account Bank in connection with the maintenance of the Accounts for its own account and shall not be entitled to any payment therefor. Following the Facility Termination Date, the Account Bank shall terminate the Accounts.

(c) Adjustments. If the Servicer, directly or through a Subservicer, makes (i) a deposit into the Collection Account in respect of a collection of a Receivable and such collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) a mistake with respect to the amount of any collection and deposits an amount that is less than or more than the actual amount of such collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 7.05. Payment of Certain Expenses by the Initial Servicer. The initial Servicer will be required to pay all expenses incurred by it in connection with its activities under this Agreement, including the fees and disbursements of independent certified public accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, fees and expenses of Subservicers (including monthly compensation for acting as Subservicers) and agents of the Servicer and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. The initial Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

Section 7.06. Reports.

(a) Monthly Reports; Monthly Compliance Statements; Monthly Loan Tapes. On each Reporting Date, the Servicer will provide to the Borrower, the Administrative Agent, each Lender, the Backup Servicer, the Collateral Custodian and the Account Bank (i) a Monthly Report, (ii) a Monthly Loan Tape and (iii) an Officer’s Certificate, dated as of related Determination Date, stating that (A) a review of the activities of the Servicer and the

Subservicers during such Collection Period (or since the Closing Date in the case of the first such Officer’s Certificate) and of its performance under this Agreement has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, the Servicer and the Subservicers have fulfilled all of their respective obligations under this Agreement throughout such Collection Period (or such longer period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(b) Financial Statements. In the event the initial Servicer is no longer subject to the periodic and current reporting requirements of Section 13 or 15(d) of the Exchange Act, the initial Servicer will submit to the Administrative Agent and each Lender, (i) within 45 days of the end of each of its fiscal quarters, its unaudited consolidated financial statements (including an analysis of delinquencies and losses on the Receivables for each fiscal quarter) as of the end of each such fiscal quarter and (ii) within 90 days of the end of each of its fiscal years, its audited consolidated financial statements (including an analysis of delinquencies and losses on the Receivables for each fiscal year describing the causes thereof and sufficient to determine whether a Termination Event or a Servicer Termination Event has occurred or is reasonably likely to occur and otherwise reasonably satisfactory to the Administrative Agent) as of the end of each such fiscal year; provided that such financial statements are in public company reporting format under the Exchange Act.

(c) Static Pool Information. The initial Servicer will provide to the Administrative Agent in regard to vintage originations, upon request (i) static pool gross and net loss history, (ii) static pool defaulted receivable recovery rates, (iii) static pool origination characteristics and (iv) any additional static pool information reasonably requested by the Administrative Agent.

Section 7.07. Annual Statement as to Compliance. The Servicer shall deliver to the Administrative Agent on or before March 31st of each year, beginning in 2016, an Officer’s Certificate, dated as of the preceding December 31st, stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or since the Closing Date in the case of the first such Officer’s Certificate) and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, each of the Servicer and the Subservicers have fulfilled all their respective obligations under this Agreement throughout such year (or such shorter period in the case of the first such Officer’s Certificate), or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

Section 7.08. Annual Independent Public Accountant’s Reports. Upon the request of the Administrative Agent or any Lender, which request may be made up to once per year; provided that such request is made before November 30th of the year of the request, the Servicer will deliver to the Administrative Agent, on or before March 31st of the year following such request, beginning in 2016, a copy of a report prepared by a firm of independent certified public accountants, who may also render other services to the Servicer or any of its Affiliates, addressed to the board of directors of the Servicer or any of its Affiliates, and the Administrative Agent and dated during the current year, to the effect that such firm has examined the policies and procedures of the Servicer and the Subservicers and issued its report thereon and expressing a summary of findings (based on certain procedures performed on the documents, records and accounting records that such accountants considered appropriate under the circumstances) relating to the servicing of the Receivables and the administration of the Receivables (including the preparation of the Monthly Reports, the Monthly Loan Tapes and the static pool information) during the preceding calendar year (or such longer period in the case of the first report) and that such servicing and administration was conducted in compliance with the terms of this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial and (ii) such other exceptions as shall be set forth in such report and that such examination (a) was performed in accordance with standards established by the American Institute of Certified Public Accountants and (b) included tests relating to auto loans serviced for others in accordance with the requirements of any program under which the Servicer customarily provides such reporting to other warehouse lenders similarly situated, which may include Uniform Single Attestation Program for Mortgage Bankers, SSAE 16 reports or comparable reports to the extent the procedures in such program are applicable to the servicing obligations set forth in this Agreement. Notwithstanding the foregoing, to the extent that in connection with public offerings, Regulation AB under the Securities Act requires the delivery of an annual attestation of a firm of independent public accountants with respect to the assessment of servicing compliance with specified servicing criteria of the Servicer stating, among other things, that the Servicer’s assertion of compliance with the specified servicing criteria is fairly stated in all material respects, or the reason why such an opinion cannot be expressed, the delivery of a copy of such an attestation to the Administrative Agent shall be deemed to satisfy the provisions of this Section. Such report shall also indicate that the firm is “Independent” of the Servicer and its Affiliates within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

In the event such independent certified public accountants require the Collateral Custodian or the Backup Servicer to agree to the procedures to be performed by such firm in any of the reports required to be prepared pursuant to this Section, the Servicer shall direct the related party in writing to so agree; it being understood and agreed that each of the Collateral Custodian and the Backup Servicer will deliver any such letter of agreement in conclusive reliance upon the direction of the Servicer, and neither the Collateral Custodian nor the Backup Servicer has made any independent inquiry or investigation as to, and shall have no obligation or liability in respect of, the sufficiency, validity or correctness of such procedures. The Account Bank shall not be liable for any claims, liabilities or expenses relating to such accountants’ engagement or any report issued in connection with such engagement, and dissemination of any such report is subject to the consent of the accountants.

The Servicer shall pay all costs and expenses associated with this Section up to $30,000 per annum and the Administrative Agent shall reimburse the Servicer for any amounts in excess of $30,000 per annum.

Section 7.09. Rights Prior to Assumption of Duties by Successor Servicer.

(a) On or before each Reporting Date, the Servicer shall deliver to the Backup Servicer an electronic file containing all information necessary to allow the Backup Servicer to review the Monthly Report related thereto and determine the following: (i) that such Monthly Report is complete on its face, (ii) that the amounts to be withdrawn for payments pursuant to Section 2.08 from the Collection Account are the same as the amounts to be withdrawn from the

Collection Account as set forth in the Monthly Report and (iii) the Reserve Account Amount. The Backup Servicer shall, within two Business Days after receipt of the electronic file referred to in the preceding sentence, (A) load such electronic file, (B) confirm such computer tape or diskette is in readable form and (C) verify (1) the aggregate Principal Balance of the Receivables as of the last day of the related Collection Period and (2) the Cumulative Net Loss Ratio, the Delinquency Ratio and the Extension Ratio for, prior to the Effective Date, the Initial Receivables and after the Effective Date, for each of the Initial Receivables and the Effective Date Receivables, each as set forth in the Monthly Report. In the event of any discrepancy between the information set forth in the two foregoing sentences, as determined or calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall notify the Servicer of such discrepancy by the third Business Day following receipt by the Backup Servicer of the related electronic file and, if by the Business Day following receipt by the Servicer of such notice, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly notify the Administrative Agent of such discrepancy. The Backup Servicer shall provide a monthly report, in form and substance satisfactory to the Backup Servicer, the Administrative Agent and the Servicer, to the Administrative Agent and the Servicer, on or before the close of business on the Business Day immediately preceding the related Payment Date. The Backup Servicer, in its capacity as such, shall not be responsible for delays attributable to the Servicer’s failure to deliver information, defects in the information supplied by the Servicer or other circumstances beyond the control of the Backup Servicer.

(b) At such time as may be requested in writing by the Administrative Agent, the Servicer shall deliver the Test Data File to the Backup Servicer, in a format acceptable to the Backup Servicer. The Backup Servicer and the Servicer will agree upon the file layout and electronic medium to transfer such data to the Backup Servicer. The Backup Servicer shall confirm to the Servicer and the Administrative Agent in writing that the Test Data File is in the correct format or if any changes or modifications are necessary. The Backup Servicer shall convert the Test Data File to its internal servicing system, and confirm in writing to the Servicer and the Administrative Agent that it has received and verified the completeness of the Test Data File within 90 days of receipt of such Test Data File; provided, however, that such confirmation shall not be deemed to apply to the accuracy of the Test Data File data as provided by the Servicer, but shall be deemed only to apply to the accuracy of the conversion of the Test Data Files to the Backup Servicer’s internal systems. Any reasonable cost associated with the obligations of the Backup Servicer described in this subsection shall be at the expense of the Servicer, and, to the extent that the Servicer does not pay such amounts, the Backup Servicer shall be entitled to recover such amounts pursuant to Section 2.08.

(c) Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no Liability for any action taken or omitted by the Servicer.

(d) The Backup Servicer shall consult with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation, if requested in writing by the Administrative Agent, to succeed to the duties and obligations of the Servicer pursuant hereto.

(e) Except as provided in this Agreement, the Backup Servicer may accept and rely on all accounting, records and work of the Servicer without audit, and the Backup Servicer shall have no Liability for the acts or omissions of the Servicer. If any error, inaccuracy or omission (collectively, “Errors”) exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Backup Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any Liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in discovering or correcting any Error or in the performance of its duties under this Agreement. In the event the Backup Servicer becomes aware of Errors or Continued Errors, the Backup Servicer shall promptly notify the Servicer of such Errors or Continued Errors and, with the prior consent of the Administrative Agent, shall use its best efforts to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and prevent future Continued Errors. The Backup Servicer shall be entitled to recover its reasonable costs thereby expended from the Servicer (or, to the extent not paid by the Servicer, in accordance with Section 2.08).

(f) The Backup Servicer shall be indemnified by the Servicer and the Borrower from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable attorneys’ fees) arising out of claims asserted against the Backup Servicer by third parties on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the date on which the Backup Servicer assumes the duties of Servicer hereunder, except for any claims, damages, losses or expenses arising from the Backup Servicer’s own gross negligence, bad faith or willful misconduct.

(g) The Backup Servicer shall be liable in accordance herewith only to the extent of its obligations set forth in this Agreement or any obligations assumed by the Backup Servicer from the Servicer pursuant to Section 7.14. Such liability is limited to only those actions taken or omitted to be taken by the Backup Servicer and caused through its gross negligence, bad faith or willful misconduct. No implied covenants or obligations shall be read into this Agreement against the Backup Servicer and, in the absence of bad faith on its part, the Backup Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement.

(h) The Backup Servicer shall not be deemed to have knowledge of any default, event of default, Termination Event, Unmatured Termination Event, event or information, or be required to act upon any default, event of default, Termination Event, Unmatured Termination Event, event or information (including the sending of any notice) unless a Responsible Officer of the Backup Servicer shall have received written notice or has actual knowledge of such event or information, and shall have no duty to take any action to determine whether any such event, default, event of default, Termination Event, or Unmatured Termination Event has occurred. Delivery of any reports, information and documents to the Backup Servicer provided for herein is for informational purposes only and the Backup Servicer’s receipt of such reports (including Monthly Reports) and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein.

(i) The Backup Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or indemnity satisfactory to it against such risk or liability shall not be reasonably assured to it. Notwithstanding any provision to the contrary, the Backup Servicer, so long as it is not the Successor Servicer, shall not be liable for any obligation of the Servicer contained in this Agreement, and the parties shall look only to the Servicer to perform such obligations.

Section 7.10. Rights After Assumption of Duties by Successor Servicer; Liability. At any time following the assumption of the duties of the Servicer by the Backup Servicer or the designation of a Successor Servicer pursuant to Section 7.14 as a result of the occurrence of a Servicer Termination Event:

(a) The Servicer, on behalf of the Borrower, shall, at the Administrative Agent’s request, (i) assemble all of the records relating to the Collateral, including all Receivable Files, and shall make the same available to the Administrative Agent or the Successor Servicer at a place selected by the Administrative Agent, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting collections of Collateral in a manner acceptable to the Administrative Agent and shall, promptly upon receipt but no later than two Business Days after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to, or at the direction of, the Administrative Agent.

(b) The Borrower hereby authorizes the Administrative Agent, to take or cause to be taken any and all steps in the Borrower’s name and on behalf of the Borrower necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under any and all of the Collateral with respect thereto, including endorsing the Borrower’s name on checks and other instruments representing Collections and enforcing the Receivables.

(c) The Backup Servicer shall be liable in accordance herewith only to the extent of its obligations set forth in this Agreement or any obligations assumed by the Backup Servicer from the Servicer pursuant to Section 7.14. Such liability is limited to only those actions taken or omitted to be taken by the Backup Servicer and caused through its gross negligence, bad faith or willful misconduct. No implied covenants or obligations shall be read into this Agreement against the Backup Servicer and, in the absence of bad faith on its part, the Backup Servicer may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Backup Servicer and conforming to the requirements of this Agreement.

(d) The Backup Servicer shall not be deemed to have knowledge of any default, event of default, Termination Event, Unmatured Termination Event, event or information, or be required to act upon any default, event of default, Termination Event, Unmatured Termination Event, event or information (including the sending of any notice) unless a Responsible Officer of the Backup Servicer shall have received written notice or has actual knowledge of such event or information, and shall have no duty to take any action to determine whether any such event, default, event of default, Termination Event, or Unmatured Termination Event has occurred. Delivery of any reports, information and documents to the Backup Servicer provided for herein is for informational purposes only and the Backup Servicer’s receipt of such reports (including Monthly Reports) and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein.

(e) The Backup Servicer shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it reasonably determines that the repayment of such funds or adequate written indemnity against such risks or liability is not available prior to the expenditure of such funds or the incurrence of financial liability. Notwithstanding any provision to the contrary, the Backup Servicer, so long as it is not the Successor Servicer, shall not be liable for any obligation of the Servicer contained in this Agreement, and the parties shall look only to the Servicer to perform such obligations.

Section 7.11. Limitation on Liability of the Servicer and Others. Except as otherwise provided herein, neither the Servicer nor any of its directors or officers or employees or agents shall be under any liability to the Secured Parties, the Backup Servicer, the Collateral Custodian or any other Person for any action taken or for refraining from the taking of any action pursuant to this Agreement; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its willful misconduct hereunder.

Section 7.12. The Servicer Not to Resign. The Servicer shall resign only with the prior written consent of the Administrative Agent and the Required Lenders or if the Servicer provides an Opinion of Counsel to the Administrative Agent and the Backup Servicer to the effect that it is no longer permitted by Applicable Law to act as Servicer hereunder. No termination or resignation of the Servicer hereunder shall be effective until the Backup Servicer or a different entity, acceptable to the Administrative Agent, has accepted its appointment as Successor Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Collection Policy.

Section 7.13. Servicer Termination Events. The occurrence and continuance of any one of the following events shall constitute a “Servicer Termination Event” hereunder:

(a) any failure by the Servicer to (i) deliver any Collections or (ii) make any payment, transfer or deposit, in each case as required by this Agreement or any other Servicer Basic Document and which failure shall continue unremedied for two Business Days after (A) receipt of written notice of such failure by the Servicer from the Administrative Agent, any Lender, a Responsible Officer of the Collateral Custodian or a Responsible Officer of the Backup Servicer or (B) discovery of such failure by a Responsible Officer of the Servicer;

(b) any failure by the Servicer to deliver to the Administrative Agent, each Lender, the Collateral Custodian or the Backup Servicer a Monthly Report and a Monthly Loan Tape when required that shall continue unremedied for two Business Days after (i) receipt of written notice of such failure by the Servicer from the Administrative Agent, any Lender, a Responsible Officer of the Collateral Custodian or a Responsible Officer of the Backup Servicer or (ii) discovery of such failure by a Responsible Officer of the Servicer;

(c) any merger or consolidation of the Servicer in breach of Section 7.15;

(d) any failure by the Servicer duly to observe or perform in any material respect any other covenant or agreement of the Servicer set forth in any Servicer Basic Document, which failure shall remain unremedied for 30 days after the earlier of (i) receipt of written notice of such failure by the Servicer from the Administrative Agent, any Lender, a Responsible Officer of the Collateral Custodian or a Responsible Officer of the Backup Servicer or (ii) discovery of such failure by a Responsible Officer of the Servicer;

(e) any representation, warranty or certification made by the Servicer in any Servicer Basic Document or in any other certificate, information or report delivered pursuant to any Servicer Basic Document shall prove to have been false or incorrect in any material respect when made or deemed made or delivered, and which remains unremedied for 30 days after the earlier of (i) receipt of written notice of such failure by the Servicer from the Administrative Agent, any Lender, a Responsible Officer of the Collateral Custodian or a Responsible Officer of the Backup Servicer or (ii) discovery of such failure by a Responsible Officer of the Servicer;

(f) an Insolvency Event shall occur with respect to the Servicer;

(g) so long as Regional Management is the Servicer, as of the last day of any Collection Period, (i) its Tangible Net Worth is less than $100,000,000 or (ii) its Debt to Tangible Net Worth exceeds 3.0 to 1.0;

(h) a Termination Event shall have occurred and shall not have been waived; or

(i) any failure by the Servicer to observe any covenant, condition or agreement under Section 6.04(h).

During the continuance of any of the foregoing, notwithstanding anything herein to the contrary, so long as any such Servicer Termination Event shall not have been remedied within any applicable cure period or waived in writing by the Administrative Agent and each Lender, the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Custodian, the Account Bank and the Backup Servicer) (each, a “Servicer Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement.

Section 7.14. Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer, the Backup Servicer (if the Backup Servicer becomes the Successor Servicer) and the Administrative Agent. The Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, at the time described in the immediately preceding sentence, appoint the Backup Servicer as the Successor Servicer hereunder, and the Backup Servicer shall on such date assume all duties, liabilities and obligations of the Servicer hereunder from and after such date, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer except to the extent otherwise set forth herein.

(b) In the event that the Administrative Agent does not so appoint the Backup Servicer to succeed the Servicer as Servicer hereunder or the Backup Servicer is unable to assume such obligations on the date specified, the Administrative Agent, in consultation with the Required Lenders, shall as promptly as possible appoint a different entity to be the successor Servicer, and such successor Servicer shall accept its appointment by a written assumption agreement in a form acceptable to the Administrative Agent (the Backup Servicer as successor Servicer or such other entity as successor Servicer, the “Successor Servicer”). In the event that a Successor Servicer has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent or the resigning Backup Servicer shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than $50,000,000 and whose regular business includes the servicing of subprime automobile receivables as the Successor Servicer hereunder.

(c) The Administrative Agent shall have the same rights of removal and termination for cause with respect to any Successor Servicer as with respect to Regional Management as the Servicer.

(d) All reasonable costs and expenses (including attorneys’ fees and disbursements) incurred by the Backup Servicer and Successor Servicer in connection with the transfer and assumption of servicing obligations hereunder from the Servicer to the Backup Servicer or Successor Servicer, converting the Servicer’s data to such Person’s computer system and amending this Agreement to reflect such succession as Servicer pursuant to this Section shall be paid by the predecessor Servicer upon presentation of a written invoice setting forth reasonable transition expenses provided that such expenses shall not exceed $150,000 (the “Transition Expenses”) in the aggregate as to all such Persons. In no event shall the Backup Servicer or the Successor Servicer be responsible for any Transition Expenses. If the predecessor Servicer fails to pay the Transition Expenses, the Transition Expenses shall be payable pursuant to Section 2.08.

(e) Upon the termination and removal of the Servicer and the assumption by the Successor Servicer hereunder, the predecessor Servicer shall cooperate with the Successor Servicer in effecting the termination of the rights and responsibilities of the predecessor Servicer under this Agreement, including the transfer to the Successor Servicer for administration by it of all Collections that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received, with respect to the Receivables, the Collection Account, the Reserve Account and Servicer Files and other records maintained by the Servicer.

(f) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Successor Servicer; provided, however, that any Successor Servicer shall have (i) no liability with respect to any obligation which was required to be performed by the predecessor Servicer prior to the date that the successor becomes the Successor Servicer or any claim of a third party based on any alleged action or inaction of the predecessor Servicer, (ii) no obligation to perform any repurchase or advancing obligations, if any, of the Servicer, (iii) no obligation to pay any taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party to this Agreement and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including Regional Management. The indemnification obligations of the Backup Servicer, upon becoming a successor Servicer are expressly limited to those instances of gross negligence, bad faith or willful misconduct of the Backup Servicer in its role as Successor Servicer.

(g) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer as servicer and shall pass to and be vested in the Administrative Agent and the Administrative Agent is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Receivables.

(h) The Administrative Agent may, solely for purposes of establishing the fee to be paid to the Backup Servicer or any other Successor Servicer after a notice of removal of the Servicer pursuant to this Article, solicit written bids (such bids to include a proposed servicer fee and servicing transfer costs) from not less than three entities experienced in the servicing of subprime automobile receivables similar to the Receivables and that are not Affiliates of the Servicer or the Borrower and are reasonably acceptable to the Administrative Agent. Any such written solicitation shall prominently indicate that bids should specify any applicable subservicing fees required to be paid from the Servicing Fee and that any fees and transfer costs in excess of the Servicing Fee shall be paid by the Borrower from amounts received pursuant to Section 2.08. The Borrower may also solicit additional bids from other such entities. The Successor Servicer shall act as Servicer hereunder and shall, subject to the availability of sufficient funds in the Collection Account pursuant to Section 2.08 (up to the Servicing Fee), receive as compensation therefor a fee equal to the fee proposed in the bid so solicited which provides for the lowest combinations of servicing fee and transition costs, as reasonably determined by the Administrative Agent and may revise the percentage used to calculate the Servicing Fee, which, if the Successor Servicer is the Backup Servicer, shall be revised as provided in Section 7.16(a) or, if the Backup Servicer is not the Successor Servicer, may be adjusted in the sole discretion of the Administrative Agent.

Section 7.15. Merger or Consolidation, Assumption of Obligations or Resignation, of the Servicer. Any Person (a) into which the Servicer may be merged or consolidated in accordance with Section 6.04(b), (b) which may result from any merger or consolidation to which the Servicer may be a party in accordance with Section 6.04(b), (c) which may succeed to the properties and assets of the Servicer substantially as a whole or (d) which may succeed to the duties and obligations of the Servicer under this Agreement following the resignation of the Servicer, which Person executes an agreement of assumption acceptable to the Administrative Agent to perform every obligation of the Servicer hereunder, shall, with the prior written consent of the Administrative Agent, be the successor to the Servicer under this Agreement without further act on the part of any of the parties to this Agreement; provided, however, that:

(i) prior written notice of such consolidation, merger, succession or resignation shall be delivered by the Servicer to the Administrative Agent, the Collateral Custodian and the Account Bank;

(ii) immediately after giving effect to such consolidation, merger, succession or resignation, no Servicer Termination Event and no event which after notice or lapse of time, or both, would become a Servicer Termination Event shall have occurred and is continuing;

(iii) no Termination Event or Unmatured Termination Event would occur as result of such consolidation, merger, succession or resignation;

(iv) the Servicer shall have delivered to the Borrower, the Administrative Agent and the Collateral Custodian an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, succession or resignation and such agreement of assumption comply with this Section and that all conditions precedent provided for in this Agreement and the other Basic Documents to which it is a party relating to such transaction have been complied with; and

(v) the Servicer shall have delivered to the Borrower, the Administrative Agent and the Collateral Custodian an Opinion of Counsel to the effect that in the opinion of such counsel either (A) all financing statements, continuation statements and amendments and notations on Certificates of Title thereto have been executed and filed that are necessary to preserve and protect the interest of the Borrower, the Secured Parties and the Collateral Custodian in the Receivables and reciting the details of such filings or (B) no such action shall be necessary to preserve and protect such interest.

Section 7.16. Wells Fargo Bank as Successor Servicer. In the event that Wells Fargo Bank becomes the Successor Servicer hereunder following the termination of Regional Management as Servicer, the following shall apply with respect to Wells Fargo Bank, as Successor Servicer:

(a) Servicing Fee. At all times that Wells Fargo Bank or another Person is acting as Successor Servicer hereunder, “Servicing Fee Rate” shall mean the greater of (i) 4.00% per annum and (ii) the average of three bids obtained by the Administrative Agent pursuant to the first two sentences of Section 7.14(h).

(b) Covenants; Representations and Warranties. The covenants and representations and warranties of Regional Management, as Servicer, shall apply to Wells Fargo Bank as Successor Servicer but shall be deemed modified to the extent necessary to apply to Wells Fargo Bank; provided, however, that prior to or promptly following the Assumption Date, applicable modifications and amendments shall be agreed upon by Wells Fargo Bank and the Administrative Agent, as contemplated by Section 7.16(g).

(c) Delegation of Duties. Wells Fargo Bank as Successor Servicer may delegate any or all of its duties and obligations hereunder to one or more Subservicers; provided, however, that Wells Fargo Bank as Successor Servicer shall at all times remain responsible for the performance of such duties and obligations.

(d) Collection Policy. The Collection Policy shall be amended pursuant to Section 7.16(g) to reflect the policies of Wells Fargo Bank as Successor Servicer.

(e) Servicer Obligations.

(i) Wells Fargo Bank shall have no obligation to provide investment directions pursuant to Section 2.11 or any other Section requiring investment directions from the Servicer.

(ii) Wells Fargo Bank shall not be responsible for any deficiency collections or enforcement of the Borrower’s rights under the Second Tier Purchase Agreement, as set forth in Section 7.03(c)(i). The Administrative Agent hereby agrees to enforce the rights of the Borrower under the Second Tier Purchase Agreement.

(f) Termination. Wells Fargo Bank shall only be terminated in accordance with this subsection and “Servicer Termination Events” shall mean and refer to the following on and after the Assumption Date:

(i) Wells Fargo Bank shall fail to make any payment, transfer or deposit as required under this Agreement;

(ii) Wells Fargo Bank shall fail to observe or perform in any material respect any other covenant or agreement of the Servicer as set forth in this Agreement;

(iii) a material breach of a representation, warranty or certification by Wells Fargo Bank made by it in its role as Servicer under this Agreement; or

(iv) an Insolvency Event shall occur with respect to Wells Fargo Bank.

Upon the occurrence and continuation of a Servicer Termination Event, the Administrative Agent shall notify Wells Fargo Bank of such Servicer Termination Event and Wells Fargo Bank shall have 60 days thereafter to cure such breach. Should Wells Fargo Bank fail to cure such breach, then upon the lapse of 60 days thereafter or at such later time specified by the Administrative Agent, Wells Fargo Bank shall be removed as Servicer and a new Successor Servicer shall be appointed in accordance with the terms hereof.

The Administrative Agent, with the consent of the Required Lenders, may terminate Wells Fargo Bank as Successor Servicer hereunder in its sole discretion, upon 90 days’ prior written notice to Wells Fargo Bank.

(g) Amendment. Prior to or promptly following the Assumption Date, the parties to this Agreement will enter into one or more amendments or supplements acceptable in form and content to the Backup Servicer and the Administrative Agent, providing for such modifications of this Agreement as are necessary to permit the Backup Servicer to fulfill its responsibilities hereunder as Successor Servicer.

Section 7.17. Responsibilities of the Borrower. Anything herein to the contrary notwithstanding, the Borrower shall (i) perform or shall cause the Servicer to perform all of its obligations under the Receivables to the same extent as if a security interest in such Receivables had not been granted hereunder, and the exercise by the Administrative Agent of its rights hereunder shall not relieve the Borrower from such obligations and (ii) pay when due, from funds available to the Borrower under Section 2.08, any Taxes of the Borrower, including any sales taxes payable in connection with the Receivables and their creation and satisfaction. No Secured Party shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

Section 7.18. Servicer Centralization Event. Upon the occurrence of a Servicer Centralization Event, the Backup Servicer and the Servicer will work with the Administrative Agent to put into effect the items described on Schedule G, together with such other items as may reasonably be agreed upon between the Backup Servicer and the Administrative Agent.

ARTICLE EIGHT

THE BACKUP SERVICER

Section 8.01. Designation of the Backup Servicer.

(a) The backup servicing role with respect to the Receivables shall be conducted by the Person appointed to act as Backup Servicer hereunder from time to time in accordance with this Section.

(b) The Borrower and the Administrative Agent, on behalf of the Secured Parties, each hereby appoints and directs Wells Fargo Bank to act as Backup Servicer, for the benefit of the Administrative Agent and the Secured Parties. Wells Fargo Bank hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(c) Until the receipt by Wells Fargo Bank of a notice from the Administrative Agent of the designation of a new Backup Servicer pursuant to Section 8.04, Wells Fargo Bank agrees that it will not terminate its activities as Backup Servicer hereunder except in accordance with Section 8.05.

(d) Upon the occurrence of a Servicer Termination Event, the Administrative Agent may designate the Backup Servicer to act as Successor Servicer for the benefit of the Secured Parties. The Backup Servicer shall accept such appointment and agree to perform the duties and obligations with respect thereto set forth herein.

Section 8.02. Duties of the Backup Servicer. From the Closing Date until the earlier of (i) its removal pursuant to Section 8.04, (ii) its resignation in accordance with the provisions of Section 8.05, (iii) its appointment as Successor Servicer pursuant to Section 7.14(a) or (iv) the Facility Termination Date, the Backup Servicer shall perform, on behalf of the Secured Parties, the duties and obligations set forth in Section 7.09.

Section 8.03. Backup Servicing Compensation. As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicing Fee from the Borrower. The Backup Servicer shall be entitled to receive its Backup Servicing Fee to the extent of funds available therefor pursuant to Section 2.08. The Backup Servicer’s entitlement to receive the Backup Servicing Fee shall cease on the earliest to occur of (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer pursuant to Section 8.04, (iii) its resignation in accordance with the provisions of Section 8.05 and (iv) the termination of this Agreement.

Section 8.04. Backup Servicer Removal. The Backup Servicer may be removed in connection with a breach by the Backup Servicer in any material respect of any representation, warranty or covenant of the Backup Servicer under this Agreement, or otherwise in the discretion of the Administrative Agent, by 30 days’ prior notice given in writing and delivered to the Backup Servicer from the Administrative Agent (the “Backup Servicer Termination Notice”). On and after the receipt by the Backup Servicer of the Backup Servicer Termination Notice, the Backup Servicer shall continue to perform all backup servicing functions under this Agreement until the date specified in the Backup Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in the Backup Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Backup Servicer and the Administrative Agent.

Section 8.05. The Backup Servicer Not to Resign. The Backup Servicer shall resign only with the prior written consent of the Administrative Agent and the Required Lenders or if the Backup Servicer provides an Opinion of Counsel to the Administrative Agent to the effect that the Backup Servicer is no longer permitted by Applicable Law to act as Backup Servicer hereunder. No termination or resignation of the Backup Servicer hereunder shall be effective until a successor Backup Servicer, acceptable to the Administrative Agent has accepted its appointment as successor Backup Servicer hereunder and has agreed to be bound by the terms of this Agreement and the Collection Policy. If, however, a successor Backup Servicer is not appointed by the Administrative Agent and the Required Lenders within 30 days after the giving of notice of resignation or removal, the Backup Servicer may petition a court of competent jurisdiction for the appointment of a successor Backup Servicer, with the cost of such petition to be borne by the Borrower.

Section 8.06. Covenants of the Backup Servicer.

(a) Affirmative Covenants. From the date of its appointment until the Facility Termination Date:

(i) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws and all of its obligations under this Agreement.

(ii) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(b) Negative Covenant. From the date of its appointment until the Facility Termination Date, the Backup Servicer will not make any changes to the Backup Servicing Fee without the prior written approval of the Administrative Agent and, so long as no Termination Event or Servicer Termination Event has occurred, the Borrower.

Section 8.07. Merger of the Backup Servicer. Any Person into which the Backup Servicer may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which to Backup Servicer shall be a party, or any Person succeeding to the business of the Backup Servicer, shall be the successor of the Backup Servicer under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.08. Privilege. The Backup Servicer shall be entitled to any protection, privilege or indemnity afforded to the Account Bank under the terms of this Agreement.

ARTICLE NINE

THE COLLATERAL CUSTODIAN

Section 9.01. Appointment; Duties of the Collateral Custodian. The Administrative Agent, each Lender and the Borrower, at the direction of and on behalf of the Administrative Agent, hereby appoint Wells Fargo Bank to act on their behalf as Collateral Custodian hereunder, and Wells Fargo Bank hereby accepts such appointment. The Collateral Custodian shall perform such duties and only such duties as are specifically set forth in this Agreement.

Section 9.02. Compensation and Indemnification of Collateral Custodian.

(a) The Collateral Custodian shall be compensated for its activities hereunder and reimbursed for reasonable out-of-pocket expenses by receiving the Collateral Custodian Fee.

(b) The Borrower shall indemnify the Collateral Custodian and its officers, directors, employees and agents for, and hold them harmless against any loss, liability or expense incurred, other than in connection with the willful misconduct, gross negligence or bad faith on the part of the Collateral Custodian, arising out of or in connection with (i) the performance of its obligations under and in accordance with this Agreement, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under this Agreement and (ii) the negligence, willful misconduct or bad faith of the Borrower in the performance of its duties hereunder. All such amounts shall be payable in accordance with Section 2.08. The provisions of this Section shall survive the termination of this Agreement.

THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE COLLATERAL CUSTODIAN.

Section 9.03. Covenants of the Collateral Custodian.

(a) Affirmative Covenants. From the date hereof until the Facility Termination Date:

(i) Compliance with Law. The Collateral Custodian will comply in all material respects with all Applicable Laws and will comply with all of its obligations hereunder.

(ii) Preservation of Existence. The Collateral Custodian will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation and qualify and remain qualified in good standing in each jurisdiction where failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect.

(b) Negative Covenant. From the date hereof until the Facility Termination Date the Collateral Custodian will not assign, transfer, convey, deliver or dispose of any Receivable Files related to a Receivable or other document evidencing or relating to any of the Collateral or any of the Collateral except as contemplated by this Agreement.

(c) Agreement to Provide. The Collateral Custodian agrees to promptly provide all information reasonably requested by the Servicer to help facilitate the Servicer’s compliance with its obligations set forth under Section 7.08.

Section 9.04. Liability of the Collateral Custodian.

(a) The Collateral Custodian shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Collateral Custodian in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Collateral Custodian and, in the absence of bad faith on the part of the Collateral Custodian, the Collateral Custodian may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Collateral Custodian pursuant to and conforming to the requirements of this Agreement.

(b) The Collateral Custodian shall not be liable for:

(i) an error of judgment made in good faith by one of its officers; or

(ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred, by this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Collateral Custodian under this Agreement in each case unless it shall be proved that the Collateral Custodian shall have been negligent in ascertaining the pertinent facts.

(c) The Collateral Custodian shall not be deemed to have knowledge of any default, event of default, Termination Event, Unmatured Termination Event, event or information, or be required to act upon any default, event of default, Termination Event, Unmatured Termination Event, event or information (including the sending of any notice) unless a Responsible Officer of the Collateral Custodian shall have received written notice or has actual knowledge of such event or information, and shall have no duty to take any action to determine whether any such event, default, event of default, Termination Event, or Unmatured Termination Event has occurred. Delivery of any reports, information and documents to the Collateral Custodian provided for herein is for informational purposes only and the Collateral Custodian’s receipt of such reports (including Monthly Reports) and any publicly available information, shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein.

(d) Without limiting the generality of this Section, the Collateral Custodian shall have no duty (i) to see to any recording, filing or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest in the Receivables or the related Financed Vehicles, or to see to the maintenance of any such recording or filing or depositing or to any recording, refiling or redepositing of any thereof, (ii) to see to any insurance of the Financed Vehicles or Obligors or to effect or maintain any such insurance, (iii) to see to the payment or discharge of any Tax, assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Receivables, (iv) to confirm or verify the contents of any reports or certificates of the Servicer or the Borrower delivered to the Collateral Custodian pursuant to this Agreement believed by the Collateral Custodian to be genuine and to have been signed or presented by the proper party or parties or (v) to inspect the Financed Vehicles at any time or ascertain or inquire as to the performance or observance of any of the Borrower’s or the Servicer’s representations, warranties or covenants or the Servicer’s duties and obligations as Servicer and as custodian of books, records, files and computer records relating to the Receivables under this Agreement.

(e) The Collateral Custodian shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or indemnity satisfactory to it against such risk or liability shall not be reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Collateral Custodian to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement.

(f) The Collateral Custodian may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, any Monthly Report, any Monthly Loan Tape, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(g) The Collateral Custodian may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Collateral Custodian in good faith in accordance therewith.

(h) The Collateral Custodian shall be under no obligation to exercise any of the rights, powers or remedies vested in it by this Agreement (except to comply with its obligations under this Agreement and any other Basic Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, shall have offered to the Collateral Custodian reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

(i) The Collateral Custodian shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by a Secured Party; provided, that if the payment within a reasonable time to the Collateral Custodian of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Collateral Custodian, not reasonably assured by the Borrower, the Collateral Custodian may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding. The reasonable expense of every such examination shall be paid by the Borrower or, if paid by the Collateral Custodian, shall be reimbursed by the Borrower upon demand.

(j) The Collateral Custodian may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Collateral Custodian shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.

(k) The Collateral Custodian shall indemnify and hold harmless the Borrower, the Servicer, the Secured Parties and each of their respective officers, directors, employees and agents from and against any and all loss, liability or expense that may be imposed on, incurred by or asserted against them as a result of any improper act or omission in any way relating to the maintenance and custody of the Receivable Files by the Collateral Custodian; provided, however, that the Collateral Custodian shall not be liable for any portion of any such loss, liability or expenses resulting from the willful misfeasance, bad faith or gross negligence of the Borrower, the Servicer or any Secured Party.

Section 9.05. Limitation on Liability of the Collateral Custodian and Others. The directors, officers, employees or agents of the Collateral Custodian shall not be under any liability to any Secured Party, the Borrower or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement; provided, however, that this provision shall not protect the directors, officers, employees and agents of the Collateral Custodian against any liability which would be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties. Except as provided in Section 9.04, the Collateral Custodian shall not be under any liability to any Secured Party, the Borrower or any other Person for any action taken or for refraining from the taking of any action in its capacity as Collateral Custodian pursuant to this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision shall not protect the Collateral Custodian against any liability which would be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties. The Collateral Custodian may rely in good faith on any document of any kind, prima facie, properly executed and submitted by any Person respecting any matters arising hereunder.

Section 9.06. Certain Matters Affecting the Collateral Custodian.

(a) The Collateral Custodian shall have no duties or responsibilities except those that are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Collateral Custodian. The Collateral Custodian shall be under no responsibility or duty with respect to the disposition of any Receivable Files delivered to it hereunder while such Receivable Files are not in its possession. If the Collateral Custodian shall request instructions from the Administrative Agent or the Servicer with respect to any act, action or failure to act in connection with and as set forth in this Agreement, the Collateral Custodian shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Collateral Custodian shall have received written instructions from the Administrative Agent or the Servicer, as applicable without incurring any liability therefor to the Administrative Agent, the Borrower, the Servicer or any other Person.

(b) The Collateral Custodian may act in reliance upon any written communication of the Administrative Agent concerning the delivery of the Receivable Files for any of the Receivables and other items of Collateral pursuant to this Agreement. The Collateral Custodian does not assume and shall have no responsibility for, and makes no representation as to, monitoring the value of the Receivable Files relating to any of the Receivables and other Collateral. The Collateral Custodian shall not be liable for any action or omission to act hereunder, except for its own gross negligence, bad faith or willful misconduct. In no event shall the Collateral Custodian have any responsibility to ascertain or take action with respect to the Receivable Files relating to any of the Receivables or other Collateral, except as expressly provided herein.

THE FOREGOING PARAGRAPH SHALL APPLY WHETHER OR NOT SUCH LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY THE COLLATERAL CUSTODIAN.

(c) If the Collateral Custodian shall at any time receive conflicting instructions from the Administrative Agent and the Servicer or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Collateral Custodian shall be entitled to rely on the instructions of the Administrative Agent. In the absence of bad faith, gross negligence or willful misconduct on the part of the Collateral Custodian, the Collateral Custodian may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, Monthly Report, Monthly Loan Tape, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Collateral Custodian may rely upon the validity of documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the Servicer and the other parties to this Agreement will hold the Collateral Custodian harmless from any claims that may arise or be asserted against the Collateral Custodian because of the invalidity of any such documents or their failure to fulfill their intended purpose. The Collateral Custodian shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other agreement on the part of any party, except as may otherwise be specifically set forth herein. The Collateral Custodian may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Collateral Custodian in good faith in accordance therewith.

(d) In the event the Collateral Custodian loses or misplaces any Receivable File related to any Receivable or portion thereof, or if any such instruments, documents, or certificates are destroyed or damaged while in the possession of the Collateral Custodian, then, in addition to any other liability the Collateral Custodian may have in respect thereof pursuant to the terms of this Agreement or otherwise, the Collateral Custodian shall be responsible for the costs of reproducing such information and agrees to execute and deliver to the Administrative Agent, upon the Administrative Agent’s written request, an affidavit stating that such instrument, document, or certificate has been lost or destroyed, as applicable, and, if necessary, such other affidavits or certificates as may be reasonably necessary to obtain replacement Certificates of Title.

(e) The Collateral Custodian is authorized, in its sole discretion, to disregard all notices or instructions given by any other party hereto or by any other Person, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part hereof, then and in any of such events the Collateral Custodian is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(f) The Collateral Custodian may at any time resign and terminate its obligations under this Agreement; provided, however, that except as provided below, no such resignation or termination shall be effective until a successor Collateral Custodian is appointed (and accepts such appointment) pursuant to the terms of this Section. Promptly after receipt of notice of the Collateral Custodian’s intended resignation, the Borrower shall appoint, by written instrument, a successor Collateral Custodian who shall be acceptable to the Administrative Agent. If the Borrower fails to appoint a successor Collateral Custodian pursuant to the terms hereof within 30 days after receipt of the Collateral Custodian’s notice of resignation, the Administrative Agent shall have the exclusive right to appoint by written instrument, a successor Collateral Custodian. If neither the Borrower nor the Administrative Agent has appointed a successor Collateral Custodian within 60 days after receipt of the Collateral Custodian’s notice of resignation, the Collateral Custodian may petition a court of competent jurisdiction to appoint a successor Collateral Custodian, with the cost of such petition to be borne by the Borrower.

(g) Any corporation, banking association or trust company into which the Collateral Custodian may be merged or converted or consolidated with, or any corporation, banking association or trust company resulting from any merger, conversion or consolidation to which the Collateral Custodian shall be a party, or any corporation, banking association or trust company succeeding to all or substantially all the corporate trust business of the Collateral Custodian, shall be the successor of the Collateral Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 9.07. Documents Held by the Collateral Custodian; Indication of Borrower Ownership; Inspection and Release of Receivable Files.

(a) The Collateral Custodian shall hold and maintain physical possession of the Receivable Files delivered to it in accordance with this Agreement. The Borrower shall deliver, or cause to be delivered, to the Collateral Custodian the Receivable Files (i) for the Initial Receivables prior to the Closing Date and (ii) for the Effective Date Receivables prior to the 90th day after the Effective Date; provided, however, that if application has been made for the issuance of a Certificate of Title and such Certificate of Title has not yet been issued at the time the related Receivable Files are delivered to the Collateral Custodian, there shall be delivered as part of such Receivable Files copies of all correspondence with the appropriate Registrar of

Titles or Title Intermediary, and all related documentation for the issuance of the Certificate of Title, and the Certificate of Title shall be delivered (or made available electronically) to the Collateral Custodian promptly upon receipt thereof by the Borrower but in no event later than 90 days after the Closing Date or the Effective Date, as the case may be.

(b) The Collateral Custodian agrees to maintain the Receivable Files which are delivered to it at the address set forth on Schedule D hereto of the Collateral Custodian as shall from time to time be identified to the Administrative Agent by written notice delivered promptly but in no event later than 20 days after any change in location. The Borrower shall cause the Servicer and each Successor Servicer to take whatever actions are required subject to the other provisions of this Agreement, including the filing of financing statements, as a result of relocating the Receivable Files, if any, to maintain the perfection of the Administrative Agent’s right, title and interest in and to the Contracts and the Receivable Files.

(c) The Collateral Custodian shall have and perform the following powers and duties:

(i) hold the Receivable Files for the benefit of the Borrower and the Administrative Agent, and maintain a current inventory thereof;

(ii) carry out such duties hereunder with respect to the handling and custody of the Receivable Files so that the integrity and physical possession of the Receivable Files will be maintained and without gross negligence, bad faith or willful misconduct; and

(iii) promptly, and in any event within two Business Days after receipt of the Release of Documents, release the original Contract or the original Certificate of Title to a Financed Vehicle then held by it to the Servicer upon receipt of a Release of Documents, which documents will be sent by overnight messenger to arrive not later than the third Business Day after such request; each such Release of Documents must be received by the Collateral Custodian prior to 2:00 p.m. (Central Time) for such receipt day to be considered the first Business Day, and a Release of Documents received after 2:00 p.m. (Central Time), the next Business Day will be considered the first Business Day; and the Servicer will provide the Collateral Custodian with its courier information in order to effect such releases.

(d) Upon not less than five Business Days’ written notice (or as much notice as the Servicer can reasonably be giving if such request is by or on behalf of a regulator of the Servicer or the Borrower), and subject only to the Collateral Custodian’s security requirements applicable to its own employees having access to similar records held by the Collateral Custodian, the Collateral Custodian shall permit the Servicer, the Borrower, the Administrative Agent or any of their authorized representatives, attorneys, regulators or auditors to inspect the Receivable Files held by the Collateral Custodian and the records, systems, process and procedures of the Collateral Custodian for maintaining the Receivable Files

(e) As soon as practicable, but in any event within 30 days after the Facility Termination Date, the Collateral Custodian shall deliver to or as directed by, and at the expense of and in the manner specified by, the Servicer or, if Regional Management is not the Servicer, the Borrower, all Receivable Files held by it.

Section 9.08. Further Agreements . The parties hereto further agree that:

(a) The Collateral Custodian may conclusively rely on, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, bond or any other paper or document (including any of the foregoing delivered in electronic format) believed by it to be genuine and to have been signed or presented by the proper Person or Persons. Nothing herein shall be construed to impose an obligation on the part of the Collateral Custodian to investigate, evaluate, certify, verify, independently determine or re-calculate any information, statement, representation or warranty or any fact or matter stated in, or the accuracy of, any such document and may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein.

(b) Without limiting the generality of any other provision hereof, the Collateral Custodian shall have no duty to conduct any investigation as to the occurrence of any condition requiring the repurchase of any Receivable by any Person pursuant to this Agreement, or the eligibility of any Receivable for purposes of this Agreement.

(c) Before the Collateral Custodian acts or refrains from taking any action under this Agreement, it may require an Officer’s Certificate and/or Opinion of Counsel from the party requesting that the Collateral Custodian act or refrain from acting in form and substance acceptable to the Collateral Custodian, the costs of which (including the Collateral Custodian’s reasonable attorney’s fees and expenses) shall be paid by the party requesting that the Collateral Custodian act or refrain from acting. The Collateral Custodian shall not be liable for any action it takes or omits to take in good faith in reliance on any such Officer’s Certificate or Opinion of Counsel.

(d) Notwithstanding anything to the contrary in this Agreement, the Collateral Custodian shall not be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Collateral Custodian, including by any existing or future law or regulation, any existing or future act of governmental authority, act of God, flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, other industrial action, general failure of electricity or other supply, technical failure, accidental or mechanical or electrical breakdown, computer failure or any event where, in the reasonable opinion of the Collateral Custodian, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Collateral Custodian being in breach of any Applicable Law or practice, request, direction, notice, announcement or similar action of any Governmental Authority to which the Collateral Custodian is subject.

(e) Notwithstanding anything to the contrary in this Agreement, the Collateral Custodian shall not be required to take any action that is not in accordance with Applicable Law.

(f) The right of the Collateral Custodian to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty.

(g) Neither the Collateral Custodian nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for (i) the existence, genuineness, value or protection of any collateral securing the Receivables, for the legality, enforceability, effectiveness or sufficiency of the Basic Documents for the creation, perfection, continuation, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for monitoring the status of any lien or performance of collateral, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the liens or Basic Documents or any delay in doing so, or (ii) reviewing or determining the accuracy, completeness or sufficiency of any chain of ownership (including endorsements or assignments related thereto) with respect to any Receivable or Receivable File.

(h) The Collateral Custodian shall not be liable for any action or inaction of the Servicer, or any other party (or agent thereof) to this Agreement or any related document and may assume compliance by such parties with their respective obligations under this Agreement or any related agreements, unless a Responsible Officer of the Collateral Custodian shall have obtained actual knowledge of such event or received written notice to the contrary at the address of the Collateral Custodian set forth on Schedule A hereto.

(i) Neither the Collateral Custodian nor any of its directors, officers, agents or employees shall be responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer, Regional Management, the Administrative Agent, the Backup Servicer or the Account Bank contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four.

(j) Without limiting the generality of any other provision hereof, neither the Collateral Custodian’s preparation or receipt of any reports pursuant to this Agreement nor any other publicly available information available to the Collateral Custodian shall constitute written notice hereunder.

(k) The Collateral Custodian shall be entitled to any protection, privilege or indemnity afforded to the Account Bank under the terms of this Agreement.

(l) The parties hereto acknowledge and agree that, notwithstanding anything to the contrary in this Agreement, the review contemplated by Section 9.07 (the “Review”) is a review to be performed by the Collateral Custodian solely for the purpose of acknowledging receipt of loan files by the Collateral Custodian. Any custodial certification (the “Certification”) related to such Review prepared by the Collateral Custodian and furnished to the Servicer and the Administrative Agent is produced solely in connection with this purpose. The parties hereto did not engage the Collateral Custodian to perform the Review, produce the Certification or perform any of the services in this Agreement for the purpose of making findings with respect to the accuracy of the information or data regarding the Collateral provided to the Collateral Custodian hereunder for the Review as contemplated by Rule 17g-10 under the Exchange Act. Given the purpose and scope of the Collateral Custodian’s services (including the Review and any Certification) under this Agreement and given the use of the Review and Certification, the parties hereto agree that the Collateral Custodian’s Review is not commonly understood in the market to be “due diligence services” for purposes of Rule 17g-10. The parties hereto do not consider the Review and the Certification to be “due diligence services” for purposes of Rule 17g-10, and shall not treat the Certification as a “third party due diligence report” for purposes of Rule 15Ga-2 under the Exchange Act. The other parties hereto hereby acknowledge that the Collateral Custodian is relying on this certification for purposes of determining that its Review does not constitute “due diligence services” under Rule 17g-10.

ARTICLE TEN

TERMINATION EVENTS

Section 10.01. Termination Events.

(a) Each of the following events shall constitute a “Termination Event”:

(i) a default in the payment of any Monthly Interest Payment Amount on any Payment Date and such default continues unremedied for a period of two Business Days or more;

(ii) a default in the payment of the Loan Balance on the Final Scheduled Payment Date or on a Payment Date fixed for optional prepayment of the Loans pursuant to Section 2.06;

(iii) the occurrence of a Level II Trigger Event;

(iv) a failure on the part of the Borrower to make any payment, transfer or deposit required by the terms of any Basic Document (other than as set forth in clauses (i) and (ii) above) on the day such payment or deposit is required to be made, which default or failure continues unremedied for three Business Days after the earlier of (i) receipt of written notice of such failure by the Borrower from the Administrative Agent or any Lender or (ii) discovery of such failure by a Responsible Officer of the Borrower;

(v) a failure by the Borrower to duly to perform or observe any term, covenant or agreement of the Borrower contained in this Agreement or any other Borrower Basic Document and such failure remains unremedied for 30 calendar days (or such longer period not in excess of 60 days as may be reasonably necessary to remedy that failure; provided that such failure is capable of remedy within 60 days) after the earliest to occur of (i) discovery by a Responsible Officer of the Borrower, (ii) the date such Responsible Officer should have discovered such failure and (iii) receipt of a written notice of such failure from the Administrative Agent, any Lender, a Responsible Officer of the Collateral Custodian or a Responsible Officer of the Backup Servicer;

(vi) any representation, warranty or certification made or deemed to be made by the Borrower under this Agreement or any other Borrower Basic Document, or any Monthly Report, any Monthly Loan Tape or other information required to be given by the Borrower or the Servicer to the Administrative Agent or any Lender, shall prove to have been false or incorrect in any material respect when made or deemed made or delivered, and which remains unremedied for 30 calendar days after the earlier to occur of (A) discovery by a Responsible Officer of the Borrower and (B) receipt of a written notice of such failure from the Administrative Agent or any Lender;

(vii) the occurrence of an Insolvency Event (which, if involuntary, remains unstayed for more than 45 days) relating to any Regional Management Entity;

(viii) a Servicer Termination Event shall have occurred;

(ix) the Borrower shall become (A) an “investment company” within the meaning of the Investment Company Act or relies solely on the exemption from the definition of “investment company” in Section 3(c)(1) or 3(c)(7) of the Investment Company Act (although other exemptions may be available) or the arrangements contemplated by the Basic Documents shall require the Borrower to register as an “investment company” within the meaning of the Investment Company Act or (B) a “covered fund” for purposes of the Volcker Rule;

(x) a regulatory, tax or accounting body has ordered that the activities of the Borrower or any Affiliate of the Borrower contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of the Borrower or any Affiliate of the Borrower contemplated hereby may reasonably be expected to cause the Borrower or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences;

(xi) any material adverse change in the operations of the Servicer, Regional Management, the Borrower or any other event which materially affects the ability of the Servicer, Regional Management or the Borrower to either collect the Receivables or to perform its obligations under any Basic Document to which it is a party;

(xii) the IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower or Regional Management and such lien shall not have been released within five Business Days after the earlier of the Borrower or Regional Management having actual knowledge thereof or written notice thereof from the Administrative Agent or any Lender, or the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower or Regional Management and such Lien shall not have been released or stayed within 30 days after the earlier of the Borrower or Regional Management having actual knowledge thereof or written notice thereof from the Administrative Agent or any Lender;

(xiii) the Administrative Agent shall fail for any reason to have a first priority perfected security interest in any material portion of the Collateral (subject to Permitted Liens), which failure shall continue for five Business Days after the earlier of the Borrower or the Servicer having actual knowledge thereof or the Borrower or the Servicer having received written notice thereof from the Administrative Agent or any Lender;

(xiv) a Change in Control shall occur;

(xv) the Servicer, Regional Management or the Borrower shall enter into any transaction or merger whereby it is not the surviving entity or the Borrower shall enter into any merger;

(xvi) an event of default occurs, or an event occurs which, with the giving of notice or the passage of time or both, would constitute an event of default, under any agreement of any Regional Management Entity in connection with any Indebtedness of $1,000,000 or more (in the case of the Borrower), or $5,000,000 or more (in the case of

Regional Management or any of its Subsidiaries other than the Borrower, which for the avoidance of doubt shall not include events of termination or similar events under financing agreements entered into by Subsidiaries that are structured as special purpose entities, provided that no events of termination or similar events occur under such financing agreements other than due to actions or activities of such Subsidiaries;

(xvii) any of Regional Management, any Originator or the Borrower shall (A) have one or more final nonappealable judgments entered against it by a court of competent jurisdiction in excess of, in the aggregate, in the case of (1) Regional Management or Regional Management and all Originators, $5,000,000, (2) any Originator, $5,000,000, or (3) the Borrower, $1,000,000, in each case which judgment(s) shall not have been discharged or stayed within 30 days, (B) enter into one or more settlements in excess of, in the aggregate, in the case of (1) Regional Management or Regional Management and all Originators, $20,000,000, (2) any Originator, $5,000,000, or (3) the Borrower, $1,000,000 or (C) have a penalty or fine assessed against it by any Governmental Authority in excess of $10,000,000; or

(xviii) any Basic Document shall cease to be in full force and effect (other than in accordance with its terms) or any Regional Management Entity shall so assert in writing or otherwise seek to terminate or disaffirm its obligations under any Basic Document.

(b) Upon the occurrence of any Termination Event, the Administrative Agent shall, at the request, or may with the consent, of the Required Lenders, by notice to the Borrower (with a copy to the Collateral Custodian and the Account Bank), declare the Termination Date to have occurred, without demand, protest or future notice of any kind, all of which are hereby expressly waived by the Borrower, and, upon such declaration, the Loans and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that a Termination Event described in Section 10.01(a)(ii) or 10.01(a)(vii) has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 10.02. Actions Upon Declaration or the Automatic Occurrence of the Termination Date. Upon the declaration or the automatic occurrence of the Termination Date, the Administrative Agent may, or at the direction of the Required Lenders, shall, exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, the Administrative Agent may, or at the direction of the Required Lenders, shall take the following remedial actions:

(a) The Administrative Agent may, without notice to the Borrower except as required by Applicable Law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Loan Balance, any Interest accrued thereon and or any other amount due and owing to any Secured Party against amounts payable to the Borrower from the Accounts or any part of such Accounts in accordance with and subject to the priorities required by Section 2.08.

(b) The Administrative Agent may take any action permitted under the Basic Documents and may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral, including directing that Collections be deposited into an account specified by the Administrative Agent (rather than to the Collection Account).

(c) Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Administrative Agent may, on behalf of itself and the Lenders and without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one or more parcels at public or private sale, at any exchange, broker’s board or at the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, upon such terms and conditions and at prices that are consistent with the prevailing market for collateral similar to the Collateral as it may deem advisable and at such prices as it may deem best. The Administrative Agent shall give the Lenders and the Borrower at least 15 Business Days’ prior written notice of the time and place of any public sale or the time after which any private sale is to be made. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. If the proceeds from the sale of the Collateral would be insufficient to fully pay accrued and unpaid Interest and the Loans Outstanding, the Administrative Agent may only proceed with the sale if the Lenders with 100% of the Loans Outstanding have consented to such sale. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.

(d) Upon the completion of any sale under Section 10.02(c), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.

(e) At any sale under Section 10.02(c), Regional Management or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 10.02(c) may set off the purchase price of such property against amounts owing to such Secured Party in full payment of such purchase price up to the full amount owing to such Secured Party.

Section 10.03. Exercise of Remedies. No failure or delay on the part of the Administrative Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Borrower or the Servicer, on the one hand, and the Administrative Agent, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Secured Parties would otherwise have pursuant to Applicable Law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 10.04. Waiver of Certain Laws. The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such Applicable Laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Administrative Agent or such court may determine.

Section 10.05. Power of Attorney. The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, upon the occurrence and during the continuance of a Termination Event in connection with the enforcement of the rights and remedies provided for in this Article, including (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Basic Document. Nevertheless, if so requested by the Administrative Agent, directly or through a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.

ARTICLE ELEVEN

INDEMNIFICATION

Section 11.01. Indemnities by the Borrower. Without limiting any other rights which the Administrative Agent, each Lender or its assignee, the Collateral Custodian, the Backup Servicer, the Account Bank or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify each such entity and each of their respective Affiliates and officers, directors, employees and agents thereof (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all fees, damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements and court costs (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement including in connection with any action, claim or suit brought to enforce the Collateral Custodian’s, the Backup Servicer’s or the Account Bank’s right to indemnification, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith or willful misconduct on the part of such Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) any Receivable represented by the Borrower to be an Eligible Receivable which is not on the Closing Date, an Eligible Receivable;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer, any of their respective Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any other Basic Document or a failure by any Regional Management Entity to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Basic Document, or with any Applicable Law with respect to any Contract or Receivable, the related Financed Vehicle or the non-conformity of any Contract with any such Applicable Law and any failure by the Borrower or the Servicer to perform its respective duties under the Contracts and Receivables included as part of the Collateral;

(iv) the failure to vest and maintain vested in the Administrative Agent a valid and enforceable first priority perfected security interest in any or all of the Collateral, except for Permitted Liens;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to the Collateral, whether at the time of the related Loan or at any subsequent time and as required by the Basic Documents;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii) any failure by the Borrower or the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement;

(viii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Receivable or the related Financed Vehicle;

(ix) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;

(x) any repayment by a Secured Party of any amount previously distributed in reduction of the Loan Balance or payment of Interest, any obligation or any other amount due hereunder, in each case which amount such Secured Party believes in good faith is required to be repaid;

(xi) any litigation, proceeding or investigation (a) before any Governmental Authority (1) in respect of any Contract, Receivable or Financed Vehicle, (2) relating to the use of the proceeds of the Loans or (3) related to this Agreement (A) that is not commenced by the Indemnified Party or (B) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct or (b) relating to or arising from the Basic Documents, the transactions contemplated hereby and thereby, the use of proceeds of the Loans by the Borrower or any other investigation, litigation or proceeding relating to the Borrower or the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated by the Basic Documents;

(xii) the use of the proceeds of the Loans;

(xiii) any failure by the Borrower to give reasonably equivalent value to Regional Management in consideration for the transfer by Regional Management to the Borrower of any of the Receivables and the related Collateral or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of any Insolvency Law;

(xiv) the failure of the Borrower to remit to the Servicer Collections remitted to the Borrower in accordance with the terms hereof or the commingling by the Borrower of any Collections with other funds;

(xv) entering into or giving or withholding any amendments or supplements or waivers or consents (including review and analysis thereof) with respect to the Basic Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Borrower or the Servicer, or is required or necessary under the Basic Documents; or

(xvi) any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by any Indemnified Party as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Basic Documents.

Section 11.02. Indemnities by the Servicer. Without limiting any other rights which the Indemnified Parties may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party relating to or arising from any of the following (including in connection with any action, claim or suit brought to enforce the Collateral Custodian’s, the Backup Servicer’s or the Account Bank’s right to indemnification), excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith or willful misconduct on the part of any Indemnified Party:

(i) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer, any of their respective Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Servicer to comply with (a) any term, provision or covenant contained in this Agreement or any other Basic Document or (b) any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Basic Document, or with any Applicable Law with respect to any Receivable, the related Financed Vehicle, the non-conformity of any Receivable with any such Applicable Law and any failure by the Originator to perform its respective duties under the Receivables or (c) any Applicable Law in the operation of Regional Management;

(iii) any failure by the Servicer to perform any of its other duties or obligations in accordance with the provisions of this Agreement;

(iv) the failure to vest and maintain vested in the Administrative Agent a valid and enforceable first priority perfected security interest in the Collateral;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Collateral, whether at the time of a Loan or at any subsequent time and as required by the Basic Documents;

(vi) any litigation, proceeding or investigation (a) before any Governmental Authority (1) in respect of any Contract, Receivable or Financed Vehicle, (2) relating to the use of the proceeds of the Loans or (3) related to this Agreement (A) that is not commenced by the Indemnified Party or (B) if so commenced, in which such Indemnified Party is not the prevailing party; provided, that no Indemnified Party shall be entitled to any indemnification for any item described in this clause resulting from such Indemnified Party’s gross negligence or willful misconduct, (b) relating to or arising from the Basic Documents, the transactions contemplated hereby and thereby, the use of proceeds of the Loans by the Servicer or any other investigation, litigation or proceeding relating to the Borrower or the Servicer in which any Indemnified Party becomes involved as a result of any of the transactions contemplated by the Basic Documents or (c) relating to or arising from any force-placed Insurance Policies;

(vii) entering into or giving or withholding any amendments or supplements or waivers or consents (including review and analysis thereof) with respect to the Basic Documents or any other document or instrument delivered pursuant hereto or thereto (whether or not the same is finally agreed to) if the same is requested by the Servicer, or is required or necessary under the Basic Documents;

(viii) any and all loss, liability, damage or expense incurred in connection with the Servicer having force-placed Insurance Policies on the Financed Vehicles;

(ix) any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by any Indemnified Party as a result of funding all or any portion of the Loans or the acceptance of payments or of Collateral due under the Basic Documents; or

(x) the commingling by the Servicer of any Collections with other funds.

Section 11.03. General Indemnity Provisions. Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified against Excluded Taxes, any other Taxes for which the Borrower was required to indemnify a Secured Party pursuant to Section 2.14 or, except as otherwise provided herein, (i) nonpayment by an Obligor of an amount due and payable with respect to a Contract or (ii) any loss in value of any Financed Vehicle or Permitted Investment due to changes in market conditions or for other reasons beyond the control of the Borrower or the Servicer. Any amounts subject to the indemnification provisions of this Article shall be paid solely pursuant to the provisions of Section 2.08 in the order and priority set forth therein.

The indemnities expressly provided in this Article are cumulative and not exclusive of any rights or remedies that the Indemnified Parties would otherwise have pursuant to law or equity and shall survive the termination or assignment of this Agreement and the resignation or removal of the parties hereto.

ARTICLE TWELVE

THE ADMINISTRATIVE AGENT

Section 12.01. Authorization and Action.

(a) Effective as of the Effective Date, each Lender and each Secured Party (other than the Administrative Agent) hereby designates and appoints Wells Fargo Securities (and Wells Fargo Securities accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Applicable Law. The appointment and authority of the Administrative Agent hereunder shall terminate on the Facility Termination Date.

(b) Each Lender hereby irrevocably designates and appoints the Administrative Agent as its agent under this Agreement, and each such Lender irrevocably authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of the Basic Documents and to exercise such powers and perform such duties thereunder as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.

(c) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

(d) The Administrative Agent shall promptly distribute to each Lender all notices, requests for consent and other information received by the Administrative Agent under this Agreement that are not also delivered to the Lenders.

(e) The Administrative Agent consents to the Regional Management Entities entering into this Agreement, each First Tier Purchase Agreement, the Second Tier Purchase Agreement and each Subservicing Agreement, as applicable.

Section 12.02. Delegation of Duties. The Administrative Agent may execute any of its duties under any of the Basic Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 12.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by the Borrower, the Servicer, Regional Management, the Backup Servicer or the Collateral Custodian contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Basic Document to which it is a party for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, or for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four. The Administrative Agent shall be under no obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event, Unmatured Termination Event or Servicer Termination Event unless it has received notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event.

Section 12.04. Reliance.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or e-mail message, written statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Administrative Agent), independent accountants and other experts selected by the Administrative Agent.

(b) The Administrative Agent shall be fully justified in failing or refusing to take any action under any of the Basic Documents (other than those actions that are expressly required to be taken by it under the terms of the Basic Documents) unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c) The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Basic Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.

(d) The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Basic Documents in accordance with a request of Lenders having Invested Percentages aggregating greater than 50% of the aggregate Invested Percentages of all Lenders (or such other percentages of Lenders set forth herein), and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.

(e) In the event the Administrative Agent receives notice of the occurrence of any breach of this Agreement or the occurrence of any Termination Event, Unmatured Termination Event or Servicer Termination Event from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event, it shall promptly give notice thereof to each Lender. The Administrative Agent shall take such action with respect to any such event as shall be reasonably directed by the Required Lenders.

Section 12.05. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, Regional Management, the Servicer, any Originator, the Backup Servicer or the Collateral Custodian shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Regional Management, each Originator, the Backup Servicer or the Collateral Custodian and the Receivables and made its own decision to purchase its interest in the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Basic Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, Regional Management, each Originator, the Backup Servicer or the Collateral Custodian and the Receivables. Except for notices, reports and other documents received by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, Regional Management, each Originator, the Backup Servicer or the Collateral Custodian or the Receivables which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 12.06. Indemnification. Each Lender agrees to indemnify the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), ratably according to their respective Invested Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Loan Balance) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Administrative Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the Aggregate Unpaids under this Agreement, including the Loan Balance, the termination of this Agreement, and any resignation or removal of the Administrative Agent.

Section 12.07. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Basic Document as though it were not the Administrative Agent hereunder. Any such Person, in its capacity as Administrative Agent, shall not, by virtue of its acting in any such other capacities, be deemed to have duties or responsibilities hereunder or be held to a standard of care in connection with the performance of its duties as Administrative Agent other than as expressly provided in this Agreement. Any Person which is the Administrative Agent may act as the Administrative Agent without regard to and without additional duties or liabilities arising from its role as such administrator or agent or arising from its acting in any such other capacity. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

Section 12.08. Assignment. The Administrative Agent may freely assign its rights and obligations hereunder upon ten days’ written notice to the Lenders and the Borrower.

Section 12.09. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten days’ written notice to the Lenders and the Borrower with such resignation becoming effective upon a successor administrative agent succeeding to the rights, powers and duties of the Administrative Agent pursuant to this Section. If the Administrative Agent shall resign as Administrative Agent, then the Required Lenders shall appoint a successor administrative agent, which may be a Lender. Any successor Administrative Agent shall succeed to the rights, powers and duties of the resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the resigning Administrative Agent’s resignation as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE THIRTEEN

ASSIGNMENTS; PARTICIPATIONS

Section 13.01. Assignments and Participations.

(a) [Reserved].

(b) Each Lender may upon at least ten days’ notice to the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Loan Balance of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) $10,000,000 or an integral multiple of $1,000,000 in excess of that amount and (B) the full amount of the assigning Lender’s portion of the Loan Balance, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Lender Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 or such lesser amount as shall be approved by the Administrative Agent, (v) the parties to each such assignment shall have agreed to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including the reasonable fees and disbursements of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article Fourteen and (vii) there shall be no increased costs, expenses or Taxes incurred by the Administrative Agent or the Lenders upon assignment or participation. Upon such execution, delivery and acceptance and the recording by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, for the benefit of the Borrower, shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses of each Lender and the Invested Percentages of each Lender from time to time (the “Lender Register”). The entries in the Lender Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Lender Register as a Lender hereunder for all purposes of this Agreement. The Lender Register shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Subject to the provisions of Section 13.01(a), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Administrative Agent shall then record the information contained therein in the Lender Register.

(f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Invested Percentage and its interests in the Loan Balance); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Administrative Agent, the other Lenders and the other parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Sections 2.13 and 2.14; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to the Lender granting its participation had such participation not been granted, and no Lender granting a participation shall be entitled to receive payment under either such Section in an amount which exceeds the sum of (A) the amount to which such Lender is entitled under such Section with respect to any portion of the Loans owned by such Lender which is not subject to any participation plus (B) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and the applicable Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which such Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 13.01. Notwithstanding anything in the foregoing to the contrary, no Lender may sell a participation to any other person without first sending written notice to the Borrower informing it of such Lender’s intention to make such sale, including the name of the proposed participant.

(g) Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the amount (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loan, letter of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or as reasonably necessary for the Borrower, the Servicer or the Administrative Agent to comply with their respective withholding and reporting obligations under FATCA. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, after consultation with the Borrower, disclose to the assignee or participant or proposed assignee or participant in each case on a confidential basis any information, including Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.

(i) Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to (i) any Federal Reserve Bank or any other Governmental Authority in accordance with Applicable Law or (ii) a collateral trustee or security agent for holders of commercial paper and, in each case, any such pledge or Collateral assignment may be made without compliance with Section 13.01(a) or 13.01(b).

ARTICLE FOURTEEN

MUTUAL COVENANTS REGARDING CONFIDENTIALITY

Section 14.01. Covenants of the Borrower, the Servicer, the Collateral Custodian and the Backup Servicer. Each of the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian, severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of the Lenders under this Agreement), except as the Administrative Agent or any such Lender may have consented to in writing prior to any proposed disclosure and except that it may disclose such information (i) to its Advisors, officers, directors, employees, lenders, investors, potential investors, agents, auditors, subservicers or representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Borrower, the Servicer, the Backup Servicer or the Collateral Custodian, (iii) to Wells Fargo Bank, Wells Fargo Securities or their respective Affiliates or (iv) to the extent it should be (a) required by Applicable Law (including filing a copy of this Agreement and the other Basic Documents (other than the Fee Letter)) as exhibits to filings required to be made with the SEC, or in connection with any legal or regulatory proceeding, (b) requested by any Governmental Authority to disclose such information or (c) requested by any nationally recognized statistical rating organization; provided, that, in the case of clause (iv)(a), the Borrower, the Servicer, the Backup Servicer and the Collateral Custodian, as applicable, will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the Lenders of its intention to make any such disclosure prior to making such disclosure.

Section 14.02. Covenants of the Administrative Agent, the Lenders, the Backup Servicer and the Collateral Custodian.

(a) Each of the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian covenants and agrees that it will not disclose any of the Confidential Information now or hereafter received or obtained by it without the Borrower’s prior written consent; provided, however, that it may disclose any such Confidential Information to those of its employees, Affiliates or third-party service providers directly involved in the transactions contemplated by the Basic Documents or to any nationally recognized statistical rating organization (within the meaning of the Exchange Act) in compliance with Rule 17g-5 thereunder solely with respect to Section 2.13(d), if applicable (or any similar rule or regulation in any relevant jurisdiction); provided, further, that no Lender may disclose the Collections Policy to any Affiliate of such Lender that is engaged in the business of consumer motor vehicles lending without the prior written consent of the Servicer.

(b) Each of the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian acknowledges and understands that the Confidential Information may contain “nonpublic personal information” as that term is defined in Section 6809(4) of the Gramm-Leach-Bliley Act, and each of the Administrative Agent, the Lenders, the Backup Servicer, any Successor Servicer and the Collateral Custodian, and each of its employees, Affiliates, directly involved in the transaction contemplated by the Basic Documents and its respective Advisors, agrees to maintain such nonpublic personal information received hereunder in accordance with the Gramm-Leach-Bliley Act and other applicable federal and state privacy laws. Each of the Administrative Agent, the Lenders, the Backup Servicer, any Successor Servicer and the Collateral Custodian shall, and shall direct its employees, Affiliates directly involved in the transaction contemplated by the Basic Documents and its respective Advisors to (i) not disclose such nonpublic personal information to any third party, including, without limitation, third party service providers, but excluding subservicers, without the prior written consent of the Borrower and the Servicer, (ii) agree not to use nonpublic personal information for any purpose not reasonably contemplated by their respective roles in the transaction contemplated by the Basic Documents, (iii) protect against any unauthorized access to or use of such nonpublic personal information, (iv) in the event of any actual or apparent theft, unauthorized use or disclosure of such nonpublic personal information, immediately commence all reasonable efforts to investigate and correct the causes and remediate the results thereof, and (v) as soon as practicable following discovery of any event described in clause (iv) above, provide notice thereof to the Borrower and the Servicer, and such further information and assistance as may be reasonably requested by either of them.

(c) Each of the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian may also disclose any such Confidential Information to its Advisors and any subservicers who need to know such information for the purpose of assisting it in connection with the transactions contemplated by the Basic Documents. Each of the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian agrees to be responsible for any breach of Article Fourteen of this Agreement by its Affiliates and Advisors, and it agrees that its Affiliates and Advisors will be advised by it of the confidential nature of such information and that it shall cause its Affiliates to be bound by this Agreement.

(d) None of the Administrative Agent, any Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian, nor any of their respective Affiliates, employees, agents or Advisors, without the prior written consent of the Borrower, will disclose to any Person the fact that Confidential Information has been provided to it or them, that discussions or negotiations have taken place with respect to the transactions contemplated by the Basic Documents, or the existence, terms, conditions or other facts of the transactions contemplated by the Basic Documents, including the status thereof.

(e) Each of the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian acknowledges and agrees that any Confidential Information provided to it, in whatever form, is the sole property of the Borrower and Regional Management. Neither any such Person nor its Affiliates or Advisors shall use any of the Confidential Information now or hereafter received or obtained from or through the Borrower, Regional Management or any of their respective Affiliates for any purpose other than for purposes of engaging in, or as otherwise contemplated by, the transactions contemplated by the Basic Documents. The Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian agree that if the Borrower and/or Regional Management should request that it destroy or return the Confidential Information, it shall return or destroy such Confidential Information as so directed; provided that it shall be permitted to retain only that portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Agreement, that is necessary (i) for purposes of documenting any due diligence review performed by it in connection with this Agreement and (ii) to comply with any Applicable Laws or the internal document retention policies of the Administrative Agent, any Lender, the Backup Servicer, any Successor Servicer or the Collateral Custodian.

(f) Each of the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian acknowledges that all Confidential Information is considered proprietary and of competitive value, and in many instances trade secrets. Each of the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian agrees that because of the unique nature of the Confidential Information any breach of this Agreement may cause the Borrower, Regional Management and their respective Affiliates irreparable harm and money damages and other remedies available at law in the event of a breach would not be adequate to compensate the Borrower, Regional Management and their Affiliates for any such breach. Accordingly, each of the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian acknowledges and agrees that the Borrower, Regional Management and their respective Affiliates shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available to the Borrower, Regional Management and their respective Affiliates whether at law or in equity.

(g) If the Administrative Agent, any Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian, or any of their respective Affiliates or Advisors are legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process) to disclose any Confidential Information (including the fact that discussions or negotiations took place with respect to the transactions contemplated by the Basic Documents), the related entity shall promptly notify the Borrower and Regional Management in writing (unless it has been advised that such notification is prohibited by Applicable Law) of such requirement so that the Borrower and/or Regional Management, at their sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian agree to use their reasonable efforts, upon the written request of the Borrower or Regional Management, to obtain or assist the Borrower or the Servicer in obtaining any such protective order. Failing the reasonably timely entry of a protective order or the reasonably timely receipt of a waiver hereunder, the related entity may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that it have been advised that it is legally compelled to disclose; provided that it agrees to use reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the Person or Persons to whom it was disclosed.

Notwithstanding the foregoing, it is understood that the Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian or any of their respective Affiliates or Advisors may be required to disclose (and may so disclose, without liability hereunder, provided that it complies with the following sentence) the Confidential Information or portions thereof at the request of a bank examiner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner or other regulatory authority, including in connection with the regulator compliance policy of Administrative Agent, each Lender, the Backup Servicer, any Successor Servicer and the Collateral Custodian. Under such circumstances, the related entity agrees to provide notice to the Borrower and Regional Management as soon as practicable in connection with (and, if possible, before) releasing the Confidential Information to the bank examiner or other regulatory authority pursuant to such request or examination.

ARTICLE FIFTEEN

MISCELLANEOUS

Section 15.01. Amendments and Waivers.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Termination Event or Unmatured Termination Event, regardless of whether the Administrative Agent, any Agent or any Lender may have had notice or knowledge of such Termination Event or Unmatured Termination Event at the time.

(b) Neither this Agreement nor any provision hereof may be amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall, without the written consent of each Lender:

(i) amend any provision of Section 2.08;

(ii) amend any provision of Schedule B;

(iii) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(iv) amend or change the definition of “Cumulative Net Loss Ratio”, “Level I Initial Receivables Trigger Event”, “Level I Effective Date Receivables Trigger Event”, “Level I Trigger Event”, “Level II Initial Receivables Trigger Event”, “Level II Effective Date Receivables Trigger Event”, “Level II Trigger Event”, “Reserve Account Required Amount”, “Target Overcollateralization Amount” or “Interest Rate”; or

(v) reduce the principal or the rate of interest on either Loan or any fees or other amounts payable hereunder or under any other Basic Document;

provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Account Bank, the Backup Servicer or the Collateral Custodian hereunder without the prior written consent of the Account Bank, the Backup Servicer or the Collateral Custodian, as the case may be; provided further, that the Fee Letter may only be amended, or rights or privileges thereunder waived, in writing executed by the parties thereto and with the written consent of the Required Lenders.

(c) Neither this Agreement nor any provision hereof may be waived except pursuant to an agreement or agreements in writing entered into by the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall, without the written consent of each Lender waive any condition set forth in Section 4.01; provided further, that no such agreement shall waive the rights or duties of the Account Bank, the Backup Servicer or the Collateral Custodian hereunder without the prior written consent of the Account Bank, the Backup Servicer or the Collateral Custodian, as the case may be.

(d) The Borrower shall promptly deliver to the Account Bank, the Backup Servicer and the Collateral Custodian an executed copy of any amendment, waiver or modification under this Section.

Section 15.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and e-mailed, mailed, transmitted or delivered, as to each party hereto, at its address set forth under its name on Schedule A hereto or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of notice by (i) mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) e-mail and facsimile copy, when electronic communication of receipt is obtained, or (iii) overnight courier, one Business Day after being deposited with such overnight courier service, except that notices and communications pursuant to Article Two shall not be effective until received with respect to any notice sent by mail, telecopier or e-mail.

Section 15.03. No Waiver, Rights and Remedies. No failure on the part of the Administrative Agent, any other Secured Party or any assignee of any Secured Party or any other party hereto to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder.

Section 15.04. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Backup Servicer, the Collateral Custodian, the Secured Parties and their respective successors and permitted assigns.

Section 15.05. Term of this Agreement. This Agreement shall remain in full force and effect until the Facility Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article Five and the indemnification and payment provisions of Article Eleven, the confidentiality provisions of Article Fourteen, the provisions of Section 15.10 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination of this Agreement or the assignment, resignation or removal by or of the applicable parties hereto.

Section 15.06. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS (OTHER THAN §5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 15.07. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 15.08. Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Indemnified Parties under Article Eleven, the Borrower agrees to pay on demand all reasonable costs and expenses of the Secured Parties, the Backup Servicer, the Account Bank and the Collateral Custodian incurred in connection with the administration (including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement, the other Basic Documents and the other documents to be delivered hereunder or in connection herewith, including the reasonable fees and disbursements of counsel for the Secured Parties, the Backup Servicer, the Account Bank and the Collateral Custodian with respect thereto and with respect to advising such entities as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by such entities in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and the other Basic Documents, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to a Lender in connection with this Agreement or the funding or maintenance of the Loans hereunder.

Section 15.09. No Insolvency Proceedings.

(a) Notwithstanding any prior termination of this Agreement, no Secured Party, the Collateral Custodian or the Backup Servicer shall, prior to the date which is one year and one day after the final payment of the Aggregate Unpaids, petition, cooperate with or encourage any other Person in petitioning or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.

(b) The provisions of this Section shall survive the termination of this Agreement.

Section 15.10. Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of any Secured Party, the Backup Servicer, the Account Bank, the Collateral Custodian, Regional Management or the Borrower as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against manager or administrator of such Person or any incorporator, Affiliate, stockholder, officer, employee or director of such Person or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of any Secured Party, the Backup Servicer, the Account Bank and the Collateral Custodian contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, Affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, Affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) The provisions of this Section shall survive the termination of this Agreement.

(c) No claim may be made by the Borrower, the Servicer or any of their respective Affiliates against the Administrative Agent, any Lender, the Collateral Custodian, the Backup Servicer, the Account Bank or any of their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages arising out of or related to the transactions contemplated by this Agreement, and each of the Borrower and the Servicer, to the extent permitted by Applicable Law, hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 15.11. Patriot Act Compliance. Each of the Administrative Agent, the Backup Servicer, the Account Bank and the Collateral Custodian hereby notify the Borrower that pursuant to the requirements of the Patriot Act, it, and each Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent, the Backup Servicer, the Account Bank, the Collateral Custodian and each Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent, the Backup Servicer, the Account Bank, the Collateral Custodian and each Lender.

Section 15.12. Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.

Section 15.13. Intercreditor Agreement. The parties hereto acknowledge the existence of the Intercreditor Agreement and that certain rights of the parties (other than the Account Bank, the Backup Servicer and the Collateral Custodian) may be subject to the provisions thereof.

Section 15.14. Multiple Roles. The parties expressly acknowledge and consent to Wells Fargo Bank acting in the capacities of Collateral Custodian, Backup Servicer and in the capacity as Account Bank. Wells Fargo Bank may, in such multiple capacities, discharge its separate functions fully, without hindrance or regard to conflict of interest principles or other breach of duties to the extent that any such conflict or breach arises from the performance by Wells Fargo Bank of express duties set forth in this Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of negligence (other than errors in judgment), bad faith or willful misconduct by Wells Fargo Bank.

Section 15.15. Account Control Agreement. The parties hereto agree that the “Credit Agreement” as defined and referenced in the Account Control Agreement refers to this Agreement as amended and restated on the Effective Date.

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Credit Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

REGIONAL MANAGEMENT RECEIVABLES, LLC, as Borrower

By:	/s/ Donald E. Thomas
Name: Donald E. Thomas
Title: EVP and Chief Financial Officer

REGIONAL MANAGEMENT CORP., as Servicer

By:	s/ Donald E. Thomas
Name: Donald E. Thomas
Title: EVP and Chief Financial Officer

WELLS FARGO SECURITIES, LLC, as Administrative Agent

By:	/s/ Brian Grushkin
Name: Brian Grushkin
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Brian Grushkin
Name: Brian Grushkin
Title: Director

Closing Date Lender Advance: $75,728,181
Effective Date Lender Advance: $37,811,769.64
Effective Date Loan Balance: $56,266,888.84

Regional Management A&R Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Account Bank, Collateral Custodian and Backup Servicer

By:	/s/ Jennifer C. Westberg
Name: Jennifer C. Westberg
Title: Vice President

Regional Management A&R Credit Agreement

SCHEDULE A

NOTICE INFORMATION

Regional Management:

Regional Management Corp.

979 Batesville Road, Suite B

Greer, SC 29651

Attention: Legal Department

Telephone No.: (XXX) XXX-XXXX

E-mail: XXXXXXXXXX@regionalmanagement.com; XXXXXXXXXX

@regionalmanagement.com

Borrower:

Regional Management Receivables, LLC

979 Batesville Road, Suite B

Greer, SC 29651

Attention: Legal Department

Telephone No.: (XXX) XXX-XXXX

E-mail: XXXXXXXXXX@regionalmanagement.com; XXXXXXXXXX

@regionalmanagement.com

Administrative Agent:

Wells Fargo Securities, LLC

550 S. Tryon Street

Charlotte, North Carolina 28202

Attention: James B. Brinkley II

Facsimile No.: (XXX) XXX-XXXX

Telephone No.: (XXX) XXX-XXXX

E-mail: XXXXXXXXXX @wellsfargo.com

Lender:

Wells Fargo Bank, National Association

550 S. Tryon Street

Charlotte, North Carolina 28202

Attention: Leah Miller

Facsimile No.: (XXX) XXX-XXXX

Telephone No.: (XXX) XXX-XXXX

E-mail: XXXXXXXXXX @wellsfargo.com

SA-1

Account Bank, Collateral Custodian and Backup Servicer:

Wells Fargo Bank, National Association

MAC N9300-061

600 S. 4th Street

Minneapolis, Minnesota 55479

Attention: Corporation Trust Services – Asset-Backed Administration

Facsimile No.: (XXX) XXX-XXXX

Telephone No.: (XXX) XXX-XXXX

E-mail: XXXXXXXXXX @wellsfargo.com

SA-2

SCHEDULE B

ELIGIBLE RECEIVABLE CRITERIA

An “Eligible Receivable” means a Receivable as to which all of the following conditions are satisfied:

(a) Characteristics of Receivables. As of the related Cutoff Date (or such other date as may be specifically set forth below), each Receivable:

(i) has been fully and properly executed or electronically authenticated by the Obligor thereto;

(ii) was originated in the United States and denominated in Dollars;

(iii) at the time of origination, for which the Obligor thereto has provided as its most recent billing address an address located in the continental United States;

(iv) was originated in accordance with the underwriting criteria then in effect;

(v) has either (A) been originated by a Dealer in the ordinary course of such Dealer’s business to finance the retail sale by a Dealer of the related Financed Vehicle and has been purchased by an Originator in the ordinary course of its respective business or (B) has been originated or acquired directly by an Originator in accordance with its customary practices and, in either case, has been transferred by such Originator to Regional Management pursuant to a First Tier Purchase Agreement, transferred by Regional Management to the Borrower pursuant to the Second Tier Purchase Agreement and pledged by the Borrower to the Administrative Agent pursuant to this Agreement;

(vi) as of the Closing Date or the Effective Date, is secured by a first priority validly perfected security interest in the Financed Vehicle in favor of the Originator, as secured party, or all necessary actions have been commenced that would result in a first priority security interest in the Financed Vehicle in favor of the Originator, as secured party, which security interest, in either case, is assignable and has been so assigned by Regional Management to Borrower and by the Borrower to the Administrative Agent;

(vii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof are adequate for realization against the collateral of the benefits of the security;

(viii) provided, at origination, for level monthly payments which fully amortize the initial Principal Balance over the original term; provided, that the amount of the first or last payment may be different from the level payment but in no event more than three times the level monthly payment;

(ix) provides for interest and applicable fees at the APR specified in the Schedule of Receivables and for which payment is calculated pursuant to the Simple

Interest Method or Precomputed Interest Method, as applicable, and in the event that such Receivable is prepaid by the Obligor, requires a prepayment that fully pays the Principal Balance of such Receivable and any interest and applicable fees accrued at the related APR through the date of prepayment;

(x) no Scheduled Payment remains unpaid 30 days or more from the original due date for such payment;

(xi) is not a Defaulted Receivable;

(xii) is not secured by a Financed Vehicle that has been repossessed;

(xiii) such Receivable was not noted in the records of the related Originator or the Servicer as being the subject of any pending bankruptcy or insolvency proceeding;

(xiv) which (i) requires that the Obligor thereunder obtain and maintain comprehensive and collision insurance covering the related Financed Vehicle and (ii) at the time of origination, the related Financed Vehicle was covered by an Insurance Policy that covers physical loss or damage in at least the minimum amount required by the State in which the related Obligor resides;

(xv) has a final scheduled payment date due on or before the Final Scheduled Payment Date;

(xvi) was selected by the Administrative Agent in a manner that, to the Borrower or the Originator’s knowledge, did not result in a selection adverse to the Lenders; additionally, no adverse procedures were used by the Borrower in providing information related to the related Receivables being added to the Collateral on the Closing Date or the Effective Date, as the case may be;

(xvii) provides that a prepayment by the related Obligor will fully pay the Principal Balance and accrued interest through the date of prepayment based on the Contract’s APR;

(xviii) the related Financed Vehicle, if titled in the State of Texas, is a “motor vehicle” as defined in Section 501.002 of the Texas Transportation Code;

(xix) for which the Servicer and the Originator have clearly marked their electronic records to indicate that such Receivable is owned by the Borrower;

(xx) the first scheduled payment on the related Contract is no more than 45 days from the contract date (so long as no payment has yet been made on such Contract) or past due; provided that no funds will have been advanced by an Originator, the Borrower, any third-party lender or anyone acting on behalf of any of them in order to cause such Contract to comply with such requirement;

(xxi) the Financed Vehicle of which (i) was purchased with the proceeds of such Contract, (ii) has all accessories and optional equipment described in the Contract and (iii) was not at the time of origination of the related Contract, designated for racing or modified for use as a public livery vehicle or any other commercial use;

(xxii) is fully assignable;

(xxiii) such Receivable had an original term to maturity and a remaining term to maturity of not more than 72 months and not less than three months;

(xxiv) such Receivable had an APR of at least 9.99%;

(xxv) such Receivable had a Principal Balance not exceeding $35,000; and

(xxvi) if such Receivable does not satisfy any of the conditions above, such Receivable is otherwise satisfactory in all respects to the Administrative Agent and listed on Schedule C hereto.

(b) Schedule of Receivables. The information with respect to a Receivable set forth in the Schedule of Receivables is true and correct in all material respects as of the Initial Cutoff Date, if such Receivable is an Initial Receivable, or (ii) the Effective Date Cutoff Date, if such Receivable is an Effective Date Receivable.

(c) Compliance with Law. The Receivable complied at the time it was originated or made, and the transfer of that Receivable to the Borrower complied at the time of transfer, in all material respects with all requirements of applicable federal, State and local laws, and regulations thereunder, including to the extent applicable, usury laws, the Federal Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the Fair Debt Collection Practices Act, the Fair Credit Billing Act, the Magnuson-Moss Warranty Act, Federal Reserve Board Regulations B and Z, the Servicemembers Civil Relief Act, State adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and any other consumer credit, equal opportunity and disclosure laws applicable to that Receivable.

(d) Binding Obligation. The Receivable and the related Contract is duly authorized on the part of the related Obligor, is in full force and effect and constitutes the legal, valid and binding payment obligation in writing of the Obligor, enforceable by the holder thereof in accordance with its terms, except (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, liquidation or other similar laws and equitable principles relating to or affecting the enforcement of creditors’ rights generally and (ii) as such Receivable may be modified by the application after the related Cutoff Date of the Servicemembers Civil Relief Act, to the extent applicable to the related Obligor.

(e) Receivable in Force. The Receivable has not been satisfied, subordinated or rescinded nor has the related Financed Vehicle been released from the lien of such Receivable in whole or in part.

(f) No Default; No Waiver. Except for payment delinquencies with respect to any Receivable, no default, breach, violation or event permitting acceleration under the terms of the Receivable existed as of the related Cutoff Date nor did any continuing condition that with notice or lapse of time, or both, would constitute a default, breach, violation or event permitting acceleration under the terms of the Receivable exist as of such Cutoff Date and the Borrower has not waived any of the foregoing.

(g) Insurance. At the time of origination, the related Financed Vehicle was covered by an Insurance Policy that covers physical loss or damage in an amount at least equal to the lesser of (i) the cash value of such Financed Vehicle and (ii) the Principal Balance of the related Receivable.

(h) No Government Obligor. The Obligor on the Receivable is not the United States or any State or any local government, or any agency, department, political subdivision or instrumentality of the United States or any State or any local government.

(i) Assignment. No Receivable has been originated in, or is subject to the laws of, any jurisdiction under which the sale, transfer, assignment, setting over, conveyance or pledge of such Receivable would be unlawful, void, or voidable. Regional Management has not entered into any agreement with any Obligor that prohibits, restricts or conditions the assignment of the related Receivable.

(j) Good Title. It is the intention of the Borrower that the sale, transfer, assignment and conveyance herein contemplated constitute an absolute sale, transfer, assignment and conveyance of the Receivables and that the Receivables not be part of Regional Management’s estate in the event of the filing of a bankruptcy petition by or against Regional Management under any bankruptcy law. As of the Closing Date in the case of the Initial Receivables or the Effective Date in the case of the Effective Date Receivables, no such Receivable has been sold, transferred, assigned, conveyed or pledged to any Person other than pursuant to the Basic Documents. As of the Closing Date in the case of the Initial Receivables or the Effective Date in the case of the Effective Date Receivables, and immediately prior to the sale and transfer herein contemplated, Regional Management had good and marketable title to and was the sole owner of the related Receivable free and clear of all Liens (except any Lien which will be released prior to assignment of such Receivable hereunder), and, immediately upon the sale and transfer thereof, the Borrower will have good and marketable title to each Receivable, free and clear of all Liens (other than Permitted Liens).

(k) Filings. (i) The related Originator or Approved Lienholder is named as the sole lienholder on the Certificate of Title of such Financed Vehicle, or has submitted documentation to obtain title thereto noting such Originator or Approved Lienholder as sole lienholder and such Certificate of Title is clear of all Liens and adverse claims (other than Permitted Liens); provided however, the Certificate of Title must be received on each Receivable within 90 days of the Closing Date or the Effective Date, as the case may be, and (ii) all filings (including UCC filings) necessary in any jurisdiction to give the Borrower a first priority, validly perfected ownership interest in the Receivables (other than any related security with respect thereto, to the extent that an ownership interest therein cannot be perfected by the filing of a financing statement), and to give the Administrative Agent a first priority perfected security interest therein, will be made on the Closing Date or the Effective Date, as the case may be.

(l) Priority. The Receivable is not pledged, assigned, sold, subject to a security interest, or otherwise conveyed other than pursuant to the Basic Documents. Regional Management has not authorized the filing of and there are no financing statements against the Originator or Regional Management that include a description of collateral covering any Receivable other than any financing statement relating to security interests granted under the Basic Documents or that have been or, prior to the assignment of such Receivable hereunder, will be terminated, amended or released. The Second Tier Purchase Agreement creates a valid and continuing security interest in the Receivable (other than the related security with respect thereto) in favor of the Borrower which security interest is prior to all other Liens (other than Permitted Liens) and is enforceable as such against all other creditors of and purchasers and assignees from Regional Management.

(m) Characterization of Receivables. Each Receivable constitutes “tangible chattel paper” as defined in the UCC.

(n) One Original. There is only one executed original copy of the Contract (in each case within the meaning of the UCC) related to each Receivable. The Contract relating to such Receivable has not been stamped or otherwise marked to show any interest of any other Person, or if it has been stamped or otherwise marked to show any interest of any other Person, such stamp or other mark has been cancelled or voided (or if such stamp or mark is in the name of Bank of America, as agent under the Senior Revolver, the Borrower has the right to cancel or void such stamp or mark without the consent of Bank of America and Bank of America has released in writing its lien on such Contract).

(o) No Defenses. Regional Management has no knowledge either of any facts which would give rise to any right of rescission, offset, claim, counterclaim or defense, or of the same being asserted or threatened and is not subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the related Obligor) with respect to any Receivable.

(p) Receivable File. The Collateral Custodian is holding the related Receivable File and all requisite documentation for the benefit of the Secured Parties and the Collateral Custodian has issued a Receivable Receipt to the Administrative Agent prior to the Closing Date, in the case of the Initial Receivables, or the Effective Date, in the case of the Effective Date Receivables.

(q) No Fraud or Misrepresentation. To the best of the Borrower’s knowledge, such Receivable was originated without fraud or misrepresentation.

SCHEDULE C

SCHEDULE OF RECEIVABLES

[Original delivered to and on file with the Administrative Agent]

SC-1

SCHEDULE D

LOCATION OF RECEIVABLE FILES

Wells Fargo Bank, National Association

ABS Custody Vault

1055 10th Avenue SE

MAC N9401-011

Minneapolis, Minnesota 55414

SD-1

SCHEDULE E

LIST OF APPROVED SUBSERVICERS

Regional Finance Corporation of Alabama, d/b/a Regional Finance, d/b/a Superior Financial Services, d/b/a First Community Credit

Regional Finance Company of Georgia, LLC, d/b/a Regional Finance, d/b/a Auto Credit Source

Regional Finance Company of New Mexico, LLC, d/b/a Regional Finance

Regional Finance Corporation of North Carolina, d/b/a Regional Finance, d/b/a Auto Credit Source, d/b/a RMC Financial Services

Regional Finance Company of Oklahoma, LLC, d/b/a Regional Finance

Regional Finance Corporation of South Carolina, d/b/a Regional Finance, d/b/a RMC Financial Services, d/b/a Sun Finance, d/b/a Anchor Finance

Regional Finance Corporation of Tennessee, d/b/a Regional Finance

Regional Finance Corporation of Texas, d/b/a Regional Finance, d/b/a Auto Credit Source, d/b/a Regional Finance Corporation

Regional Finance Company of Virginia, LLC, d/b/a Regional Finance

SE-1

SCHEDULE F

REPRESENTATIONS AND WARRANTIES REGARDING SECURITY INTEREST

The Borrower represents and warrants as of the Closing Date, in the case of the Initial Receivables, or as of the Effective Date, in the case of the Effective Date Receivables:

(i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in all Receivables in favor of the Administrative Agent, which security interest is prior to all other Liens, and is enforceable as such against creditors of and purchasers from the Borrower.

(ii) The Borrower has taken all steps necessary to perfect its security interest against the Obligor in the Financed Vehicle securing the related Receivables.

(iii) The related Receivables constitute “tangible chattel paper” within the meaning of the applicable UCC.

(iv) The Borrower owns and has good and marketable title to the related Receivables free and clear of any Lien, claim, or encumbrance of any Person.

(v) The Borrower has caused or will have caused, within ten days after the Closing Date, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Receivables granted to the Administrative Agent hereunder.

(vi) Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the related Receivables. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the related Receivables other than any financing statement relating to the security interest granted to the Administrative Agent hereunder, that has been terminated or amended in connection with the security interest of the Administrative Agent. The Borrower is not aware of any judgment or tax lien filings against the Borrower.

(vii) The Borrower has in its possession all copies of the Contracts that constitute or evidence the related Receivables. The Contracts that constitute or evidence the related Receivables do not have any marks or notations indicating that they have been pledged, assigned, or otherwise conveyed to any Person other than the Administrative Agent, except such marks or notations otherwise canceled, voided or superceded (or if such stamp or mark is in the name of Bank of America, as agent under the Senior Revolver, the Borrower has the right to cancel or void such stamp or mark without the consent of Bank of America and Bank of America has released in writing its lien on such Contract). All financing statements filed or to be filed against the Borrower in favor of the Administrative Agent in connection herewith describing the Receivables contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Administrative Agent”.

SF-1

SCHEDULE G

SERVICING CENTRALIZATION EVENT

Following the occurrence of a Servicing Centralization Event, upon the direction of the Administrative Agent, the following will occur:

(a) The Backup Servicer will confirm access and control of a central lockbox approved by the Administrative Agent (the “Lockbox”), pursuant to a lockbox agreement (the “Lockbox Agreement”) among the holder of the Lockbox, Regional Management and the Administrative Agent. Regional Management will send letters to Obligors with new/updated payment instructions to make all payments to the Lockbox and all other offices of Regional Management that collect cash and checks must send such Collections to the Lockbox within one day of receipt.

(b) The Administrative Agent and the Backup Servicer will participate in status meetings with Regional Management on a regular basis.

(c) The Backup Servicer will begin data-mapping to ensure a smooth transition from the Regional Management servicing platform to the servicing platform of the Backup Servicer, should Regional Management be removed as Servicer.

(d) The collection function will remain with Regional Management as Servicer, but moved to a central location acceptable to the Administrative Agent and the Backup Servicer.

(e) Regional Management will utilize a single repossession vendor with a national footprint acceptable to the Administrative Agent and the Backup Servicer.

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SCHEDULE H

LOCATIONS OF BOOKS AND RECORDS

[Provided to and on file with the Administrative Agent]

SH-1

SCHEDULE I

LIST OF APPROVED LIENHOLDERS

[Provided to and on file with the Administrative Agent]

SI-1

EXHIBIT A

[RESERVED]

A-1

EXHIBIT B

FORM OF ASSIGNMENT AND ACCEPTANCE

                 , 20

Reference is made to the Amended and Restated Credit Agreement, dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Regional Management Receivables, LLC, as borrower, Regional Management Corp., as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent (the “Administrative Agent”), and Wells Fargo Bank, National Association, as account bank, collateral custodian and backup servicer. Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

                     (the “Assignor”) and                      (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of all outstanding rights and obligations of the Assignor in and to its Invested Percentage of the Loans under the Credit Agreement and all rights relating thereto. After giving effect to such sale and assignment, the amount of the Loans held by the Assignee will be as set forth in Section 2 of Schedule 1.

2. The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien.

3. The Assignor and the Assignee confirm to and agree with each other and the other parties to Credit Agreement that: (i) other than as provided herein, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (ii) the Assignee confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) the Assignee will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender party to the Credit Agreement and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) the Assignor and the Assignee confirm that the Assignee is an Eligible Assignee; (v) the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; (vi) the Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including the confidentiality provisions of Article Fourteen of the Credit Agreement; and (vii) this Assignment and Acceptance meets all other requirements for such an Assignment and Acceptance set forth in Article Thirteen of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent for acceptance. The effective date of this Assignment and Acceptance (the “Assignment Date”) shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified in Section 3 of Schedule 1.

5. The Assignor and the Assignee agree to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with this Assignment and Acceptance.

6. Upon such acceptance by the Administrative Agent, the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder; provided, however, that the Assignor shall, to the extent such rights have been assigned by it under this Assignment and Acceptance, relinquish its assigned rights and be released from its assigned obligations under the Credit Agreement (and, in the case of an Assignment and Acceptance coving all or the remaining portion of an assigning Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party thereto).

7. Upon such acceptance by the Administrative Agent, from and after the Assignment Date, the Administrative Agent shall make, or cause to be made, all payments under the Credit Agreement in respect of the interest assigned hereby (including all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves.

8. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN § 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Acceptance and Assignment as of the      day of                     , 20     .

, as Assignor

By:
Name:
Title:

, as Assignee

By:
Name:
Title:

Schedule 1

to

Assignment and Acceptance

Dated                     , 20

Section 1.
Percentage Interest:		%
Section 2.
Dollar Amount of the Loans Owing to the Assignee:	$
Section 3.
Assignment Date: , 20

EXHIBIT C

FORM OF COLLECTION POLICY

[Provided to and on file with the Administrative Agent]

C-1

EXHIBIT D-1

FORM OF POWER OF ATTORNEY

December 11, 2015

This Power of Attorney (this “Power of Attorney”) is executed and delivered by Regional Management Receivables, LLC (“Grantor”) to Wells Fargo Securities, LLC, as Administrative Agent (“Attorney”), pursuant to (i) the Credit Agreement, dated as of December 11, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Grantor, as borrower (the “Borrower”), Regional Management Corp., as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, National Association, as account bank, collateral custodian and backup servicer, and (ii) the other Basic Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The Power of Attorney granted hereby is coupled with an interest and may not be revoked or canceled by Grantor until all Aggregate Unpaids have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Credit Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (i) to give any necessary receipts or acquittance for amounts collected or received under the Credit Agreement, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant to the Credit Agreement, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, Grantor thereby ratifying and confirming all that such Attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Basic Document, (v) to exercise all rights and privileges of Grantor under the Second Tier Purchase Agreement, (vi) to pay or discharge any taxes, Liens or other encumbrances levied or placed on or threatened against Grantor or Grantor’s property, (vii) to defend any suit, action or

D-1-1

proceeding brought against Grantor if Grantor does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate, (viii) to file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Grantor whenever payable and to enforce any other right in respect of Grantor’s property, (ix) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with, any of Grantor’s property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith and (x) to cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required to be prepared by or on behalf of Grantor under the Credit Agreement or any other Basic Document, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Administrative Agent, as agent for the Secured Parties thereon, all as fully and effectively as it might do.

Grantor hereby ratifies, to the extent permitted by Applicable Law, all that the Attorney shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor as of the date first above written.

REGIONAL MANAGEMENT RECEIVABLES, LLC

By:
Name: Title:

Sworn to and subscribed before

me as of the date first above written

Notary Public

[NOTARY SEAL]

D-1-2

EXHIBIT D-2

FORM OF POWER OF ATTORNEY

December 11, 2015

This Power of Attorney (this “Power of Attorney”) is executed and delivered by Regional Management Corp. (“Grantor”) to Wells Fargo Securities, LLC, as Administrative Agent (“Attorney”), pursuant to (i) the Credit Agreement, dated as of December 11, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Regional Management Receivables, LLC, as borrower (the “Borrower”), Grantor, as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, National Association, as account bank, collateral custodian and backup servicer, and (ii) the other Basic Documents. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The Power of Attorney granted hereby is coupled with an interest and may not be revoked or canceled by Grantor until all Aggregate Unpaids have been indefeasibly paid in full and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Credit Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Servicer Termination Event, to execute any agreements, orders, instructions or other documents in connection with the Receivables, the Receivables Files, the Contracts or the Certificates of Title, including giving instructions to the Collateral Custodian or subservicer with respect to assembly and delivery of possession of the Receivables Files, the Contracts or the Certificates of Title to or at the direction of the Administrative Agent, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Liens of the Administrative Agent, as agent for the Secured Parties thereon, all as fully and effectively as it might do.

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Grantor hereby ratifies, to the extent permitted by Applicable Law, all that the Attorney shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor as of the date first above written.

REGIONAL MANAGEMENT CORP.

By:
Name: Title:

Sworn to and subscribed before

me as of the date first above written

Notary Public

[NOTARY SEAL]

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EXHIBIT E

FORM OF MONTHLY REPORT

[On file with Administrative Agent]

[Note: After the Effective Date, the Monthly Report must include the Cumulative Net Loss Ratio, the Delinquency Ratio and the Extension Ratio, in each case calculated for (i) the Initial Receivables and (ii) the Effective Date Receivables.]

E-1

EXHIBIT F

FORM OF RECEIVABLE RECEIPT

            , 201

Wells Fargo Securities, LLC

as Administrative Agent

550 South Tryon Street

Charlotte, North Carolina 28202

Attention: James B. Brinkley II

Re:	Regional Management Receivables, LLC Credit Agreement

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Regional Management Receivables, LLC, as borrower (the “Borrower”), Regional Management Corp., as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, National Association, as account bank, collateral custodian (in such capacity, the “Collateral Custodian”) and backup servicer. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

The undersigned, on behalf of the Collateral Custodian, hereby acknowledges, subject to Section 9.08(g) of the Credit Agreement, (i) delivery of each item listed in the definition of “Receivable File” with respect to the Receivables set forth on Schedule 1 hereto and (ii) that each item listed in the definition of “Receivable File” with respect to the Receivables set forth on Schedule 2 hereto has not been delivered to the Collateral Custodian.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Custodian

By:
Name: Title:

Schedule 1

to Receivable Receipt

Schedule 2

to Receivable Receipt

EXHIBIT G

FORM OF RELEASE OF DOCUMENTS

            , 201

Wells Fargo Bank, National Association

ABS Custody Vault

1055 10th Avenue SE

MAC N9401-011

Minneapolis, MN 55414

Attention: Corporate Trust Services — Asset-Backed Securities Vault

Telephone: (612) 667-8058

Facsimile: (612) 667-1080

Email: abs.custody.vault@wellsfargo.com

Re: Regional Management Receivables, LLC Credit Agreement

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of November 21, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Regional Management Receivables, LLC, as borrower (the “Borrower”), Regional Management Corp., as servicer, the lenders from time to time parties thereto, Wells Fargo Securities, LLC, as administrative agent, and Wells Fargo Bank, National Association, as account bank, collateral custodian (in such capacity, the “Collateral Custodian”) and backup servicer. Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

In connection with the administration of the Receivables and related Receivable Files held by you as the Collateral Custodian, the undersigned, as Servicer of the Receivables, requests the release of the [Receivable File/specify documents] for the Receivable(s) described below, for the reason(s) indicated. The undersigned shall return the Receivable Files to the Collateral Custodian when the undersigned’s need therefore no longer exists, except where the Receivable is paid in full or otherwise disposed of (as indicated below).

Loan Number:

Borrower’s Name:

G-1

Reason for Requesting Documents (check one; all documents to be returned unless otherwise specified)

1	Receivable paid in full
2	Repurchase of Receivable (explain)
3	Servicing of Loan
4	Liquidation
5	Other (explain)

Address for delivery of Receivable Files:

Shipping carrier info.:

Very truly yours,

REGIONAL MANAGEMENT CORP., as Servicer

By:
Name: Title:

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